Exhibit 99

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
DATED AS OF MARCH 7, 2008
BY AND AMONG
WRIGHT MEDICAL TECHNOLOGY, INC.
LAB ACQUISITION CORP.
INBONE TECHNOLOGIES, INC.
and
the STOCKHOLDER REPRESENTATIVE

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)
Exhibits
A – Glossary
B – Letter of Transmittal
C – Escrow Agreement
D – Written Consent
E – Legal Opinion of Company Counsel

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Schedules
1.01 – Transaction Bonuses
3.01(d) – Merger Consideration Schedule
3.06(a) – Company Products
3.06(b) – Hypothetical Calculation of Earnout Payments
7.10 – Loan Terms
8.03(j) – Key Employees
8.03(l) –Agreements to be Terminated
A – Company Severance and Benefits Payments

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Agreement And Plan of Merger and Reorganization
     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Agreement”) is made and entered into as of March 7, 2008, by and among Wright Medical Technology, Inc., a Delaware corporation (“Parent”), LAB Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Sub”), INBONE Technologies, Inc., a Delaware corporation (the “Company”), and Jeffrey Dunn as the Stockholder Representative.
Recitals
     A. The respective Boards of Directors of Parent and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement.
     B. The parties intend that such acquisition be effected by means of a reverse triangular merger, pursuant to which the Sub will merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law. Upon the effectiveness of the Merger, all of the outstanding capital stock of Company and all outstanding warrants and options to purchase capital stock of the Company will be converted into the right to receive cash as provided in this Agreement.
     C. The Company Board (i) has determined that the Merger is advisable and fair to, and in the best interests of, Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the Company stockholders adopt and approve this Agreement and approve the Merger.
     D. Contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Sub to enter into this Agreement, Mark A. Reiley, Colorado Micro Precision, LLC, Shirin Kollar, David A. Kollar and Jeffrey Dunn, representing 31.06% of the issued and outstanding capital stock of the Company, calculated on an as-converted, fully-diluted basis1, are executing and delivering a Merger Support Agreement, together with the Written Consent attached thereto, to the Company and the Parent; and
     F. Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger, as hereinafter set forth.

[1]	The 31.06% number assumes exercise of warrants to purchase 18,357 shares of Series B Preferred by Mark Reiley and the conversion of the Startup Capital Ventures promissory note into 183,576 shares of Common Stock, as well as full acceleration and exercise of all outstanding options and restricted stock.

Agreement
     In consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
Definitions
     Section 1.01 Specified Definitions .. Capitalized terms used herein that are not defined where used shall have the meanings ascribed to them in the Glossary attached hereto as Exhibit A.
     Section 1.02 Other Definitional Provisions ..
          (a) Terms, other than those defined or referenced in Section 1.01, may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have the specified meaning throughout this Agreement.
          (b) The words “hereof,” “herein,” “hereby,” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
          (c) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
          (d) References to an Article or Section, or an Exhibit, are (unless otherwise stated) references to an Article or Section of, or an Exhibit to, this Agreement.
          (e) The term “including” shall be deemed to mean “including, without limitation.”
ARTICLE II
The Merger
     Section 2.01 The Merger .. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.
     Section 2.02 Effective Time .. On the Closing Date and subject to the terms and conditions hereof, the parties hereto shall cause a certificate of merger meeting the requirements of Section 251 of the DGCL (the “Certificate of Merger”) to be properly executed, acknowledged and filed with the Secretary of State of the State of Delaware (the “Secretary of State of Delaware”) as provided in

Section 251 of the DGCL. The Merger shall become effective on the date and at the time (the “Effective Time”) the Certificate of Merger has been duly filed and accepted by the Secretary of State of Delaware, or at such other time as may be agreed by the parties and specified in the Certificate of Merger as filed. At the Effective Time, all property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Sub shall become debts, liabilities and duties of the Surviving Corporation.
     Section 2.03 Closing .. The Closing shall take place at the offices of Duane Morris, LLP, 470 Atlantic Avenue, Boston, Massachusetts, 02210, at 10:00 a.m. eastern time on the first business day following the satisfaction (or, to the extent permitted by Applicable Law, waiver by all parties) of the conditions set forth in Article VIII (or, to the extent permitted by Applicable Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company.
     Section 2.04 Charter and By-laws .. At the Effective Time, the Company Charter shall be amended and restated in its entirety, and as so amended shall be the charter of the Surviving Corporation, until duly amended in accordance with Applicable Law. The by-laws of Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until duly amended in accordance with Applicable Law.
     Section 2.05 Directors .. The directors of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s charter and by-laws.
     Section 2.06 Officers .. The officers of the Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s charter and by-laws.
ARTICLE III
Effect On The Capital Stock of The Constituent Corporations;
Payment of Consideration; Adjustment
     Section 3.01 Effect on Capital Stock .. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Stock or any shares of capital stock of Sub:
          (a) Capital Stock of Sub. Each issued and outstanding share of common stock, par value $0.001 per share, of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of capital stock of the Company that is owned by the Company, Parent or Sub shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
          (c) Conversion of Capital Stock. Other than Appraisal Shares and shares to be cancelled in accordance with Section 3.01(b) hereof, subject to the terms of this Agreement, including Section 10.01, the Merger Consideration shall be allocated among the Company Stock outstanding immediately prior to the Effective Time in accordance with Company Charter after giving effect to Section 7.05, rounded to the nearest two decimal places after combining the applicable portion of the Merger Consideration payable to each holder as a result of all of the Company Stock and/or Company Warrants held by such holder. At the Effective Time, each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than Appraisal Shares and shares to be cancelled in accordance with Section 3.01(b) hereof), will be canceled and extinguished and automatically converted into the right to receive, upon surrender of the Certificate(s) representing such Company Stock in the manner provided in Section 3.03 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit and indemnity agreement in form and substance satisfactory to Parent), the applicable portion of the Merger Consideration with respect thereto.
          (d) Merger Consideration Schedule. Attached hereto as Schedule 3.01(d), is a true, complete and correct schedule prepared by the Company (the “Merger Consideration Schedule”) setting forth as of immediately prior to the Effective Time (i) the name of each holder of Company Stock and the number of shares of each class or series of Company Stock owned by such holder, (ii) the number of shares of each class or series of Company Stock outstanding, (iii) the calculation (in reasonable detail) of the amount of the Closing Merger Consideration allocable to one share of each applicable class or series of Company Stock, (iv) for each holder of Company Stock, the amount of the Closing Merger Consideration to be received by such holder of Company Stock, (v) the name of each holder of record of a Company Warrant (collectively, the “Company Warrantholders”) and the number of shares of Company Stock for which such Company Warrant is exercisable; (vi) the calculation (in reasonable detail) of the amount of Closing Merger Consideration allocable to each Company Warrantholder; (vii) the amount of the Closing Merger Consideration payable to each holder of Company Stock and/or Company Warrants on an aggregate basis rounded to the nearest two decimal places after combining the applicable Closing Merger Consideration payable to such holder for all Company Stock and/or Company Warrants held by such holder; and (viii) for each holder of Company Stock and each Company Warrantholder, the percentage of the Merger Consideration to be received by such holder of Company Stock and Company Warrantholder (the “Allocable Percentage”). Concurrently with its delivery of the Company Closing Statement pursuant to Section 3.04(a), the Company shall prepare a revised Schedule 3.01(d) reflecting the Closing Merger Consideration amount as set forth in said Closing Statement. Schedule 3.01(d) may be further revised prior to the Closing pursuant to the terms of Section 7.11 hereof, and may be revised at any time before or after the Closing if and the extent it is determined to be incorrect in any respect.

          (e) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand, and does properly demand, appraisal of such shares (the “Appraisal Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into Merger Consideration as provided in Section 3.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262. At the Effective Time, all Appraisal Shares shall automatically be cancelled and shall cease to exist or be outstanding, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares of Company Stock in accordance with Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease to exist and such Appraisal Shares shall be treated as if they had been converted as of the Effective Time into the applicable portion of the Merger Consideration as provided in Section 3.01(c). The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Stock, attempted withdrawals of any such demands and any other documents received in connection with any assertion of rights to appraisal under Section 262, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company makes any payment or payments in respect of any Appraisal Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement (“Appraisal Share Payments”), Parent shall be entitled to recover the amount of such Appraisal Share Payments pursuant to Article X hereof.
     Section 3.02 Company Warrants. The Company Warrants shall be treated in accordance with the provisions of Section 7.05 hereof.
     Section 3.03 Payment of Merger Consideration.
          (a) Paying Agent. Prior to the Effective Time, Parent shall appoint the Paying Agent to act as the paying agent for the payment of the Merger Consideration upon surrender of Certificates and/or Equity Instruments representing Company Stock and/or Company Warrants. Parent shall provide to the Paying Agent on a timely basis, as and when needed after the Effective Time, cash necessary to satisfy the amounts due under this Agreement in respect of the shares of Company Stock and Company Warrants converted into the right to receive cash pursuant to Section 3.01(c) (such cash being hereinafter referred to as the “Exchange Fund”).

          (b) Payment of Merger Consideration; Exchange Procedure.
               (i) As soon as reasonably practicable following the execution by the parties of this Agreement and together with the information statement described in Section 7.01 below, the Company shall mail to each holder of record of a Certificate or Certificates (collectively, the “Company Stockholders”), each Company Optionholder (if any) and each Company Warrantholder (A) a letter of transmittal in the form attached hereto as Exhibit B (the “Letter of Transmittal”); and (B) instructions for effecting the surrender of the Certificates and all Company warrant instruments (collectively, “Equity Instruments”) in exchange for the applicable portion of the Merger Consideration.
               (ii) Upon surrender of a Certificate or an Equity Instrument for cancellation to (or as directed by) the Parent, together with such Letter of Transmittal, duly executed, Parent shall promptly deliver or cause the Paying Agent to deliver (but not later than ten (10) days after the later of such surrender or the Closing), in exchange for each such share or warrant formerly represented by such Certificate or Equity Instrument, in cash without interest, the portion of the Closing Merger Consideration as determined in Section 3.01 and Section 7.05 to the holder of such Certificate and Equity Instrument, if applicable, and any Certificate and/or Equity Instrument so surrendered shall forthwith be cancelled.
               (iii) Promptly following the receipt of the Calcaneal Stem 510(k) Approval (but not later than ten (10) days following such receipt and not sooner than the Effective Time), the Parent shall deliver or cause the Paying Agent to deliver to each Company Equityholder entitled to receive a portion of the Closing Merger Consideration pursuant to Section 3.03(b)(ii) its, his or her Allocable Percentage of the 510(k) Approval Payment.
               (iv) Promptly following the last day of each Earnout Period (but not later than forty-five (45) days following the last day of such period), the Parent shall deliver or cause the Paying Agent to deliver to each Company Equityholder entitled to receive a portion of the Closing Merger Consideration pursuant to Section 3.03(b)(ii) its, his or her Allocable Percentage of the Earnout Payment due with respect to such Earnout Period pursuant to Sections 3.06(b)(ii) and 3.06(b)(iii).
               (v) In the event of a transfer of ownership of Company Stock which is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate, if applicable, so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall (A) pay any Stock Transfer Tax required by reason of the payment to a Person other than the registered holder of such Certificate or (B) establish to the satisfaction of Parent that any such Tax has been paid or is otherwise not applicable.
          (c) No Further Ownership Rights in Company Stock. The Merger Consideration paid in accordance with the terms of this Article III upon surrender for exchange of any Certificates or Equity Instruments in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock represented by such Certificates or issuable upon exercise of such Equity Instruments. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Stock shall thereafter be made on the records of the Company. If, after the Effective Time, any Certificates or Equity Instruments formerly representing shares of Company Stock or the right to acquire shares of Company Stock are presented to Parent, Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.
          (d) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to the date that is five (5) years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
          (e) Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax law.
          (f) Lost, Stolen, Destroyed or Never Received Certificates. Notwithstanding anything herein to the contrary, in the event any Certificate shall have been lost, stolen, destroyed or never received, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation shall issue or cause to be issued in exchange for such lost, stolen, destroyed or never received Certificate the consideration deliverable in respect thereof, determined and effected in accordance with Section 3.03(b), provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, indemnify the Surviving Corporation in a manner reasonably satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen, destroyed or never received.
     Section 3.04 Determination of Merger Consideration.
          (a) Determination of Estimated Closing Merger Consideration. No later than two (2) business days prior to the Closing Date, the Company shall provide Parent with a certificate executed by a Responsible Officer (the “Company Closing Statement”) (a) setting forth (i) the Company’s reasonable, good faith estimate of the Closing Working Capital Amount (including the components thereof), (ii) an itemized listing of all of the components of the Closing Merger Consideration and the amounts thereof, and (iii) a calculation of the Closing Merger Consideration based thereon, and (b) stating that the estimated Closing Working Capital Amount and the amount of the Closing Merger Consideration (and all components thereof) were determined in good faith in accordance with the terms of this Agreement.

          (b) Working Capital Adjustment. If the Closing Working Capital Amount is less than $500,000, then the Closing Merger Consideration shall be decreased by an amount equal to the amount of such deficiency.
          (c) Determination of Final Closing Merger Consideration.
                    (i) Within ninety (90) days after the Closing Date, the Parent shall deliver to the Stockholder Representative (i) a balance sheet of the Company as of the Closing Date prepared in accordance with GAAP (the “Closing Balance Sheet”), and (ii) a certificate of the Parent setting forth in reasonable detail the Parent’s determination, based on the Closing Balance Sheet, of the Closing Net Cash Amount, the Closing Working Capital Amount and all of the other components of the Closing Merger Consideration, and a calculation of the Closing Merger Consideration based thereon (the “Parent Closing Statement”).
                    (ii) For a period of thirty (30) days following the delivery of the Parent Closing Statement, the Stockholder Representative and/or its, his or her accountants shall be provided with access to and the right to review, at reasonable times during normal business hours upon not less than two (2) business days’ prior written notice, those books, records and work papers of the Parent which are relevant to the calculation of the Closing Merger Consideration for purposes of verifying Parent’s calculation thereof. Parent shall provide the Stockholder Representative with copies of such books, records and working papers reasonably requested at his cost. If the Stockholder Representative disputes in good faith any items in or components of the Parent Closing Statement, the Stockholder Representative shall notify the Parent in writing of the amount, nature and basis of such dispute within thirty (30) days after delivery of the Parent Closing Statement (the “Dispute Notice”). If the Stockholder Representative fails to deliver a Dispute Notice within such thirty (30) day period, then the Parent Closing Statement and the Parent’s determination of the Closing Merger Consideration set forth therein shall be deemed final for purposes of this Agreement. In the event a Dispute Notice is timely given by the Stockholder Representative, the Parent and the Stockholder Representative shall first use their diligent good faith efforts to resolve such dispute between themselves. If the parties are unable to resolve the dispute within thirty (30) days after delivery of the Dispute Notice, then any remaining items in dispute shall be submitted to an independent nationally recognized accounting firm reasonably acceptable to the Parent and the Stockholder Representative (the “Independent Accountant”) to resolve the disputed items and to make a final determination of the Closing Merger Consideration. All determinations by the Independent Accountant pursuant to this paragraph shall be in writing and delivered to the Parent and the Stockholder Representative, and shall be final and binding on all parties, absent manifest error. The fees and expenses of the Independent Accountant in connection with the resolution of disputes pursuant to paragraph shall be shared equally by the Parent and the Stockholder Representative; provided, however, that if the Independent Accountant determines that one party has adopted a position or positions with that is/are frivolous or clearly without merit, the Independent Accountant may, in its discretion, require that a greater portion, or all, of any such fees and expenses be paid by such party.

          (d) Post Closing Adjustment; Payment. If the Closing Merger Consideration paid at the Closing pursuant to Section 3.03 shall be more than the final Closing Merger Consideration as determined pursuant to Section 3.04(c) by more than $50,000, the full amount of such excess (including the initial $50,000) shall be paid to the Parent from the Escrow Account, and if funds in the Escrow Account are not sufficient to pay such amount in full any amounts remaining unpaid shall be set-off against and deducted from the Contingent Merger Consideration. If the Closing Merger Consideration paid at the Closing pursuant to Section 3.03 shall be less than the final Closing Merger Consideration as determined pursuant to Section 3.04(c), by more than $50,000, the Parent shall deliver or cause the Paying Agent to deliver to each Company Equityholder entitled to receive a portion of the Closing Merger Consideration pursuant to Section 3.03(b)(ii) its, his or her Allocable Percentage of the full amount of such shortfall (including the initial $50,000). Any payment to be made pursuant to this Section 3.04(d)(ii) shall be made as soon as reasonably practicable, but in any event within fourteen (14) days, following the date on which the Closing Working Capital Amount is finally determined pursuant to the provisions of this Section 3.04.
     Section 3.05 Stockholder Representative.
          (a) Appointment. In order to efficiently administer the transactions contemplated hereby, including the defense, payment and/or settlement of any claims for which the Escrow Account or the Set-off Right may be available to indemnify any of the Indemnified Parties pursuant to Article X hereof, the Company Stockholders and Company Warrantholders (collectively, the “Company Equityholders”), by the approval and adoption of this Agreement, shall designate Jeffrey Dunn as their representative and agent as described herein (the “Stockholder Representative”). No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall receive no compensation for his, her or its services. The Stockholder Representative shall be entitled to be paid from the Escrow Account up to an aggregate of $50,000 (“Escrow Reimbursement Cap”) for any expenses incurred by the Stockholder Representative in connection with his, her or its services hereunder and any expenses above such amount shall be paid by the Company Equityholders on a pro rata basis in accordance with its, his or her Allocable Percentage of the Merger Consideration received hereunder. As promptly as practicable after a written request from the Stockholder Representative (but not less than three business days after), Parent shall cause the Escrow Agent to disburse from the Escrow Account to the Stockholder Representative the amount requested by the Stockholder Representative for expenses covered by this Section 3.05 (up to the Escrow Reimbursement Cap).
          (b) Authority. The Company Equityholders, by the approval and adoption of this Agreement, authorize the Stockholder Representative, and constitute the Stockholder Representative as agent for and on behalf of the Company Equityholders, to take all action necessary in connection with the defense, payment and/or settlement of any claims for which the

Escrow Account or the Set-off Right may be available to indemnify any of the Indemnified Parties pursuant to Article X hereof, (iii) to give and receive all notices required to be given under this Agreement, (iv) to take any and all additional action as is contemplated to be taken by the Stockholder Representative by the terms of this Agreement, and (v) to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of any of the foregoing.
     (c) Successor. In the event that the Stockholder Representative dies, becomes unable to perform his, her or its responsibilities hereunder or resigns from such position, the stockholders holding a majority of the Company Stock (on an as-converted basis) as of the Effective Time (the “Specified Stockholders”) are authorized to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Stockholder Representative for all purposes of this Agreement and the documents delivered pursuant hereto. The Person designated to serve as the Stockholder Representative may be changed by the Specified Stockholders from time to time upon not less than ten (10) days’ prior written notice to Parent. Any such successor Stockholder Representative shall be required, as a condition to appointment as such, to agree in writing to his, her or its obligations under this Agreement.
     (d) Determinations Final. Any decision or action by the Stockholder Representative, including any agreement between the Stockholder Representative and Parent relating to the defense, payment or settlement of any claims for which the Escrow Account may be available to indemnify any of the Indemnified Parties pursuant to Article X hereof, shall constitute a decision or action of all Company Equityholders and shall be final, binding and conclusive upon each such Company Equityholders. No Company Stockholder shall have the right to object, dissent, protest or otherwise contest the same.
     (e) No Liability; Indemnification. The Stockholder Representative shall not have any liability to any of the Company Equityholders or any other Person for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company Equityholders shall indemnify the Stockholder Representative severally (but not jointly) to the fullest extent permitted by law (i) for all costs and expenses of the Stockholder Representative incurred in the performance of his, her or its duties as a stockholder representative, (ii) if the Stockholder Representative was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or a witness or other participant in, any threatened, pending or completed Proceeding (a “Stockholder Representative Claim”) by reason of (or arising in part out of) any event or occurrence related to the fact that the Stockholder Representative is or was a stockholder representative, or by reason of any action or inaction on the part of the Stockholder Representative while serving in such capacity, against any and all expenses (including attorneys’ fees and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any Proceeding), judgments, fines and penalties of such Stockholder Representative Claim, and (iii) any Taxes imposed on the Stockholder Representative as a result of the actual or deemed receipt of any payments under this Agreement ((i), (ii) and (iii), collectively, the “Stockholder Representative Expenses”), including all interest, assessments and other charges paid or payable in connection with or in respect of such Stockholder Representative Expenses. Notwithstanding the foregoing, in no event shall the Stockholder Representative be indemnified for any Stockholder Representative Expenses that arise out of the Stockholder Representative’s gross negligence, bad faith or willful misconduct or with respect to any Proceeding instituted by the Stockholder Representative to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Stockholder Representative in such Proceeding was not made in good faith or was frivolous. All Stockholder Representative Expenses shall be paid on a pro rata basis by the Company Equityholders in accordance with its, his or her Allocable Percentage of the Merger Consideration received hereunder.
          (f) Other. The Company Equityholders, by their approval and adoption of this Agreement, further authorize and approve and Parent and Surviving Corporation, as appropriate, agree:
                    (i) that Parent shall rely conclusively on the instructions and decisions of the Stockholder Representative as to the defense, payment or settlement of any claims for indemnification by any of the Indemnified Parties pursuant to Article X hereof, and any other actions required or permitted to be taken by the Stockholder Representative hereunder, and each Indemnified Party is hereby relieved from any liability to any Person for any acts done by such Indemnified Party in accordance with such decision or act of the Stockholder Representative;
                    (ii) that the provisions of this Section 3.05 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Equityholders may have in connection with the transactions contemplated by this Agreement;
                    (iii) that remedies available at law for any breach of the provisions of this Section 3.05 are inadequate and, therefore, Parent and the Surviving Corporation shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if either Parent and/or the Surviving Corporation brings an action to enforce the provisions of this Section 3.05; and
                    (iv) that for purposes of any references in this Section 3.05, the term Company Equityholder shall include the successors to any of the rights of any Company Equityholder hereunder or by reason of the Merger, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.
          (g) Confidentiality. The Stockholder Representative shall treat confidentially and not disclose any nonpublic information from or about the Company to any other Person (except on a need to know basis to individuals who agree in writing to treat such information confidentially).

     Section 3.06 Contingent Merger Consideration.
          (a) Certain Definitions.
          “Company Products” means those products of the Company listed or described on Schedule 3.06(a) hereto.
          “Earnout Period(s)” means the First Earnout Period and/or the Second Earnout Period.
          “First Earnout Period” means the one-year period beginning on the first day of the month immediately following the Closing Date and ending on the first anniversary thereof.
          “Prior Period Annual Sales” means (i) with respect to the First Earn-Out Period, $2,200,000, and (ii) with respect to the Second Earn-Out Period, the aggregate Sales Revenue of the Parent and its Affiliates from sales of Company Products during the First Earnout Period.
          “Post-510(k) Approval Sales Revenue” means the Sales Revenue of the Parent and its Affiliates from sales of Company Products recognized during an Earnout Period after the date of the receipt of the Calcaneal Stem 510(k) Approval.
          “Pre-510(k) Approval Sales Revenue” means the Sales Revenue of the Parent and its Affiliates from sales of Company Products recognized during an Earnout Period on or before the date of the receipt of the Calcaneal Stem 510(k) Approval.
          “Pro-Rated Pre-510(k) Approval Prior Period Annual Sales” means, with respect to each Earnout Period, the product of (i) the applicable Prior Period Annual Sales, multiplied by (ii) a fraction, the numerator of which is the number of days that elapsed between the first day of the applicable Earnout Period and date of the receipt of the Calcaneal Stem 510(k) Approval from the FDA, and the denominator of which is 365.
          “Pro-Rated Post-510(k) Approval Prior Period Annual Sales” means, with respect to each Earnout Period, the product of (i) the applicable Prior Period Annual Sales, multiplied by (ii) a fraction, the numerator of which is the number of days between the date of the receipt of the Calcaneal Stem 510(k) Approval from the FDA and the last day of the applicable Earnout Period, and the denominator of which is 365.
          “Sales Revenue” means, with respect to a Person, the total revenue actually recognized for financial reporting purposes by such Person and its Affiliates during the applicable period from sales of Company Products to non-Affiliated third parties, less all (i) deferred revenue,

(ii) delivery and transportation charges, (iii) insurance charges, (iv) discounts, rebates, allowances and adjustments, and (v) sales, excise and use taxes and duties.
          “Second Earnout Period” means the one-year period beginning on the first day immediately following the last day of the First Earnout Period and ending on the first anniversary thereof.
          (b) Calculation and Payment of Contingent Merger Consideration. In addition to the Closing Merger Consideration and subject to the provisions of this Agreement (including, without limitation, Sections 7.09 and 10.01), the Parent shall also pay, at the times and in the manner provided in Sections 3.03(b)(iii) and 3.03(b)(iv), as additional consideration for the Merger, the following amounts (the “Contingent Merger Consideration”):
                    (i) Ten Million ($10,000,000.00) Dollars (the “510(k) Approval Payment”) when, or if, the Company’s calcaneal stem device receives clearance under Section 510(k) from the FDA for failed total ankle or failed ankle fusion (or broader) indications, provided that such clearance is received on or before the fourth anniversary of the Closing Date (the “Calcaneal Stem 510(k) Approval”); and
                    (ii) With respect to the First Earnout Period, the greater of (A) Two Million Dollars ($2,000,000.00) (whether or not Calcaneal Stem 510(k) Approval is received), or (B) the sum of (1) that amount, if any, by which the Pre-510(k) Approval Sales Revenue of the Parent and its Affiliates from sales of Company Products during the First Earnout Period exceeds the Pro-Rated Pre-510(k) Approval Prior Period Annual Sales, plus (2) the product of two (2) times the amount by which (x) the Post-510(k) Approval Sales Revenue of the Parent and its Affiliates from sales of Company Products during the First Earnout Period exceeds (y) the Pro-Rated Post-510(k) Approval Prior Period Annual Sales; and
                    (iii) With respect to the Second Earnout Period, the greater of (A) One Million Six Hundred Seventy-Five Thousand Dollars ($1,675,000.00) (whether or not Calcaneal Stem 510(k) Approval is received), or (B) the amount that is Two Million Three Hundred Twenty-Five Thousand Dollars ($2,325,000.00) less than the sum of (1) that amount, if any, by which the Pre-510(k) Approval Sales Revenue of the Parent and its Affiliates from sales of Company Products during the Second Earnout Period exceeds the Pro-Rated Pre-510(k) Approval Prior Period Annual Sales, plus (2) the product of two (2) times the amount by which (x) the Post-510(k) Approval Sales Revenue of the Parent and its Affiliates from sales of Company Products during the Second Earnout Period exceeds (y) the Pro-Rated Post-510(k) Approval Prior Period Annual Sales (herein referred to, together with the payments described in Section 3.06(b)(ii) as the “Earnout Payment(s)”).
                    (iv) Schedule 3.06(b) contains, solely for illustration purposes, a demonstration of the calculation of the Earnout Payments pursuant to this Section 3.06(b) under certain hypothetical circumstances.

          (c) Sales Revenue Reports; Audit Rights. On or before the due date of each Earnout Payment, the Parent shall deliver to the Stockholder Representative a written report of the Sales Revenue of the Parent from sales of Company Products during the applicable Earnout Period in reasonable detail, broken down by product (an “Earnout Report”), and in addition Parent shall provide the Stockholder Representative with such other information related to the determination of Sales Revenue as the Stockholder Representative may reasonably request from time to time. The Stockholder Representative may, at its sole cost and expense upon written notice given to the Parent within thirty (30) days following its receipt of such Earnout Report, request that the Earnout Report be audited by an independent nationally recognized accounting firm that has not previously serviced any of the parties hereto selected by the Stockholder Representative and reasonably acceptable to the Parent, and in such event the Parent will cooperate in the conduct of such audit. If any such audit reveals an underpayment of the Contingent Merger Consideration due hereunder in excess of $50,000, the Parent or the Payment Agent shall promptly pay the full amount of such shortfall in accordance with the provisions of Section 3.03(b). The Stockholder Representative shall pay all costs and expenses of such audit, unless the audit discloses an underpayment by the Parent of more than $50,000, in which event all costs and expenses of such audit shall be paid by the Parent. All determinations by the independent accounting firm chosen by the Company pursuant to this paragraph shall be in writing and delivered to the Parent and the Stockholder Representative, and shall be final and binding on all parties, absent manifest error.
     Section 3.07 Escrow.
          (a) The parties hereto agree that Three Million Four Hundred Seventy-Five Thousand Dollars ($3,475,000.00) of the Closing Merger Consideration (the “Escrow Amount”) shall be deposited by Parent in an interest-bearing account established by the Parent (the “Escrow Account”) with SunTrust Bank, or such other bank or trust company as is reasonably acceptable to the Stockholder Representative (the “Escrow Agent”), to be held and distributed by the Escrow Agent in accordance with the terms and conditions of an Escrow Agreement among the Parent, the Stockholder Representative and the Escrow Agent substantially in the form of Exhibit C hereto, with such changes and additions as the Escrow Agent may reasonably require (the “Escrow Agreement”). Two Million Dollars ($2,000,000) of the Escrow Amount shall be available solely to indemnify, hold harmless and reimburse any Indemnified Party from any Damages for which such Indemnified Party is entitled to indemnification pursuant to Section 10.02(viii) below (the “Calcaneal Stem Claims Escrow Amount”). Three Hundred Twenty-Five Thousand Dollars ($325,000.00) of the Escrow Amount shall be available solely to indemnify, hold harmless and reimburse any Indemnified Party from any Damages for which such Indemnified Party is entitled to indemnification pursuant to Section 10.02(vii) below (the “Tax Escrow Amount”). Fifty Thousand Dollars ($50,000.00) of the Escrow Amount shall be available solely to the Stockholder Representative to reimburse his expenses in accordance with Section 3.05 above and not for claims for Damages pursuant to Article X or any other purpose (the “Stockholder Representative Escrow Amount”). Each Company Equityholder shall have an interest in the Escrow Amount in an amount equal to the product of his, her or its (X) applicable Allocable Percentage as set forth in Schedule 3.01(d) and (Y) the Escrow Amount. Subject to Section 3.05, no Company Equityholder shall receive cash held in escrow unless and until permitted under the terms of this Section 3.07, Article X and the Escrow Agreement.

          (b) Parent shall establish the Escrow Account as soon as practicable after the Effective Time for the deposit of the Escrow Amount pursuant to Section 3.07(a). All interest earned on the Escrow Account shall be added to the Escrow Amount. The Escrow Account shall be in the name of Parent for the benefit of the Company Equityholders, and shall be used to satisfy (i) any obligations due any Indemnified Parties under Article X, (ii) the Stockholder Representative’s obligation to make any payments that may be due to Parent pursuant to Section 3.04, (iii) any expenses of the Stockholder Representative (not to the exceed the Escrow Reimbursement Cap) pursuant to Section 3.05 and (iv) any other liabilities or obligations of the Stockholder Representative or the Company Equityholders to the Parent pursuant to this Agreement or any document, instrument, agreement or certificate delivered pursuant to this Agreement. Any fees incurred in the establishment, maintenance or termination of the Escrow Account shall be paid from the Escrow Account.
     (c) Upon the first business day following: (i) the first anniversary of the Closing Date (such date, the “First Escrow Release Date”), Parent shall cause the Escrow Agent to disburse from the Escrow Account One Million One Hundred Thousand Dollars ($1,100,000.000), less the aggregate amount of all Claimed Amounts claimed in all Claim Notices delivered by Parent within the time period permitted therefor which either have been paid or which have not been finally resolved or paid as of the First Escrow Release Date, to the Company Equityholders in the manner set forth in Section 3.07(d) (“First Escrow Release Funds”); (ii) the third anniversary of the Closing Date (such date, the “Second Escrow Release Date”) Parent shall cause the Escrow Agent to disburse from the Escrow Account Three Hundred Twenty Five Thousand Dollars ($325,000), less the aggregate amount of all Claimed Amounts claimed in all Tax Claim Notices delivered by Parent within the time period permitted therefor which either have been paid or which have not been finally resolved or paid as of the Second Escrow Release Date, to the Company Equityholders in the manner set forth in Section 3.07(d) (the “Second Escrow Release Funds”); and (iii) the fifth anniversary of the Closing Date (such date, the “Final Escrow Release Date”), Parent shall cause the Escrow Agent to disburse the amounts remaining in the Escrow Account, including any interest earned on the Escrow Account, less the aggregate amount of all Claimed Amounts claimed in all Claim Notices delivered by Parent within the time periods permitted therefor which have not been finally resolved or paid as of the Final Escrow Release Date (and any subsequent resolution of any disputes as provided in Article X) (the “Remaining Escrow Funds”), to the Company Equityholders in the manner set forth in Section 3.07(d). For purposes of clarification, the Remaining Escrow Funds shall include the Stockholder Representative Amount, less the aggregate amount of all Stockholder Representative Expenses paid to the Stockholder Representative prior to the Final Escrow Release Date
     (d) Parent shall cause the Escrow Agent to disburse the First Escrow Release Funds, Second Escrow Release Funds and the Remaining Escrow Funds under this Section 3.07 by disbursing to each holder of a Certificate or Equity Instrument (or an affidavit in accordance with

Section 3.03(f)) previously exchanged and cancelled pursuant to Section 3.03(b), an amount equal to such Company Equityholder’s Allocable Percentage of such First Escrow Release Funds, Second Escrow Release Funds and Remaining Escrow Funds as set forth in Schedule 3.01(d).
     (e) The parties hereto hereby acknowledge and agree that the Escrow Account shall be treated as an installment obligation for purposes of the Code, and no party shall take any action or filing position inconsistent with such characterization. Consistent with Proposed Treasury Regulation Section 1.468B-8, for Tax reporting purposes, all interest or other income earned from the investment of the Escrow Account or any portion thereof in any Tax year shall be reported as allocated to Parent until the distribution of the Escrow Account (or portion thereof) is determined and thereafter to Parent and the Company Equityholders in accordance with their respective interests in the Escrow Account.
ARTICLE IV
Representations And Warranties Of The Company
     Except as set forth in the Company Disclosure Letter (which will be arranged in Sections corresponding to the lettered and numbered Sections of this Agreement to which they relate but shall also qualify other letter and numbered Section hereof to the extent that it is reasonably apparent from a reading of a disclosure, and not of the underlying documents, instruments or other referenced materials, that such disclosure is applicable to such other Section), the Company represents and warrants to Parent and Sub, as of the date of this Agreement and, except as otherwise set forth herein, as of the Closing Date (as if such representations and warranties were made as of the Closing Date), as set forth in this Article IV. For purposes of this Article IV, except with respect to Sections 4.01, 4.02, 4.03 and 4.04, unless the context otherwise provides, all references to the Company shall include both the Company and its wholly-owned subsidiary, INBONE Acquisition Corp. (the “Subsidiary”).
     Section 4.01 Organization, Standing and Power.
          (a) The Company is duly incorporated, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted. The Company is duly qualified to do business and is in good standing in all jurisdictions where the nature of its business or its ownership of its properties make such qualification necessary except where the failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect. Section 4.01 of the Company Disclosure Letter sets forth a true and complete list of each jurisdiction in which the Company is qualified to do business. True and complete copies of the Company Charter and the Company By-laws have been delivered or made available to Parent. The Company is not in violation of any term of the Company’s Charter or By-laws.

          (b) The Subsidiary is duly incorporated, validly existing and in good standing under the laws of Delaware, is wholly-owned by the Company, and has the requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted. The Subsidiary is duly qualified to do business and is in good standing in all jurisdictions where the nature of its business or its ownership of its properties make such qualification necessary except where the failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect. Section 4.01 of the Company Disclosure Letter sets forth a true and complete list of each jurisdiction in which the Subsidiary is qualified to do business. True and complete copies of the certificate of incorporation and bylaws of the Subsidiary, as each have been amended to date, have been delivered or made available to Parent. The Subsidiary is not in violation of any term of its certificate of incorporation and bylaws, as each have been amended to date.
     Section 4.02 Equity Interests. Other than the Company’s ownership of the Subsidiary and as contemplated by the Spinoff, the Company does not own or have any right to acquire, and is not involved in negotiations to acquire, directly or indirectly, other than marketable securities available for sale, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person, and the Company does not have the ability to control (whether through the ownership of voting securities or otherwise) any other Person (any of such interests, a “Company Investment”). Other than the Subsidiary and as contemplated by the Spinoff, no Company Investment is, individually or when taken together with all other Company Investments, material to the business of the Company.
     Section 4.03 Capital Structure.
          (a) The authorized capital stock of the Company consists of 18,250,000 shares of Common Stock, 2,750,000 shares of Series A Preferred Stock, 2,500,000 shares of Series A-1 Preferred Stock, 1,500,000 shares of Series A-2 Preferred Stock, and 3,250,000 shares of Series B Preferred Stock. As of the date of this Agreement, (i) 4,419,828 shares of Common Stock are issued and outstanding, (ii) 2,459,739 shares of Series A Preferred Stock are issued and outstanding, (iii) 2,460,492 shares of Series A-1 Preferred Stock are issued and outstanding, (iv) 1,433,392 shares of Series A-2 Preferred Stock are issued and outstanding, and (v) 1,567,398 shares of Series B Preferred Stock are issued and outstanding. There are no shares of Company Stock held in the treasury of the Company, and there are no Company Voting Debts. Section 4.03(a) of the Company Disclosure Letter sets forth a true and complete list of all holders of record of Company Stock and the number of shares held by each such Person as of the date of this Agreement.
          (b) All outstanding shares of Company Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract to which the Company is a party or otherwise bound in each case that has not been waived.

     (c) As of the date of this Agreement, 2,168,104 shares of Common Stock are subject to outstanding Company Options and 18,357 shares of Series B Preferred Stock are subject to outstanding Company Warrants. Section 4.03(c) of the Company Disclosure Letter sets forth a list of all outstanding Company Options and Company Warrants, the name of the Person to whom such options (or warrants) have been granted, the number of shares subject to each option (or warrant), and the per share exercise price for each option (or warrant). Except for the Company Preferred Stock, each share of which is convertible into a share or shares of Common Stock and except as expressly contemplated by this Agreement or set forth in this Section 4.03, there are no options, warrants, puts, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which it is bound (i) obligating the Company to issue, deliver, transfer or sell, or cause to be issued, delivered, transferred or sold, additional shares of capital stock or any other security of (including any security convertible into or exercisable for or exchangeable into any capital stock or other security of) the Company (whether or not such security has voting rights), or (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking.
     (d) The authorized capital stock of the Subsidiary consists of 5,000 shares of common stock, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of the Subsidiary are held (beneficially and of record) by the Company. There are no shares of held in the treasury of the Subsidiary, and there are no bonds, debentures, notes or other indebtedness of the Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote). All outstanding shares of stock of the Subsidiary are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the certificate of incorporation or bylaws of the Subsidiary, as each have been amended to date, or any Contract to which the Subsidiary is a party or otherwise bound in each case that has not been waived. There are no options, warrants, puts, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Subsidiary is a party or by which it is bound (i) obligating the Subsidiary to issue, deliver, transfer or sell, or cause to be issued, delivered, transferred or sold, additional shares of capital stock or any other security of (including any security convertible into or exercisable for or exchangeable into any capital stock or other security of) the Subsidiary (whether or not such security has voting rights), or (ii) obligating the Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking.

          (e) As of the date of this Agreement, except as set forth in this Section 4.03, no shares of capital stock or other voting securities of the Company or the Subsidiary are issued, reserved for issuance or outstanding. As of immediately prior to the Effective Time, except as set forth in this Section 4.03 and except for the issuance of shares of Company Stock upon the exercise of Company Options or Company Warrants or upon the conversion of shares of Company Preferred Stock, in each case in accordance with the terms thereof existing as of the date of this Agreement, no shares of capital stock or other voting securities of the Company or the Subsidiary will be issued or outstanding. There are no preemptive or similar rights with respect to the issuance, sale or other transfer (whether present, past or future) of the capital stock or other securities of the Company or the Subsidiary (other than rights of first refusal in favor of the Company and rights of others which have been waived prior to the Closing Date, all of which are described in Section 4.03(e) of the Company Disclosure Letter). Neither the Company nor the Subsidiary is a party to or bound by, and the Company has no Knowledge of the current existence of, any stockholder agreement, voting trust agreement or other Contract, agreement, arrangement, commitment, plan or understanding relating to the purchase, repurchase, sale, acquisition, disposition, holding, voting, dividend, ownership or transfer rights or restrictions of any shares of capital stock or other securities of the Company or the Subsidiary.
     Section 4.04 Authorization; Validity of Agreements; Necessary Action.
          (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Company Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the approval of this Agreement and the Merger by the requisite vote of the Company Stockholders, the execution and delivery of this Agreement and the Company Ancillary Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company. The Company Ancillary Agreements executed as of the date of this Agreement have been, and on the Closing Date the other Company Ancillary Agreements will have been, duly executed and delivered by the Company and no other corporate action on the part of the Company or the Subsidiary is or will be necessary in connection with the execution, delivery and performance thereof by the Company and the Subsidiary (as applicable). Assuming the validity and binding effect hereof and thereof on the other parties hereto and thereto, this Agreement constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms, and each of the Company Ancillary Agreements, upon execution and delivery thereof by the Company, will constitute the valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity.
          (b) The Company Board, prior to execution of this Agreement, has duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the

Company Ancillary Agreements to which the Company is or will be a party, the Merger and the transactions contemplated hereby and thereby, (ii) determining that the terms of the Merger are in the best interests of the Company and its stockholders, (iii) recommending that the Company’s stockholders approve and adopt this Agreement and the Merger and (iv) adopting and approving this Agreement and the Company Ancillary Agreements to which the Company is or will be a party.
          (c) The only approval of Company Stockholders necessary to approve and adopt this Agreement and the Merger is the approval of this Agreement and the Merger by the holders of the majority of the outstanding shares of Company Stock, voting together as a single class, with the shares of the Company Preferred Stock voting on an as-converted basis; (the “Requisite Company Stockholder Vote”).
     Section 4.05 No Conflicts; Consents. The execution and delivery by the Company of each Transaction Agreement to which it is a party do not, and the consummation of the Merger and the other transactions contemplated by the Transaction Agreements and compliance with the terms thereof will not (a) violate any provision of the Company Charter or the Company By-laws (each as currently in effect), (b) violate any provision of any Order or Applicable Law applicable to the Company or its respective properties or assets, or (c) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or to increased, additional, accelerated or guaranteed material rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Company under any Contract to which the Company is a party or by which it is bound or to which any of its respective properties or assets are subject. Except as set forth in Section 4.05 of the Company Disclosure Letter, no Consent of, or registration, declaration or filing with, any Governmental Entity, any party to a Material Contract or any other Person is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of any Transaction Agreement to which it is a party or the consummation of the Merger and the other transactions contemplated hereby, other than (i) the filing of the Certificate of Merger with the Secretary of State of Delaware (ii) the approvals by the requisite vote of the Company Stockholders as contemplated hereby.
     Section 4.06 Financial Statements; Undisclosed Liabilities.
          (a) Attached to Section 4.06 of the Company Disclosure Letter are copies of (i) the unaudited balance sheet (the “Year-End Balance Sheet”) of the Company as of December 31, 2007 and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows for the year then ended (the “Year-End Financial Statements”), (ii) the unaudited balance sheet of the Company as of January 31, 2008 and the related unaudited statements of operations, stockholders’ equity and cash flows for the one month then ended, together with the appropriate notes to such financial statements (the “Interim Financial Statements” and, together with the Year-End Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in conformity with GAAP (except that the unaudited

Financial Statements may not contain all footnotes required by GAAP), are complete and correct in all material respects, and fairly present in all material respects the financial position of the Company at the dates of the balance sheets included therein and the results of its operations and cash flows for the respective periods indicated therein (subject, in the case of the Interim Financial Statements, to any adjustments described therein and customary year-end adjustments). The Financial Statements have been prepared in accordance with the books and records of the Company.
          (b) The Company has no Liabilities, except Liabilities (i) incurred in the ordinary and usual course of business which are not required by GAAP to be disclosed in the Financial Statements, (ii) stated or adequately reserved against in the Financial Statements, (iii) incurred in the ordinary and usual course of business since January 31, 2008 and reflected on the financial books and records of the Company in accordance with GAAP, (iv) arising out of executory contracts not currently in default (including the Specified Contracts), or (v) incurred in connection with the execution of this Agreement.
     Section 4.07 Absence of Certain Changes or Events .. From January 31, 2008, to the date of this Agreement, except as contemplated by this Agreement, the Company has conducted its business only in the ordinary and usual course of business, and during such period the Company has not:
          (a) experienced a Company Material Adverse Effect;
          (b) suffered any damage, destruction or loss to any of its assets or properties (whether or not covered by insurance) in excess of $50,000, in the aggregate; or
          (c) taken any action or omitted to take any action that, if taken or omitted after the date of this Agreement, would result in a violation of Section 6.01.
     Section 4.08 Title to Properties .. The Company (excluding Real Property and Intellectual Property which are otherwise addressed, respectively, in Section 4.16 and Section 4.17) has good and valid title to, all of the tangible and intangible assets, properties and rights used in connection with its business as currently conducted (other than assets or real property leased or licensed under the agreements set forth in Section 4.16(b), Section 4.17(a) or Section 4.18(a) of the Company Disclosure Letter) and all of the tangible and intangible assets, properties and rights reflected in the Financial Statements (other than assets disposed of in the ordinary and usual course of business since the date of the Financial Statements), in each case free and clear of all Liens other than Permitted Liens.
     Section 4.09 Condition and Sufficiency of Assets .. All of the tangible assets and properties of the Company, whether real or personal, owned or leased, are in good operating condition and repair (with the exception of normal wear and tear), are suitable for the purposes for which they are presently used, comply in all material respects with all Applicable Laws, are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of normal operations, and are sufficient, taken as a whole, to conduct the business of the Company as currently conducted.

     Section 4.10 Taxes.
          (a) Except as set forth in Section 4.10 of the Company Disclosure Letter, the Company has prepared and timely filed all Tax Returns that are or were required to be filed by it on or before the Effective Time, and such Tax Returns are true and correct and were completed in accordance with Applicable Law. No extension of time in which to file any Tax Return that has not been filed has been requested by or granted to the Company. Except as set forth in Section 4.10 of the Company Disclosure Letter, the Company has timely paid or accrued all Taxes required to be paid by it on or before the Effective Time, whether or not shown to be due on such Tax Returns. No claim or notice has been submitted or given by any Tax Authority in a jurisdiction where the Company has not filed Tax Returns that it is or may be subject to taxation by that jurisdiction.
          (b) The Company has paid or withheld (and paid over any withheld amounts to the appropriate Tax Authority) all U.S. federal and state and non-U.S. income taxes, amounts under the Federal Insurance Contribution Act and the Federal Unemployment Tax Act, and other Taxes required to be paid or withheld in connection with amounts paid or owing to any of its employees, independent contractors, creditors, shareholders or other Persons.
          (c) The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed in writing against the Company, nor has the Company executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.
          (d) No audit, administrative proceeding, court proceeding or other examination of any Tax Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination.
          (e) The Company has no liabilities for unpaid Taxes as of the date of the Interim Financial Statements that have not been accrued or reserved in accordance with GAAP on the Interim Financial Statements, and the Company has not incurred any liability for material Taxes since the date of the Interim Financial Statements other than in the ordinary and usual course of business. Notwithstanding the foregoing, Parent expressly acknowledges that the Company may incur Taxes as a result of the Spinoff contemplated in Section 7.06, and Parent acknowledges and agrees that the incurrence of any Taxes by the Company as a result of such Spinoff shall not be considered a breach of any representation or warranty of the Company set forth in this Section 4.10 nor result in any indemnification obligation pursuant to Article X.
          (f) The Company has made available to Parent or its legal counsel or accountants true, correct and complete copies of the following Tax Returns: (i) 2005 IRS Form 1120 U.S. Corporation Income Tax Return and Form 112 Colorado State C Corporation Income

Tax Return for Topez Orthopedics, Inc.; (ii) 2005 IRS Form 1120 U.S. Corporation Income Tax Return and Form 100 California Corporation Franchise or Income Tax Return for Reiley Orthopedic, Inc.; (iii) 2004 IRS Form 1120 U.S. Corporation Income Tax Return and Form 112 Colorado State C Corporation Income Tax Return for Advanced Total Ankles, Inc.; and (iv) 2003 IRS Form 1120 U.S. Corporation Income Tax Return and Form 112 Colorado State C Corporation Income Tax Return for Advanced Total Ankles, Inc.
          (g) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating to or attributable to Taxes, other than Permitted Liens.
          (h) The Company is not, and has not been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
          (i) The Company has (a) never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) never been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement and (c) no liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, or otherwise.
          (j) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
          (k) The Company has not engaged in any reportable transaction under Treas. Reg. § 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).
          (l) No power of attorney has been granted by the Company with respect to any matters relating to Taxes that is currently in effect.
          (m) The Company has not made any material change in tax reporting method, received a ruling or other determination from any taxing authority or signed an agreement with regard to Taxes which would have a continuing effect on the Company after the Effective Time.
          (n) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that would not be deductible by reason of Code Sections 162(m), 280G or 404.
          (o) The Company (i) has not distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361, (ii) is not and has not been a beneficiary or has otherwise participated in: (A) any reportable transaction within the meaning of Treasury Regulation §1.6011-4(b)(1); (B) any transaction that was required to be registered as a “tax shelter” pursuant to Section 6111 of the Code, or (C) any transaction subject to comparable provisions of state law, and (iii) is not a party in any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.
          (p) The Company does not have any liability or obligation for the Taxes of any Person other than the Company (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.
     Section 4.11 Employee Benefits.
          (a) General. Except as set forth in Section 4.11(a) of the Company Disclosure Letter, neither the Company nor any of its ERISA Affiliates maintains, sponsors, is a party to, participates in, has a commitment to create or has any liability or contingent liability with respect to:
                    (i) any “employee welfare benefit plan” or “employee pension benefit plan” (as those terms are defined in Sections 3(1) and 3(2), respectively, of ERISA), other than a “multiemployer plan” (as defined in Section 3(37) of ERISA);
                    (ii) any other plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten for the benefit of any current or former employee or director, which does not constitute an employee benefit plan (as defined in Section 3(3) of ERISA); or
                    (iii) any employment agreement or consulting agreement that is not terminable on no more than thirty (30) days notice without Liability or financial obligation to the Company or any of its ERISA Affiliates.
          (b) Plan Documents and Reports. A correct and complete copy of each of the plans, programs, policies, arrangements, and agreements listed in Section 4.11(a) of the Company Disclosure Letter (collectively referred to herein as “Company Plans”), and all material contracts relating thereto or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, standard forms of stock option agreement, subscription and participation agreements and record-keeping agreements (all of which are collectively referred to herein as the “Company Plan Related Agreements”), each as in effect on the date of this Agreement, has been supplied or made available to Parent. In the case of any Company Plan which is not in written form, an accurate written description of such Company Plan as in effect on the date of this Agreement has been supplied or made available to Parent. A correct and complete copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description and IRS determination letter with respect to each Company Plan, to the extent applicable, has been supplied or made available to Parent.
          (c) Compliance with Laws; Liabilities. As to all Company Plans:
                    (i) All Company Plans have been established and maintained in all material respects in accordance with their terms and in compliance with Applicable Law (including but not limited to ERISA and the Code).
                    (ii) Each Company Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either applied for, prior to the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination letter issued by the IRS with respect to its qualified status, or has been established under a prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. For each Company Plan that is intended to be qualified under Section 401(a) of the Code, to the Knowledge of the Company, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status.
                    (iii) There have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) that are not exempt with respect to any Company Plan except as would not result in material liability to the Company.
                    (iv) Neither the Company nor any ERISA Affiliate is subject to any material fines, penalties, taxes or related charges under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.
                    (v) No payment or benefit which will or may be made by the Company or its ERISA Affiliates with respect to any Company employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.
                    (vi) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened involving any Company Plan or the assets thereof (other than routine claims for benefits).
                    (vii) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) multiemployer as defined in Section 3(37) of ERISA, or (iii) “multiple employer plan” as defined in ERISA or the Code.

                    (viii) Each Company Plan which constitutes a “group health plan” (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) has been operated in compliance with Applicable Law, including the continuation coverage requirements of Section 4980B of the Code, Chapter 100 of the Code and Section 601 of ERISA and the portability and nondiscrimination requirements of Sections 9801 and 9802 of the Code and Sections 701-707 of ERISA, to the extent such requirements are applicable.
                    (ix) The Company has no liability or contingent liability for providing, under any Company Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or similar provisions of any applicable state law.
                    (x) There has been no act or omission that would prevent the Company (or any successor thereto) to unilaterally amend or terminate any Company Plan (other than the Company Option Plan).
                    (xi) The consummation of the transactions contemplated by this Agreement will not (i) accelerate the time of payment or vesting under any Company Plan or (ii) increase the amount of compensation or benefits due to any individual under any Company Plan.
     Section 4.12 Employee and Labor Matters .. Section 4.11(a) of the Company Disclosure Letter contains a complete and correct list of the name of each officer and employee of the Company at the date hereof, together with each such person’s position or function, annual base salary or wages and any incentive, bonus or other form of compensation arrangement in effect with respect to such person on such date. Except as disclosed in Section 4.11(a) of the Company Disclosure Letter, none of such Persons has an employment agreement or understanding with the Company, whether written or oral, which is not terminable by the Company at any time upon less than thirty (30) days notice without cost or Liability to the Company. The Company is not a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or, to the Knowledge of the Company, attempting to represent any employees employed in the operation of its business. There has not occurred or been threatened any strike, slowdown, picketing or, work stoppage with respect to any employees employed by the Company. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Knowledge of the Company, threatened with respect to any employee employed by the Company. No officer or Key Employee of the Company has advised the Company (orally or in writing) that he or she intends to terminate his or her employment with the Company. The Company has complied in all material respects with all provisions of Applicable Law pertaining to the employment of employees, including all such Applicable Laws relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination or other similar employment practices or acts.

     Section 4.13 Litigation and Claims.
          (a) There are no claims or Proceedings pending or, to the Knowledge of the Company, threatened against (i) the Company, (ii) any of its officers, directors, employees or stockholders, in their capacity as such, or (iii) any of the Company’s assets, properties or businesses, and to the Knowledge of the Company there are no facts which constitute a valid legal basis for any such claim. The Company is not subject to any Order.
          (b) There are no claims or Proceedings pending or, to the Knowledge of Company, threatened against the Company which challenge the validity of this Agreement or the transactions contemplated hereby, and the Company has no Knowledge of any facts that constitute a valid legal basis for any such claim or Proceeding.
     Section 4.14 Compliance with Applicable Laws. Except with respect to matters relating to Tax, employee benefits, employee and labor matters, Environmental Laws and FDA regulatory matters, which are covered in Section 4.10, Section 4.11, Section 4.12, Section 4.21 and Section 4.29, respectively:
          (a) The Company is not in violation in any material respect of any Applicable Law or Order.
          (b) The Company (i) is not and has not been subject to any Order or Proceedings with respect to any actual or alleged non-compliance with Applicable Law, (ii) has not received any written notice, demand letter, federal or state administrative inquiry, or formal complaint or claim with respect to any actual or alleged non-compliance with Applicable Law or the enforcement of any Applicable Law, or (iii) is not and has not been the subject of any criminal Proceedings or convicted of any felony or misdemeanor.
     Section 4.15 Personal Property. Section 4.15 of the Company Disclosure Letter contains a full and complete list of each of the assets or properties of the Company constituting owned personal property.
     Section 4.16 Real Property.
          (a) Owned Real Property. The Company does not own any real property.
          (b) Leases. Section 4.16(b) of the Company Disclosure Letter contains a complete and correct list of all leases or similar agreements or arrangements (the “Leases”) under which the Company leases or otherwise uses any real property (the “Leased Real Property”), setting forth the address, landlord and tenant for each Lease. The Company has delivered or made available to Parent correct and complete copies of the Leases. Assuming the validity and binding effect on the other parties thereto, each Lease is legal, valid, binding, enforceable in all material respects and in full force and effect in accordance with its terms, except as such enforceability may be subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies. Neither the Company nor, to the Company’s Knowledge, any other party is in default under any Lease, and to the Knowledge of the Company, no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, under any Lease by the Company or any other party. So long as there is no material default thereunder, no party other than the Company has the right to occupy the Leased Real Property. No Consent of any lessor under any such Lease is required in connection with the transactions contemplated hereby. The Company has valid title to the leasehold estate under each Lease, free and clear of all Liens other than Permitted Liens.
          (c) No Proceedings. To the Knowledge of the Company, there are no eminent domain or other similar Proceedings pending or to the Knowledge of the Company threatened affecting any portion of the Leased Real Property. To the Knowledge of the Company, there is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or Proceeding pending or threatened, relating to the ownership, lease, use, occupancy or operation of the Leased Real Property that would materially interfere with the Company’s use of such property.
          (d) Condition. All improvements on the Leased Real Property (i) comply with and are operated in accordance with Applicable Laws and all applicable Permits, Contracts, covenants and restrictions and (ii) are in all material respects in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and such improvements are in all material respects adequate and suitable for the purposes for which they are presently being used and there is no condemnation or appropriation proceeding pending or, to the Knowledge of the Company, threatened against any of such Leased Real Property or any of the improvements thereon.
          (e) Other. The Company does not have any interest in, or any right or obligation to acquire any interest in any real property other than the Leased Real Property.
     Section 4.17 Intellectual Property.
          (a) General. Section 4.17(a)(i) of the Company Disclosure Letter contains a list of all Owned Intellectual Property that has been registered by the Company or is the subject of a pending registration by the Company (“Registered Intellectual Property”). Section 4.17(a)(ii) of the Company Disclosure Letter contains a list of all material agreements in which the Company licenses Intellectual Property from a third party or licenses Intellectual Property to a third party, showing in each case the parties thereto (the “Intellectual Property Agreements”). Correct and complete copies of all written items identified in Section 4.17(a)(i) or Section 4.17(a)(ii) of the Company Disclosure Letter and a complete and accurate written description of all oral items identified in Section 4.17(a)(ii) of the Company Disclosure Letter have been delivered or made available by the Company to Parent.
          (b) Title and Sufficiency. Except as set forth in Section 4.17(b) of the Company Disclosure Letter, the Company owns the entire right, title and interest in and to all Owned Intellectual Property (including, without limitation, the items listed in Section 4.17(a)(i) of the

Company Disclosure Letter) free and clear of all Liens and restrictions other than Permitted Liens, and has the right to use all Owned Intellectual Property without payment to any third party and all Licensed Intellectual Property in accordance with the respective license terms.
          (c) No Infringement. The Company has not infringed any rights of any Person in respect of any Intellectual Property; provided that, the foregoing representation is made only as to the Company’s Knowledge with respect to patents and trademarks. To the Company’s Knowledge, none of the Owned Intellectual Property or Licensed Intellectual Property is being infringed by a third party.
          (d) Intellectual Property Agreements. (i) The Intellectual Property Agreements have not been held by any court to be invalid, illegal, non-binding, or unenforceable; (ii) the Intellectual Property Agreements are legal, valid, binding, enforceable and in full force and effect in accordance with their terms in all material respects; (iii) no material default, material violation or material breach exists by the Company or, to the Company’s Knowledge, by any other party thereto with respect to the Intellectual Property Agreements; and (iv) to the Company’s Knowledge, no event has occurred and is continuing that, with notice or the passage of time or both, would constitute a material default, material violation, or material breach by the Company or any other party with respect to the Intellectual Property Agreements. No Consent of any third party is required under the terms of any Intellectual Property Agreement in connection with the transactions contemplated hereby.
          (e) No Intellectual Property Litigation. Except as set forth in Section 4.17(e) of the Company Disclosure Letter, no claim or demand of any Person has been made, nor is there any Proceeding that is pending or, to the Company’s Knowledge, threatened, which (i) challenges the rights of the Company in respect of any Owned Intellectual Property or Licensed Intellectual Property, (ii) asserts that the Company is infringing or otherwise in conflict with, or is, except as disclosed in the Year-End Financial Statements or the Intellectual Property Agreements, required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, or (iii) claims that any default exists under any Intellectual Property Agreement, and the Company is not aware of any valid legal basis for any such claim, demand or Proceeding. None of the Owned Intellectual Property or, to the Company’s Knowledge, Licensed Intellectual Property is or has been subject to any outstanding ruling, decree, judgment, stipulation or other Order by or with any court, arbitrator or administrative agency, or is or has been the subject of any litigation (other than Orders or litigation that have been resolved to the Company’s satisfaction and are described in Section 4.17(e) of the Company Disclosure Letter).
          (f) Due Registration, Etc. The Registered Intellectual Property has been duly registered with or filed in the United States Patent and Trademark Office, United States Copyright Office or other appropriate domestic filing office, and such registrations, filings and other actions remain in full force and effect (other than with respect to natural expiration).

          (g) Protection. Each of the employees, agents, consultants, contractors and others who has contributed to or participated in the discovery, creation or development of any Intellectual Property on behalf of the Company: (i) has assigned to the Company, or is under a valid obligation to assign to the Company, all right, title and interest in such Intellectual Property; (ii) is a party to a valid “work-made-for-hire” agreement under which the Company is deemed to be the original owner/author of all subject matter included in such Intellectual Property; (iii) otherwise has by operation of Applicable Law vested in the Company all right, title and interest in such Intellectual Property by virtue of his employment relationship with the Company; or (iv) has granted to the Company a license or other legally enforceable right granting the Company perpetual, unrestricted and royalty-free rights to use such Intellectual Property; except, with respect to all of the foregoing, as set forth in Section 4.17(g) of the Company Disclosure Letter.
     Section 4.18 Contracts .. (a) Section 4.18(a) of the Company Disclosure Letter lists, as of the date of this Agreement, all Contracts and arrangements (whether written or oral) of the following types (excluding Company Plans which are addressed in Section 4.11, Intellectual Property which is addressed in Section 4.17 and the Leases which are addressed in Section 4.16 hereof) to which the Company is a party or by which it is bound, or to which any of its assets or properties is subject (together with the Contracts identified in Section 4.22 of the Company Disclosure Letter, the “Specified Contracts”):
                    (i) except for employment Contracts and employment arrangements with employees, any material Contract or material business relationship of any kind with (A) any employee, officer or director of the Company, (B) any Company Stockholder or other Affiliate of the Company, or (C) any other Person providing consulting services to the Company;
                    (ii) except for employment Contracts and employment arrangements with employees, any Contract or arrangement with a sales representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, or any Contract to act as one of the foregoing on behalf of any Person;
                    (iii) any Contract or business relationship of any nature which involves the payment or receipt of cash or other property, an unperformed commitment or goods or services having a value in excess of $10,000, except for (A) purchases of inventory in the ordinary and usual course of business pursuant to Contracts that will be fully performed within three months following the dates thereof, and (B) sales of inventory to customers in the ordinary and usual course of business;
                    (iv) any Contract or arrangement pursuant to which the Company has made or will make material loans or advances, or has or will have incurred debts in excess of $10,000 or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary and usual course of business);

          (v) any material indenture, credit agreement, loan agreement, note, mortgage, security agreement, loan commitment or other Contract or arrangement relating to the borrowing of funds, extension of credit or financing, in any case, in excess of $10,000;
          (vi) any material Contract or arrangement involving a partnership or joint venture;
          (vii) other than those listed in Section 4.22 of the Company Disclosure Letter, any Contract or arrangement involving any material restrictions with respect to the geographical area of operations or scope or type of business of the Company;
          (viii) any power of attorney or agency agreement or arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company, or the Company is granted the authority to act for or on behalf of any Person, except in any case, arrangements described in Section 4.22 of the Company Disclosure Letter;
          (ix) Lease agreements relating to personal property that involve payments in excess of $10,000 per year or are not terminable without cost or Liability on thirty (30) days’ or less notice by the Company;
          (x) any material Contract which relates to the management, operation or governance of the Company;
          (xi) any Contract relating to the material purchase or sale of any foreign currency;
          (xii) any Contract relating to any acquisition or disposition of all or any material portion of the assets or capital stock of the Company since the date of the Interim Financial Statements other than as contemplated by the Spinoff;
          (xiii) any Contract with any healthcare professional for the provision of consulting, advisory or other services of any nature;
          (xiv) any Contract pursuant to which the Company is required to pay royalties or similar payments;
          (xv) any employment or consulting agreement or arrangement which is not terminable by the Company upon on thirty (30) days’ or less notice without cost or Liability to the Company;
          (xvi) any other material Contract not made in the ordinary and usual course of business which is to be performed by the Company in whole or in part at or after the date of this Agreement; and

                    (xvii) any other Contracts that are material to the Company.
          (b) The Company has delivered or made available to Parent complete and correct copies of all written Specified Contracts, together with all amendments thereto, and a complete and accurate written description of the terms and conditions of all oral Specified Contracts (including a description of all amendments thereto).
          (c) Each of the Specified Contracts is legal, valid, binding, enforceable and in full force and effect in accordance with its respective terms in all material respects, except as such enforceability may be subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies. The Company is not nor, to the Company’s Knowledge, is any other party, in default, in any material respect under any Specified Contract, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any material respect under any Specified Contract by the Company or, to the Company’s Knowledge, any other party. None of the Specified Contracts contains any change of control or other terms or conditions that will become applicable or inapplicable as a result of the transactions contemplated by this Agreement, and except as set forth on Section 4.05 of the Company Disclosure Letter, no Consent of any third party under any such Specified Contract is required in connection with the transactions contemplated hereby.
     Section 4.19 Takeover Laws .. Neither Section 262 of the DGCL nor any other Applicable Law will impose on the Company any procedural, voting, approval, fairness or other restrictions on the Company’s performance of this Agreement. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 203 of the Delaware General Corporation Law) is applicable to the Merger or any of the transactions contemplated by this Agreement or any of the Transaction Agreements.
     Section 4.20 Affiliate Transactions .. Except for employment Contracts and employment arrangements with employees in effect on the date of this Agreement and identified in the Company Disclosure Letter and except as otherwise set forth on Section 4.20 of the Company Disclosure Letter, there are no loans, leases or other continuing transactions, Contracts, commitments or arrangements between the Company and any present stockholder, director or officer thereof or any member of such officer’s, director’s or stockholder’s family, or any Affiliate of such executive officer, director or stockholder or any of his or her family members, and none of such Persons owns or otherwise has any rights to or interests in (directly or indirectly) any assets or properties used in the Company’s business or operations. No director or officer of the Company nor, to the Knowledge of the Company, any of their respective spouses or family members, owns directly or indirectly on an individual or joint basis any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other organization which has a material business relationship with the Company provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded company shall not be deemed to be an “interest in” any entity described in this Section 4.20.

     Section 4.21 Environmental, Health and Safety ..
          (a) The Company and the Company’s business and operations are in compliance with all Environmental Laws.
          (b) The Company is in possession of all material Environmental Permits required for the conduct or operation of the Company’s business (or any part thereof), and is in compliance in all material respects with all of the requirements and limitations included in such Environmental Permits.
          (c) The Company has not used or stored any Hazardous Substances in, on or at any of its properties or facilities except for inventories of substances which are used or are to be used in the ordinary and usual course of Company’s business (which inventories have been stored and used in accordance with all applicable Environmental Laws and Environmental Permits).
          (d) The Company has not received any written notice from any Governmental Entity or any other Person that the Company’s business or the operation of any of its facilities is in material violation of any Environmental Law or Environmental Permit, or that it is responsible (or potentially responsible) for the cleanup or remediation of any Hazardous Substances at any location.
          (e) Except in compliance with Environmental Laws and in a manner that could not reasonably be expected to result in a Company Material Adverse Effect, the Company has not deposited any Hazardous Substances into, on, beneath or adjacent to the Leased Real Property.
          (f) The Company is not and has not been the subject of any litigation or other Proceedings in any forum, judicial or administrative, involving a demand for damages, injunctive relief, penalties or other potential Liability with respect to violations of any Environmental Law.
     Section 4.22 Business Activity Restriction .. There is no non-competition or other agreement, commitment, judgment, injunction, Order or decree to which the Company is a party, or by which it or its properties or assets are bound, that has the effect of restricting, prohibiting or impairing the conduct of business by the Company or any Contract that may be terminable as a result of Parent’s status as a competitor of any party to such Contract or arrangement. The Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.
     Section 4.23 Insurance .. The physical properties, assets, business, operations, employees, officers and directors of the Company are insured to the extent disclosed in Section 4.23 of the Company Disclosure Letter. There is no claim by the Company pending under any such policies as to which coverage has been questioned, denied or disputed by the insurer. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and the Company is in compliance with the terms thereof. The Company carries insurance in amounts and types of coverage which are adequate and customary in the industry and against risks and losses which are customarily insured against by Persons holding or operating similar properties and similar businesses. Each such insurance policy may be continued in full force and effect by the Surviving Corporation following consummation of the Merger.
     Section 4.24 Receivables. All accounts and notes receivable of the Company that are reflected on the Financial Statements and all accounts and notes receivable of the Company arising subsequent to the date of the Interim Financial Statements (collectively, the “Receivables”) represent or will represent valid obligations arising from transactions actually made or services actually performed in the ordinary and usual course of business. Unless paid prior to the Effective Time, the Receivables are or will be as of the Effective Time current and fully collectible net of the respective reserves shown on the Financial Statements (which reserves are calculated consistent with past practice). Subject to such reserves, each of the Receivables either has been collected in full, or will be collected in full, without any set-off, within one hundred fifty (150) days after the day at which it first becomes due and payable in full.
     Section 4.25 Licenses and Permits. The Company has obtained, and is in compliance in all material respects with, all necessary material licenses, franchises, permits, consents, approvals, Orders, certificates, authorizations, declarations and filings (collectively, “Permits”) required by all Governmental Entities for the conduct of the business and operations of the Company as now conducted. There are no Proceedings pending or to the Knowledge of the Company, threatened in writing which may result in the revocation, cancellation or suspension, or any adverse modification of any such Permits. There are no disciplinary actions under any such Permits pending or to the Knowledge of the Company, threatened in writing, against the Company or any of its officers, directors or employees. No such prior Proceeding or disciplinary action has resulted in any Company Material Adverse Effect and, to the Knowledge of the Company, there are no facts which constitute a valid legal basis for any such Proceedings or disciplinary actions. Section 4.25 of the Company Disclosure Letter contains a correct and complete list of all such required Permits.
     Section 4.26 Inventory. The Company’s inventory of raw materials, work in process and finished products consists in all material respects of a quality and quantity usable and, with respect to finished products, salable at the Company’s normal historical profit levels net of applicable reserves as reflected in the Financial Statements, in each case, in the ordinary and usual course of business. Subject to applicable reserves as reflected in the Financial Statements, the Company’s inventory of finished products is, in all material respects, not obsolete or damaged and is merchantable and fit for its particular use. The Company has on hand or has ordered and expects timely delivery of such quantities of work in process and finished products as are reasonably required to maintain the Company’s normal level of operations consistent with past practices. All items included in the inventory of the Company are owned by the Company free and clear of any Lien other than Permitted Liens, have not been pledged as collateral, are not held by the Company on consignment from others and comply in all material respects with all Applicable Laws. Since the date of the Interim Financial Statements, no inventory of the Company has been sold or disposed of except through sales in the ordinary and usual course of business.

     Section 4.27 Minute Books and Records. The minute books and stock record books of the Company are complete and correct in all material respects and have been maintained in accordance applicable sound business practices. The minute books and stock record books and other similar records of the Company have been provided or made available to the Parent or its counsel prior to the execution of this Agreement. Such minute books contain a true and complete record, in all material respects, of all actions taken at all meetings and by all written consents in lieu of meetings of the stockholders, directors, committees of the Board of Directors of the Company from the date of the Company’s incorporation through the date hereof.
     Section 4.28 Brokers; Fees and Expenses.
          (a) The Company has not entered into any Contract or understanding with any Person which may result in the obligation of the Company to pay any finder’s fees, brokerage or agent’s commission or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger (“Broker Fees”). The Company is not aware of any claim for payment of any Broker Fees against it.
          (b) No valid claim against the Company or the Surviving Corporation or, to the Company’s Knowledge, against Parent or Sub exists or will exist for payment of any “topping,” “break-up,” “bust-up” or “termination” fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby.
     Section 4.29 Regulatory Status.
          (a) The Company has not sold any products prior to receiving any required or necessary Permits from any Governmental Authority, including the United States Food and Drug Administration (“FDA”) under the Food, Drug & Cosmetics Act of 1976, as amended, and the regulations promulgated thereunder, or any corollary Governmental Authority in any other jurisdiction. The Company has not received any notice of, and is not aware of, any actions, citations, decisions, product recalls, medical device reports, information requests, warning letters or Section 305 notices from the FDA or similar issues regulated by the FDA or any corollary entity in any other jurisdiction relating to any of the Company’s products or proposed products.
          (b) The Company has complied with all Applicable Laws with respect to the design, manufacture, labeling, testing, inspection and sale of all of the Company’s products and the operation of manufacturing facilities, including, without limitation, the Food, Drug & Cosmetics Act of 1976, as amended, and the regulations promulgated thereunder, and all other Applicable Laws promulgated by the FDA or any corollary Governmental Authority in any other jurisdiction.
          (c) There is no adverse action, suit, claim or Proceeding relating to any FDA or other regulatory matter which is pending or, to the Knowledge of the Company, threatened against the Company or any of its officers or directors, nor is there any violation of the Federal Food, Drug and Cosmetic Act, the Public Health Services Act or the implementing FDA regulations or any comparable Applicable Law of any other jurisdiction by the Company which would cause the Company not to be in compliance with said acts, regulations and Applicable Laws.
          (d) Since January 9, 2008, neither the Company nor any of its representatives or agents has (i) made any filings or submissions to the FDA relating to the Company’s calcaneal stem device or its pending application for the Calcaneal Stem 510(k) Approval, or (ii) except as disclosed to the Company, corresponded or communicated with the FDA regarding the Company’s calcaneal stem device or its pending application for the Calcaneal Stem 510(k) Approval.
     Section 4.30 Warranty Obligations. Section 4.30 of the Company Disclosure Letter sets forth (i) a true and complete list of all warranties, guarantees and warranty policies of the Company in respect of any of the Company’s products or services which are currently in effect (the “Warranty Obligations”), and the duration of each such Warranty Obligation, and (ii) each of the Warranty Obligations that is subject to any dispute or, to the Knowledge of the Company, threatened dispute. True and correct copies of the Warranty Obligations have been delivered to the Parent prior to the execution of this Agreement. No product or service developed, manufactured, produced, licensed, sold, leased, or otherwise distributed or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the Warranty Obligations, and no salesperson, employee or agent of the Company is authorized to undertake any obligation to any customer or other Person in beyond such Warranty Obligations.
     Section 4.31 Customers and Suppliers.
          (a) Section 4.31(a) of the Company Disclosure Letter contains a true and complete list of the fifteen (15) largest customers of the Company (based on gross sales) during the year period ended December 31, 2007 (the “Major Customers”). The Company has not received written notice from any Major Customer that any such Major Customer intends to discontinue its relationship with the Company or materially decrease the rate of its purchases of materials, products or services of the Company.
          (b) Section 4.31(b) of the Company Disclosure Letter contains a true and complete list of the fifteen (15) largest suppliers of the Company (based on dollar volume) for the year period ended December 31, 2007 (the “Major Suppliers”). The Company has not received written notice from any Major Supplier that such Major Supplier intends to discontinue or materially alter its relationship with the Company, or cease to supply or materially decrease the volume of its supply of any materials, products or services supplied to the Company by such Major Supplier.
     Section 4.32 Bank Accounts. Section 4.32 of the Company Disclosure Letter sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has a deposit, lock-box or cash collection, management, securities or other account or a safe deposit box or maintains a banking, custodial, trading or other similar relationship, and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto.
     Section 4.33 Powers of Attorney. Section 4.33 of the Company Disclosure Letter sets forth a complete and accurate list of all outstanding powers of attorney executed on behalf of the Company. Complete and accurate copies of each such power of attorney, as amended and in effect on the date hereof, have been delivered to the Parent.
     Section 4.34 Information Supplied. No information or materials submitted or to be submitted to Company Equityholders in connection with the solicitation of their approval of this Agreement, the Merger and the transactions contemplated hereby shall contain any statement which, at the Effective Time or at any time prior thereto, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of such approval which has become false or misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied in writing by Parent for inclusion in such materials.
     Section 4.35 Disclosure. No representation, warranty or statement made by the Company in this Agreement or the Company Disclosure Letter or any Company Ancillary Agreement or in the certificates to be delivered to Parent pursuant to this Agreement or any Company Ancillary Agreement, when taken together, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.
ARTICLE V
Representations And Warranties Of Parent And Sub
     Parent and Sub jointly and severally represent and warrant to the Company, as of the date of this Agreement and as of the Closing Date (as if such representations and warranties were made as of the Closing Date), as follows:
     Section 5.01 Organization, Standing and Power.
          (a) Parent is duly incorporated, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. Parent is duly qualified to do business and is in good standing in all jurisdictions where the nature of its business or its ownership of its properties make such qualification necessary except where the failure to be so qualified or to be in good standing would not have a Parent Material Adverse Effect.
          (b) Sub is duly incorporated, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. True and complete copies of the Sub Charter and the Sub By-laws have been delivered to the Company. The Sub is not in violation of any term of the Sub’s Charter or By-laws.
     Section 5.02 Sub.  Sub is a wholly owned subsidiary of Parent and, since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of the Transaction Agreements to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto.
     Section 5.03 Authorization; Validity of Agreement; Necessary Action.  Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and the Parent Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Parent Ancillary Agreements by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. The Board of Directors of Sub (the “Sub Board”) has adopted a resolution approving and adopting this Agreement. The Board of Directors of Parent (the “Parent Board”) has adopted a resolution approving and adopting this Agreement and Parent, as the sole stockholder of Sub, has approved and adopted this Agreement and the Merger. This Agreement has been duly executed and delivered by Parent and Sub. The Parent Ancillary Agreements executed as of the date of this Agreement have been, and on the Closing Date the other Parent Ancillary Agreements will have been, duly executed and delivered by Parent and/or Sub, as applicable, and no other corporate action on the part of Parent or Sub is or will be necessary in connection therewith. This Agreement, assuming due and valid authorization, execution and delivery thereof by the Company, constitutes, and when executed and delivered by Parent and/or Sub, as the case may be, each other Parent Ancillary Agreement will constitute (assuming due and valid authorization, execution and delivery thereof by the other parties thereto), the legal, valid and binding obligation of each of Parent and/or Sub, as the case may be, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity. The only stockholder approval required by the Sub is the approval of this Agreement and the Merger by Parent as sole stockholder of the Sub.
     Section 5.04 No Conflicts; Consents.  The execution and delivery by each of Parent and Sub of each Transaction Agreement to which it is a party do not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under any provision of (a) the charter or organizational documents of Parent or Sub, (b) any material Contract to which Parent or Sub is a party or by which any of their respective properties or assets is bound or (c) any Order or Applicable Law applicable to Parent or Sub or their respective properties or assets, other than, in the case of clause (b) or (c) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub in connection with the execution, delivery and performance of any Transaction Agreement to which Parent or Sub is a party or the consummation of the Merger and the other transactions contemplated hereby, other than the filing of the Certificate of Merger with the Delaware Secretary of State.
     Section 5.05 Brokers.  Neither Parent nor Sub has entered into any Contract, agreement, arrangement or understanding with any Person which may result in the obligation of Parent or Sub to pay any Broker Fees, and Parent is not aware of any claim for payment of any Broker Fees against Parent or Sub.
     Section 5.06 Litigation.  There are no claims or Proceedings pending or, to the Knowledge of Parent, threatened against Parent or Sub which challenges the validity of this Agreement or the transactions contemplated hereby, and Parent has no Knowledge of any fact which constitutes a valid legal basis for any such claim or Proceeding.
     Section 5.07 Information Supplied.  No representation, warranty or statement made by or on behalf of Parent and Sub in this Agreement or the Parent Disclosure Letter or in the certificates or other materials furnished to Company or its representatives in connection with this Agreement and the transactions contemplated hereby, contains any untrue statement of material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.
ARTICLE VI
Covenants Relating To Conduct Of Business
     Section 6.01 Conduct of Business.
          (a) Conduct of Business by the Company. Except for matters expressly permitted or contemplated by this Agreement or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time the Company shall conduct its business in the ordinary and usual course of business and use commercially reasonable efforts to preserve intact its current business organization, continue its research and development activities, keep available the services of its officers and employees and maintain its relationships with material customers, suppliers, vendors, licensors, licensees, distributors and agents and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters expressly permitted or contemplated by this Agreement, in connection with drawing from the Company Line of Credit pursuant to its terms, from the date of this Agreement to the Effective Time, the Company shall not do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):
               (i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except repurchases of unvested shares in connection with the termination of the employment or other service provider relationship with any employee or other service provider pursuant to stock option or purchase agreements or (D) adopt a plan of or effect any complete or partial liquidation or adopt resolutions providing for or authorizing such liquidation or adopt a plan of or effect any dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company;
               (ii) authorize for issuance, issue, deliver, sell, pledge, dispose of or grant (A) any shares of its capital stock, (B) any other equity or voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, equity or voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than in each case (x) the issuance of Common Stock upon the exercise of Company Options outstanding on the date of this Agreement in accordance with their present terms, (y) the issuance of Common Stock or Company Preferred Stock upon the conversion or exercise of the Company Warrants in accordance with their present terms, and (z) the issuance of Common Stock upon the conversion of Company Preferred Stock outstanding on the date of this Agreement or issued after the date of this Agreement upon the conversion or exercise of Company Warrants, in accordance with their respective present terms;
               (iii) amend the Company Charter or the Company By-laws (as each are currently in effect);
               (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any business of any Person or any corporation, limited liability company, partnership, association or other business organization or division thereof, (B) any assets other than those acquired in the ordinary and usual course of business, or (C) capital stock or equity interests in any Person other than marketable securities available for sale;
               (v) (A) grant to any present or former employee, officer or director of the Company any increase in compensation or material fringe benefits, except for increases in salary for employees in the ordinary and usual course of business, (B) grant to any present or former employee, officer or director of the Company any increase in severance or termination pay, (C) other than entering into “at-will” employment agreements with employees of the Company in the ordinary and usual course of business or entering into consulting or contractor agreements in the ordinary and usual course of business that are terminable by the Company with less than twenty days notice without liability or obligation to the Company, enter into or amend any employment, consulting, indemnification, severance or termination agreement with any such present or former employee, officer or director, (D) establish, adopt, enter into or amend in any material respect any Company Plan (or arrangement that, had it been in existence on the date of this Agreement, would be a Company Plan), (E) except as permitted or required under Section 7.04 or as a result of the transactions contemplated herein, take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary and usual course of business, under any collective bargaining agreement or Company Plan, (F) loan or advance money or other property to any present or former employee, officer or director of the Company, other than employee advances for travel, business or entertainment expenses made in the ordinary and usual course of business or (G)  except as permitted or required under Section 6.01(a) and Section 7.04, and except for grants of Company Options in the ordinary and usual course of business, grant any new, or amend any existing, Company Option or enter into any agreement under which any Company Option would be required to be issued;
               (vi) make any change in accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in United States generally accepted accounting principles;
               (vii) sell, lease, license, mortgage, encumber or otherwise dispose of or permit to become subject to any Lien, other than a Permitted Lien, any material properties or assets, tangible or intangible, other than in the ordinary and usual course of business;
               (viii) enter into any transaction with an Affiliate other than in the ordinary and usual course of business;
               (ix) (A) incur any Indebtedness or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or (B) make any loans, advances or capital contributions to, or investments in, any other Person;
               (x) make or agree to make any new capital expenditure or expenditures that, in the aggregate, are in excess of $50,000;

               (xi) make or change any material Tax election, adopt or change any Tax accounting method, consent to the extension of waiver of the limitations period applicable to any Tax claim or assessment or settle or compromise any material Tax liability; provided, however, that no covenant of the Company in this Section 6.01 shall be deemed breached as a result of any Tax resulting from the Spinoff contemplated in Section 7.06 nor shall any indemnification obligation result pursuant to Article X as a result of any Tax resulting from the Spinoff contemplated in Section 7.06;
               (xii) (A) pay, discharge or satisfy any claims, Liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary and usual course of business or in accordance with their terms, of Liabilities reflected or reserved against in the Interim Financial Statements or Year-End Balance Sheet or incurred after the date thereof in the ordinary and usual course of business, (B) cancel any Indebtedness or waive or release any material claims or rights or (C) waive the benefits of, or agree to modify, any confidentiality, standstill or similar agreement to which the Company is a party;
               (xiii) violate or fail to perform any current material obligation or current material duty imposed upon it by any material Applicable Law;
               (xiv) initiate, settle or compromise any litigation or binding arbitration proceeding;
               (xv) terminate (other than in connection with their present expiration provisions), rescind or make (or agree to) any material amendments to any Material Contract;
               (xvi) enter into any Contract that, if it were effective on the date of this Agreement, would constitute a Material Contract (except for the renewal of current Contracts on substantially similar terms);
               (xvii) authorize the Company to do any of the foregoing, or enter into any Contract to do any of the foregoing.
          (b) Other Actions. Except as Parent may consent to in writing, the Company shall not take any action or permit any inaction that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue, in any material respect, at any time from the date of this Agreement to the Effective Time or (ii) any condition to the Merger set forth in Article VIII not being satisfied in all material respects.
     Section 6.02 No Solicitation.  (a)  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company shall not, and the Company shall use its commercially reasonable efforts to cause each of its officers, directors and employees and any investment banker, financial advisor, attorney, accountant or other representative retained by it not to, directly or indirectly, (i) solicit, engage in discussions or negotiate with any Person (whether such discussions or negotiations are initiated by the Company or otherwise) or take any other action intended or designed to facilitate any inquiry or effort of any Person (other than Parent) relating to any possible business combination with or any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets (with any such efforts by any such Person, including a firm proposal to make such an acquisition, to be referred to as an “Alternative Acquisition”), (ii) provide information with respect to the Company to any Person, other than Parent, relating to an Alternative Acquisition by any Person, other than Parent or (iii) enter into an agreement with any Person, other than Parent, providing for an Alternative Acquisition. The Company shall, and shall cause its representatives to, cease immediately all discussions and negotiations that may have occurred prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, a proposal for an Alternative Acquisition (an “Alternative Acquisition Proposal”). For purposes of this Section 6.02, the term “Person” shall include any group as defined in the Securities Exchange Act of 1934, as amended. The Company shall use its commercially reasonable efforts to take appropriate actions (by instruction, agreement or otherwise) with its officers, directors and employees and any investment banker, financial advisor, attorney, accountant or other representative retained by it to assure their compliance with the terms and conditions of this Section, and shall be liable for any breach of the provisions of this Section by such Person.
          (b) Neither the Company Board nor any committee thereof shall (i) approve or cause or permit the Company to enter into any letter of intent, agreement in principle, definitive agreement or similar agreement constituting or relating to, or which is intended to or is reasonably likely to lead to, any Alternative Acquisition Proposal or (ii) approve or recommend, or propose to approve or recommend, any Alternative Acquisition Proposal or (iii) agree or resolve to take actions set forth in clauses (i) or (ii) of this sentence.
          (c) The Company promptly, and in any event within two business days, shall advise Parent of any Alternative Acquisition Proposal or any inquiry with respect to or that could lead to any Alternative Acquisition Proposal.
ARTICLE VII
Additional Agreements
     Section 7.01 Written Consent of Stockholders.  Simultaneously with the execution and delivery of this Agreement, the Company shall deliver to the Parent an irrevocable Merger Support Agreement in a form reasonably acceptable to the Parent, together with an irrevocable Stockholder Consent and Joinder in the form attached as Exhibit D (the “Written Consent”), executed by Mark A. Reiley, Colorado Micro Precision, LLC, Shirin Kollar, David A. Kollar and Jeffrey Dunn (the “Key Company Stockholders”). As soon as reasonably possible following the execution and delivery of this Agreement, and in any event within seven (7) days, the Company shall prepare and deliver the Information Statement (as defined below) and solicit the Written Consent from all Stockholders of the Company. The Company shall use commercially reasonable efforts to cause the Written Consent to be duly executed by each Company Stockholder whose consent was not obtained with the execution of this Agreement in accordance with the foregoing as soon as reasonably practicable following the date hereof. Promptly following the execution and delivery of this Agreement, the Company shall prepare and deliver to all of the holders of Company Stock, Company Options and Company Warrants, an information statement (“Information Statement”) which includes (1) a notice and description of the approval of this Agreement and the transactions contemplated by this Agreement by the Company Board, (2) the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the Key Company Stockholders, (3) the Company Stockholders’ appraisal rights with respect to the transactions contemplated hereby under the DGCL, (4) a copy of the Written Consent providing the Company Stockholders (other than the Key Company Stockholders) the opportunity to approve and adopt this Agreement and approve the transactions contemplated by this Agreement and, consequently, to waive any applicable appraisal rights prior to the Effective Time, and (5) a copy of the Letter of Transmittal and related instructions. Parent shall be provided with a meaningful opportunity to review and comment upon the Information Statement prior to distribution of the same, and the Company shall consider in good faith any comments on or corrections to the Information Statement provided by the Parent. Parent hereby acknowledges and agrees that the Company’s timely preparation and delivery of the Information Statement, along with one follow-up telephone call to each recipient for whom the Company has an accurate phone number (or with reasonable effort can obtain an accurate phone number) to encourage such recipient to complete and return the Written Consent and Letter of Transmittal, shall constitute commercially reasonable efforts for purposes of this Section 7.01.
     Section 7.02 Access to Information; Confidentiality.  Subject to any limitations imposed by Applicable Law, the Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisers and other representatives (upon reasonable notice and at Parent’s expense), reasonable access during the period prior to the Effective Time to all its properties, books and records, material Contracts, commitments and personnel and, during such period, the Company shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that no investigation pursuant to this Section 7.02 shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. All information provided pursuant to this Section 7.02 shall be subject to the Confidentiality Agreement and the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.
     Section 7.03 Commercially Reasonable Efforts; Notification.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger, including, without limitation, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from

Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain any necessary approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (provided, however, that neither the Parent nor the Company shall be obligated to make or consent to any divestiture or operational limitation or activity in connection therewith, or any waiver or modification of any right, or any payment of money or grant of any other commercial concession as a condition to obtaining any such waivers, consents or approvals or avoiding such actions or proceedings), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and to otherwise fully carry out the purposes of this Agreement.
          (b) In the event any litigation is commenced against the Company by any Person relating to the transactions contemplated by this Agreement, Parent shall have the right, at its own expense, to participate therein, and the Company shall not settle any such litigation without the consent of Parent.
          (c) The Company and Parent shall each use their respective commercially reasonable efforts to keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, from any Governmental Entity with respect to the transactions contemplated by this Agreement. Further, the parties shall use their respective commercially reasonable efforts to coordinate and jointly schedule and interface with the various Governmental Entities and other applicable regulatory bodies involved or otherwise interested in the transactions contemplated by this Agreement.
          (d) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, to extent the such party has Knowledge, of, (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement within the time contemplated hereby. The Company shall promptly advise Parent in writing of the occurrence of any event after the date of this Agreement Known by the Company to have a Company Material Adverse Effect. Parent shall promptly advise the Company in writing of the occurrence of any event after the date of this Agreement Known by Parent to have a Parent Material Adverse Effect. For purposes of clarity, no notice or advice given pursuant to this Section shall be deemed to modify, amend or supplement any of the representations or warranties in this Agreement or remedy any misrepresentation or breach of warranty or limit or otherwise affect any of the rights or remedies available to the party receiving such notice.

     Section 7.04 Stock Options.  Immediately prior to, but contingent upon, the Effective Time, the vesting and exercisability of each outstanding Company Option shall be accelerated in full. Each outstanding Company Option, to the extent not exercised, will be cancelled at the Effective Time. The Company shall provide adequate notice to, or shall obtain a waiver of notice from, each holder of a Company Option in accordance and as required by the terms of the Company Option Plan and the respective Company Options.
     Section 7.05 Warrants.  To the extent that a Company Warrant is not exercised prior to the Effective Time, such Company Warrant shall no longer be exercisable for Company Stock but shall instead become exchanged for an amount equal to the product of (A) the portion of the Merger Consideration received by the holders of Company Stock for each share of Company Stock for which the Company Warrant is exercisable less the exercise price per share (as set forth in such Company Warrant) and (B) the number of shares of Company Stock covered by such Company Warrant. The Company shall provide notice to, or shall obtain a waiver of notice from, each holder of a Company Warrant in accordance and as required by its respective terms.
     Section 7.06 Spinoff of Sacroiliac Fusion Assets. Parent and the Company hereby agree that at or near the Effective Time, certain assets relating to the Company’s sacroiliac joint fusion product line may be transferred from the Company to a Delaware corporation, pursuant to terms and agreements as mutually agreed upon by the Parent and the Company (or if after the Effective Time, by Jeffrey Dunn) (the “Spinoff”).
     Section 7.07 Public Announcements.  Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation or without the prior consent of the other parties (which shall not be unreasonably withheld or delayed); provided, however, that a party may, without the prior consent of any other party, issue such a press release or other similar public statement as may be required by Applicable Law or any listing agreement with a national securities exchange or market to which the disclosing party is a party, if the disclosing party has used reasonable efforts to provide the other parties with the opportunity to review and comment upon the press release or other statement, to consult with such other parties and to obtain such other parties’ consent but has been unable to do so in a timely manner.
     Section 7.08 Fees and Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including Broker Fees and the fees and disbursements of counsel, financial advisors and accountants (the “Transaction Expenses”), shall be paid by the party incurring such costs and expenses.
     Section 7.09 Procedures for Obtaining Calcaneal Stem 510k Approval. The Company will consult with and act as reasonably directed by the Parent on all matters relating to the Company’s pending application for the Calcaneal Stem 510k Approval. In that connection, neither the Company nor any of its representatives or agents shall, without the prior written consent of the Parent in each instance: (a) make any filings or submissions to the FDA relating to the Company’s calcaneal stem device or its pending application for the Calcaneal Stem 510(k) Approval, or (b) correspond or communicate with the FDA regarding the Company’s calcaneal stem device or its pending application for the Calcaneal Stem 510(k) Approval, or (c) take any other actions in furtherance of or relating to the Calcaneal Stem 510(k) Approval.
     Section 7.10 Parent Bridge Loan. Parent agrees that it shall make up to an aggregate of $500,000 available for the Company to borrow to fund its working capital requirements prior to the Closing Date. All amounts borrowed pursuant to this Section 7.10 shall be on the terms and conditions described on Schedule 7.10 and shall be made pursuant to such promissory notes and other agreements in such forms as are reasonably acceptable to the Parent.
     Section 7.11 Adjustments to Merger Consideration Schedule. The Company anticipates converting all of the Company Preferred Stock and Company Warrants into Common Stock prior to the Effective Time. The Merger Consideration Schedule delivered at the time of the execution of this Agreement calculates the Closing Merger Consideration allocable to the holders of the Company Stock on the basis that such conversion has occurred. In the event such conversion of Company Preferred Stock and Company Warrants has not occurred prior to the Effective Time, the Company shall revise Schedule 3.01(d) immediately prior to the Effective Time so that the holders of Company Stock shall receive the Merger Consideration they would be entitled to pursuant to the Company’s Amended and Restated Certificate of Incorporation.
ARTICLE VIII
Conditions Precedent
     Section 8.01 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver in writing by each party hereto at or prior to the Effective Time of the following conditions:
          (a) No Injunctions or Restraints. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other Order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits, or makes illegal, consummation of the Merger or any transaction contemplated by this Agreement (it being understood that the parties hereto hereby agree to use commercially reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted as promptly as possible).
          (b) Certain Approvals. All waivers, consents, orders and approvals of any Governmental Entity legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time.

     Section 8.02 Conditions to Obligation of the Company to Effect the Merger.  Unless waived by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:
          (a) Representations and Warranties; Covenants. Parent and Sub shall have performed in all material respects their obligations and agreements contained in this Agreement required to be performed on or prior to the Closing Date, each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date).
          (b) Certificates. The Company shall have received certificates, dated the Closing Date, of:
               (i) the President or any Vice President of each of Parent and Sub certifying as to the matters specified in Section 8.02(a) hereof; and
               (ii) the Secretary of each of Parent and Sub certifying as to (A) the content and continuing effectiveness as of the Closing Date of the resolutions of the Parent Board and Sub Board of Directors (i) approving and declaring advisable this Agreement and the Parent Ancillary Agreements to which Parent and/or Sub, as applicable, is or will be a party, the Merger and the transactions contemplated hereby and thereby, and (ii) adopting this Agreement and the Parent Ancillary Agreements to which Parent and/or Sub, as applicable, is or will be a party, and (B) the fact that this Agreement and the Merger have been duly approved and adopted by the requisite vote of Parent as the sole the stockholder of the Sub in accordance with the Sub Charter, Sub By-laws and the DGCL and that such approval and adoption is in full force and effect.
          (c) Parent Ancillary Agreements. The Company shall have received the Parent Ancillary Agreements dated as of the Closing Date executed by Parent and/or Sub and all other parties thereto, in each case as applicable.
          (d) No Litigation. There shall not be instituted or pending any suit, action or other Proceeding by or before any Governmental Entity relating to this Agreement or any of the transactions contemplated hereby.
     Section 8.03 Conditions to Obligations of Parent and Sub to Effect the Merger.  Unless waived by Parent and Sub, the obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) Representations and Warranties; Covenants. The Company shall have performed in all material respect its obligations and agreements contained in this Agreement required to be performed on or prior to the Closing Date, each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date).
          (b) No Material Adverse Effect. Since the date of this Agreement, there shall have been no events, changes, circumstances or effects that, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect.
          (c) Certificates. Parent shall have received certificates, dated the Closing Date, of:
               (i) the President or any Vice President of the Company certifying as to the matters specified in Section 8.03(a) and (b) hereof; and
               (ii) the Secretary of the Company certifying as to (A) the content and continuing effectiveness as of the Closing Date of the resolutions of the Board of Directors of the Company (i) approving and declaring advisable this Agreement and the Company Ancillary Agreements to which the Company is or will be a party, the Merger and the transactions contemplated hereby and thereby, (ii) determining that the terms of the Merger are in the best interests of the Company’s stockholders, (iii) recommending that the Company’s stockholders approve and adopt this Agreement and the Merger and (iv) adopting this Agreement and the Company Ancillary Agreements to which the Company is or will be a party, and (B) the fact that this Agreement and the Merger have been duly approved and adopted by the requisite vote of the Company Stockholders in accordance with the Company Charter, Company By-laws and the DGCL and that such approval and adoption is in full force and effect.
          (d) Company Closing Statement. The Company shall have delivered to the Parent, at least two business days prior to the Closing Date, the Company Closing Statement, and the Parent shall have approved such Company Closing Statement (such approval not to be unreasonably withheld or conditioned), or the Company and the Parent shall have agreed to modifications thereto.
          (e) Additional Agreements.
               (i) The Escrow Agent and the Stockholder Representative shall have executed and delivered to the Parent the Escrow Agreement.

               (ii) Mark Reiley, M.D. shall have executed and delivered to the Parent a Consulting Agreement with the Parent in form and substance satisfactory to the Parent.
               (iii) Garret Mauldin, Mike Hayashida and Robert Brudney each shall have entered into a consulting agreement with the Parent, in form and substance satisfactory to the Parent.
          (f) Other Consents. The Company shall have received the Consent of each Person that is not a Governmental Entity listed in Section 4.05 of the Company Disclosure Letter, if any, to the Merger and the consummation of the transactions contemplated by this Agreement.
          (g) Appraisal Shares. Holders of no more than five percent (5%) of the Company Stock (determined on an as-converted, Common Stock-equivalent basis) shall have exercised, or shall have any continued right to exercise, appraisal, dissenters’ or similar rights under any Applicable Law with respect to their shares in connection with the Merger and Parent shall have received a certificate of the President or any Vice President of the Company, dated as of the Closing Date, to such effect.
          (h) No Litigation. There shall not be instituted or pending any suit, action or other Proceeding by or before any Governmental Entity relating to this Agreement or any of the transactions contemplated hereby.
          (i) Legal Opinion of Company Counsel. The Parent shall have received from Gunderson Dettmer, counsel to the Company, an opinion dated the Closing Date and addressed to Parent and the Sub in a form and substance reasonably acceptable to the Parent, as to the matters set forth in Exhibit E attached hereto.
          (j) Employees; Employment Commitments. Immediately prior to the Effective Time, Parent shall have received written employment commitments from the employees of the Company identified on Schedule 8.03(j) hereto, all in form and substance reasonably satisfactory to the Parent.
          (k) Availability of ETO Sterilized Polyethylene Inserts. All of the ETO sterilized polyethylene inserts purchased from the Company by the Parent (the “Parent Polyethylene Insert Inventory”) pursuant to the letter agreement between the Company and the Parent dated as of February 18, 2008 (the “Letter Agreement”), shall have been received by the Company and successfully processed through the Company’s normal quality control procedures, and shall be available for shipment to customers at the Company’s operating facilities.
          (l) Termination of Agreements. The agreements listed on Schedule 8.03(l) shall have been terminated.

ARTICLE IX
Termination, Amendment And Waiver
     Section 9.01 Termination.  This Agreement may be terminated at any time prior to the Effective Time:
          (a) by mutual written consent of Parent, Sub and the Company;
          (b) by either Parent or the Company upon written notice to the other:
               (i) if the Merger is not consummated within sixty (60) days of the date of this Agreement (the “End Date”), unless the failure to consummate the Merger by the End Date is the result of a breach of this Agreement by the party seeking to terminate this Agreement; or
               (ii) if any Governmental Entity issues an order or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order or other action shall have become final and nonappealable, unless such order or other action was issued or taken at the request or with the support of the party seeking to terminate this Agreement;
          (c) by Parent upon written notice to the Company:
               (i) if (A) Parent is not in material breach of its obligations under this Agreement and (B) (1) the Company has breached any of its representations, warranties, covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination such that, if not cured at or prior to the Closing, any of the conditions in Section 8.03(a) will not be satisfied, and (2) such breach by the Company has not been cured within thirty (30) days following receipt by the Company from Parent of written notice of the breach (provided, however, that no cure period shall be required for any such failure which, by its nature, cannot be cured); or
               (ii) if there shall be any action taken, or any Applicable Law or Order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Authority, which would: (A) prohibit Parent’s ownership or operation of all or any portion of the business of the Company or (B) compel Parent to dispose of or hold separate all or any portion of the assets or business of the Company, or limit its operation of the Company’s business, as a result of the Merger.
          (d) by the Company upon written notice to Parent if (A) Company is not in material breach of its obligations under this Agreement and (B) (i) either Parent or Sub has breached any of its representations, warranties, covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination such that, if not cured at or prior to the Closing, any of the conditions in Section 8.02(a) will not be satisfied and (ii) such breach by Parent or Sub has not been cured within thirty (30) days following receipt by Parent from the Company of written notice of the breach (provided, however, that no cure period shall be required for any such failure which, by its nature, cannot be cured).

     Section 9.02 Effect of Termination.
          (a) In the event of termination of this Agreement pursuant to the provisions of Section 9.01, this Agreement shall forthwith become void and there shall be no further obligation on the part of the Company, Parent, Sub or their respective officers or directors (except that (a) this Section 9.02, the last sentence of Section 7.02, Section 7.08, and Article XI (exclusive of Section 11.01) and the applicable provisions of Article I shall all survive the termination, and (b) each party shall remain liable for any breach of this Agreement occurring prior to the effective date of its termination). In addition, the Company shall repurchase the Parent Polyethylene Insert Inventory from the Parent in accordance with the provisions of the Letter Agreement.
          (b) In the event that (i) a proposal for or inquiry with respect to an Alternative Acquisition shall have been made to the Company or to any Company Equityholder(s) during the term of this Agreement or if the Company signs a letter of intent, term sheet, merger or acquisition agreement or other document or agreement relating to an Alternative Acquisition prior to or at any time within the 90 days following the termination of this Agreement, (ii) this Agreement is terminated (A) pursuant to Section 9.01(b)(i), or (B) pursuant to Section 9.01(c)(i) as a result of a breach of Section 6.02 or Section 7.01 of this Agreement or a willful breach of any other provision of this Agreement by the Company, and (iii) on or prior to the first anniversary of the termination of this Agreement, the Company consummates an Alternative Acquisition, then contemporaneous with the consummation of such Alternative Acquisition, the Company shall pay Parent a cash fee equal to $1,000,000.
     Section 9.03 Amendment.  This Agreement may not be amended except by action taken by the parties’ respective Boards of Directors or duly authorized committees thereof and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with Applicable Law, and after the Effective Time, including the Stockholder Representative; provided, however, that there shall not be made any amendment that by Applicable Law requires the further approval of the Company Stockholders or the stockholder of Sub without such further approval.
     Section 9.04 Extension; Waiver.  At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive, in whole or in part, any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) subject to the proviso of Section 9.03, waive compliance, in whole or in part, with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X
Indemnification
     Section 10.01 Availability of Escrow Account; Set-off Right.  The Escrow Account and the Set-off Right shall be available to: (a) indemnify, hold harmless and reimburse any Indemnified Party from any Damages for which such Indemnified Party is entitled to indemnification pursuant to this Article X, and (b) pay any other amount owed to the Parent or any other Indemnified Party pursuant to this Agreement or any other Transaction Agreement. The Company Equityholders shall not, in their capacities as such, have any monetary liability under this Agreement other than liability pursuant to the Escrow Account and the Set-off Right, except for fraud or willful breach by the Company, or by any director, officer or Affiliate of the Company or any Company Equityholder in connection with this Agreement or any of the other Transaction Agreements or the transactions contemplated hereby and thereby, for which the Company Equityholders shall be jointly and severally liable without limitation. Notwithstanding the foregoing, the following limitations shall apply to the Escrow Account and the Set-off Right: (i) any Damages for which an Indemnified Party is entitled to pursuant to Section 10.02(vii) below shall be paid first from the Tax Escrow Amount until the Tax Escrow Amount is fully depleted and then shall be paid from other funds in the Escrow Account and/or the Set-off Right; (ii) any Damages for which an Indemnified Party is entitled pursuant to Section 10.02(viii) shall be paid first from the Calcaneal Stem Claims Escrow Amount until the Calcaneal Stem Claims Escrow Amount is fully depleted and then shall be paid from other funds in the Escrow Account and/or the Set-Off Right. Additionally, following the first anniversary of the Closing Date, except for fraud and willful breach and except for all Claimed Amounts claimed in all Claim Notices delivered on or prior to the first anniversary of the Closing Date that have not been finally resolved or paid as of such date, the Escrow Account shall only be available to indemnify, hold harmless and reimburse any Indemnified Party from any Damages for which such Indemnified Party is entitled to indemnification pursuant to Sections 10.02(vii) and (viii) below. Moreover, following the third anniversary of the Closing Date, except for fraud and willful breach and except for all Claimed Amounts claimed in all Claim Notices delivered on or prior to the third anniversary of the Closing Date that have not been finally resolved or paid as of such date, the Escrow Account shall only be available to indemnify, hold harmless and reimburse any Indemnified Party from any Damages for which such Indemnified Party is entitled to indemnification pursuant to Sections 10.02 (viii) below.
     Section 10.02 Indemnification. From and after the Effective Time, each Indemnified Party shall be indemnified, held harmless and reimbursed from the Escrow Account and, if and to the extent the funds in the Escrow Account are insufficient therefor, pursuant to the Set-off Right, from and against any and all Damages incurred by such Indemnified Party arising out of:
               (i) any breach or failure to perform by the Company of any of its agreements, covenants or obligations in this Agreement;
               (ii) any breach of any warranty or the inaccuracy of any representation of the Company contained in this Agreement or in any Company Ancillary Agreement, including, without limitation, any warranty or representation contained in Article IV of this Agreement or in any certificate delivered by or on behalf of the Company or any officer thereof pursuant to Section 3.04(a) or Article VIII of this Agreement (provided that, in determining the amount of any Damages in respect of any inaccuracy in or any breach of any representation and warranty (but not in determining whether any representation or warranty was inaccurate or breached), any materiality or Company Material Adverse Effect qualification contained in such representation or warranty will in all respects be ignored);
               (iii) any Transaction Expenses and/or Transaction Bonuses (or portions thereof) paid by Parent or the Surviving Company or any of their respective Affiliates after the Closing, to the extent same were not deducted from the Closing Merger Consideration;
               (iv) any claim for indemnification made by past or present officers of the Company or the Subsidiary relating to or arising out of acts, omissions, events or circumstances occurring or existing at or prior to the Effective Time for which the Surviving Corporation or the Parent is required to provide indemnification, whether pursuant to Section 10.08 of this Agreement, the Company Charter, the Company By-laws, the organizational documents of the Subsidiary, indemnification agreements between such persons and the Company or otherwise;
               (v) the exercise of appraisal rights by any holder of Company Stock under the DGCL, including without limitation any Appraisal Share Payments in excess of the consideration which would otherwise be payable to a holder of Company Stock under this Agreement and any costs or expenses incurred by any Indemnified Party in connection with such appraisal proceeding;
               (vi) any claim by any Company Equityholder that it did not receive the full amount due to such Company Equityholder pursuant to this Agreement for any reason other than Parent’s failure to pay the Merger Consideration in accordance with the provisions of this Agreement, or any other claim by any Company Equityholder of any nature relating to Company Stock, Company Options or Company Warrants, the Merger, the other transactions contemplated by this Agreement, or the failure by the Company and/or the Subsidiary at any time to comply with the requirements of DGCL (including, without limitation, Section 228 thereof), other than good faith claims by the Stockholder Representative on behalf of the Company Equityholders alleging a breach by the Parent, the Sub or the Surviving Corporation of this Agreement or any of the Parent Ancillary Agreements;
               (vii) the failure of the Company or the Subsidiary to file any Tax Return due on or before the Effective Date or to pay any Tax incurred or required to be paid by the Company or the Subsidiary on or before the Effective Date, or, except with respect to Taxes resulting from the Spinoff, any breach of any warranty or the inaccuracy of any representation of the Company contained in Section 4.10 of this Agreement; and
               (viii) any Calcaneal Stem Claims;
provided, however, that, except in the case of fraud or willful breach, (1) the Indemnified Parties shall not be entitled to indemnification with respect to the matters set forth in Section 10.02(ii) above unless and until the aggregate amount of Damages borne by the Indemnified Parties with respect to such matters exceeds $200,000 (the “Basket”), at which time the Indemnified Parties shall be entitled to recover the Damages with respect to such matters, but only to the extent that such Damages exceed the Basket; and (2) the Indemnified Parties shall not be entitled to indemnification with respect to any matter set forth in Section 10.02(vi) above (collectively, “Company Equityholder Claims”) unless and until the aggregate amount of Damages borne by the Indemnified Parties with respect to such Company Equityholder Claim exceeds $25,000, at which time the Indemnified Parties shall be entitled to recover all Damages incurred with respect to such matter (including the $25,000 threshold amount). Damages for which any of the Indemnified Parties are entitled to recovery shall be reduced by (A) the amount of any insurance proceeds actually recovered by the Indemnified Party with respect to such Damages or right of indemnification reduced by the present value of any increases in insurance premiums which the Parent, reasonably estimates to result from such recoveries, (B) the amount of any Tax Benefits realized by the Indemnified Parties that is attributable to any deduction, loss, credit or other Tax Benefit resulting from or arising out of such Damages, and (C) any indemnity, contribution or other similar payment actually recovered by the Indemnified Parties from any third party with respect to such Damages (other than those covered by clause (A) of this sentence). To the extent that any amounts are recovered by an Indemnified Party following the payment of any Damages that would have reduced the amount of Damages pursuant to clauses (A), (B) or (C) of the immediately preceding sentence, such recovered amounts shall be: (x) if such payment of Damages was made from the Escrow Account and such Escrow Account remains in effect (i.e. that a Claim for indemnification from the Escrow Account remains indemnifiable in accordance with the terms of Article X and Section 3.07), promptly paid into the Escrow Account, (y) if such payment of Damages was made by exercise of the Set-off Right, or if from the Escrow Account and such Escrow Account is no longer in effect (i.e. that a Claim for indemnification from the Escrow Account is no longer indemnifiable in accordance with the terms of Article X and Section 3.07), promptly delivered to the Company Equityholders in accordance with Section 3.07, and (z) otherwise, promptly delivered to the Company Equityholders in proportion to the amount of such Damages for which each such Company Equityholder was held responsible hereunder.
     Section 10.03 Notice and Determination of Claims.
          (a) If any Indemnified Party wishes to make a claim for indemnification pursuant to this Article X, such Indemnified Party (individually or collectively, the “Claiming Party”) shall so notify the Stockholder Representative and (if the Claiming Party is not the Parent) the Parent in writing (the “Claim Notice”). The Claim Notice shall set forth in reasonable detail (i) the facts and circumstances giving rise to such claim for indemnification, including the section(s) reference of this Article X pursuant to which the Damages claim arose, (ii) the nature of the Damage incurred or expected to be incurred, and (iii) the amount of Damages actually incurred, to the extent then known (the “Known Claimed Amount”) and, to the extent the Damages have not yet been incurred or are not yet known or quantifiable, an estimate of the amount of Damages that could reasonably be expected to be incurred (the “Estimated Claimed Amount” and, together with the Known Claimed Amount, the “Claimed Amount”).
          (b) The Stockholder Representative may in good faith, at any time on or before the twentieth business day following its receipt of a Claim Notice (the “Objection Period”), object to the claim made in such Claim Notice by delivering written notice to Parent, the Escrow Agent and (if the Claiming Party is not the Parent) the Claiming Party (a “Claim Objection”). The Claim Objection shall set forth in reasonable detail the good faith reasons for the objection to such claim for indemnification, and the amount of any Claimed Amount which is disputed.
          (c) If Parent does not receive a Claim Objection in respect of any Claim Notice in accordance with Section 10.03(b): (i) to the extent there are funds remaining in the Escrow Account for the matters covered by the Claim Notice, the Parent may instruct the Escrow Agent to disburse the Claimed Amount from the Escrow Account to the Claiming Party; and (ii) if all of the funds in the Escrow Account have been disbursed in accordance with this Agreement or the funds remaining in the Escrow Account are not sufficient to pay the Claimed Amount in full, the Parent may exercise its Set-off Right with respect to such Claimed Amount or any portion thereof that was not paid out of the Escrow Account, and deduct such amount from the next payment of the Contingent Merger Consideration due hereunder or any other payment that may thereafter become due from the Company hereunder or under any other Company Ancillary Agreement (it being understood in either case that the Claiming Party shall retain the right to make one or more additional claims for indemnification hereunder in respect of any Estimated Claimed Amount if the actual amount of Damages incurred by such Claiming Party in respect thereof exceed the Estimated Claimed Amount).
          (d) If Parent receives a Claim Objection in respect of any Claim Notice in accordance with Section 10.03(b), Parent (i) may instruct the Escrow Agent to disburse from the Escrow Account and (if the Escrow Account no longer exists or the funds remaining in the Escrow Account are not sufficient to pay the Claimed Amount in full) exercise its Set-off Right with respect to the portion of the Claimed Amount not being disputed, if any (it being understood that the Claiming Party shall retain the right to make one or more additional claims for indemnification hereunder in respect of any Estimated Claimed Amount not disputed if the actual amount of Damages incurred by such Indemnified Party in respect thereof exceed the Estimated Claimed Amount), and (ii) instruct the Escrow Agent to designate and segregate out of the Escrow Account a portion thereof equal to the Claimed Amount which is disputed (a “Segregated Portion”). Thereafter, the Escrow Agent shall not distribute such Segregated Portion until (1) the rights of parties have been determined by final, non-appealable judgment or order of a court of competent jurisdiction and the Escrow Agent has received evidence reasonably satisfactory to it of such final judgment or order, at which time the Escrow Agent shall promptly disburse the Segregated Portion in accordance with such final judgment or order, or (2) the Escrow Agent has received written instructions signed by both the Claiming Party and the Stockholder Representative as to the disposition of the Segregated Portion, at which time the Escrow Agent shall promptly disburse the Segregated Portion in accordance with such written instructions. If the Escrow Account no longer exists or the funds remaining in the Escrow Account are not sufficient to pay the disputed portion of the Claimed Amount in full, the Parent may exercise its Set-off Right with respect to such portion of the disputed Claimed Amount that is not covered by the Escrow Account (the “Disputed Set-off Amount”); provided, however, that if it is subsequently determined pursuant to a final, non-appealable judgment or order of a court of competent jurisdiction or a written agreement between the Claiming Party and the Stockholder Representative that the Parent is not entitled exercise its Set-off Right with respect to some or all of the Disputed Set-off Amount, Parent shall promptly pay the Disputed Set-off Amount or applicable portion thereof, as the case may be, to the party or parties to which it is owed.
     Section 10.04 Third Party Claims.  In the event that an Indemnified Party receives written notice of the commencement of any action or Proceeding, the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought pursuant to this Article X (a “Third Party Claim”), and the Indemnified Party intends to seek indemnity pursuant to this Article X, the Indemnified Party shall promptly provide the Stockholder Representative with notice of such action, Proceeding, claim, penalty or assessment. The rights of an Indemnified Party to be indemnified hereunder in respect of Third Party Claims shall not be adversely affected by its failure to give notice to the Stockholder Representative unless, and only to the extent that, the Stockholder Representative is materially prejudiced thereby. If a Third Party Claim is made against an Indemnified Party, the Stockholder Representative shall be entitled to participate in the defense thereof at its own expense with counsel of its choosing reasonably satisfactory to the Indemnified Party. The Indemnified Party shall have the right in its sole discretion to settle any such Third Party Claim; provided, however, that, without the consent of the Stockholders Representative (which consent shall not be unreasonably withheld, delayed or conditioned), no settlement of any such Third Party Claim shall be determinative of the amount of Damages relating to such matter.
     Section 10.05 Exclusive Remedy.  Notwithstanding anything to the contrary in this Agreement, except in the case of fraud or willful breach, the Escrow Account and Set-off Right as provided in this Article X shall be the sole and exclusive remedies and recourse available to the Indemnified Parties after the Effective Time for any Damages arising out of any breach of any of the representations, warranties or covenants in this Agreement or all other agreements, obligations or provisions contained in this Agreement, or in any exhibit or any certificate or schedule delivered pursuant to this Agreement, and the Indemnified Parties shall have no claim for Damages or recourse of any kind against Company Stockholders after the Effective Time for breach of any of the representations, warranties or covenants in this Agreement or all other agreements, obligations or provisions contained in this Agreement, the Transaction Agreements (other than this Agreement and any agreements, documents and instruments executed in connection with the Spinoff) or in any other exhibit or any certificate or schedule delivered pursuant to this Agreement; provided, however, the Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, injunctive relief and any other equitable remedy.
     Section 10.06 No Duplication Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement. For avoidance of doubt, no claim for indemnification may be made under this Article X for an amount that has been paid pursuant to a working capital adjustment in accordance with Section 3.04. For avoidance of doubt, no claim for indemnification may be made under this Article X for a liability that has been fully accrued for and reserved against as reflected on the Financial Statements.
     Section 10.07 Waiver of Jury Trial.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 10.08 Indemnification for Company Officers and Directors.
          (a) For a period of six (6) years from and after the Closing Date, Parent and the Surviving Corporation agree to indemnify and hold harmless all past and present officers and directors of the Company to the same extent such persons are indemnified by the Company as of the date of this Agreement pursuant to the Company Charter or Company By-laws or under Applicable Law for acts or omissions which occurred at or prior to the Effective Time. This indemnification shall not apply to any claim or action by any such officer or director brought against the Company or any of its predecessors, successors, assigns, officers, directors, stockholders, employees or agents in response to or in connection with any claim brought by a Indemnified Party pursuant to any other Section of Article X of this Agreement or any other agreement contemplated by this Agreement.
          (b) The provisions of this Section 10.08 are intended for the benefit of, and shall be enforceable by, all past and present officers and directors of the Company and his or her heirs and representatives. The rights of all past and present officers and directors of the Company under this Section 10.08 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract, Applicable Law or otherwise.
ARTICLE XI
General Provisions
     Section 11.01 Survival of Representations and Warranties.  Notwithstanding any right of Parent and Sub (whether or not exercised) to investigate the affairs of the Company or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, the Company Equityholders, Parent and Sub each have the right to rely fully upon the representations, warranties, covenants and agreements of the others contained in this Agreement. The representations and warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) until 11:59pm eastern time on the due date of the Contingent Merger Consideration payment payable with respect to the Second Earnout Period. For purposes of clarity, it is understood and agreed that the provisions of this Section 11.01 are not intended to and shall not be construed or deemed to limit the survival of any covenant or agreement contained in this Agreement or in any other Transaction Agreement and all such covenants and agreements of the parties shall survive in accordance with their respective terms.
     Section 11.02 Notices.  All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) on the same business day if receipt of facsimile transmission is confirmed, or one business day after the business day of facsimile transmission, if delivered by facsimile transmission, and shall be addressed to the intended recipient as set forth below:
(a) if to the Company, to:
INBONE Technologies, Inc.
2999 Regent Street, Suite 715
Berkeley, CA 94705
Fax: (510) 845-8700
Attention: Jeffrey W. Dunn, President & CEO
with a copy to:
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
155 Constitution Drive
Menlo Park, CA 94025
Fax: (877) 880-0612
Attention: Bennett L. Yee

(b) if to Parent, to:
Wright Medical Technology, Inc
5677 Airline Road
Arlington, TN 38002
Fax: (901) 867-4398
Attention: Gary D. Henley, President and CEO
with a copy to:
Wright Medical Technology, Inc
5677 Airline Road
Arlington, TN 38002
Fax: (901) 867-4398
Attention: Jason P. Hood, Vice President and General Counsel
and a copy to:
Duane Morris LLP
470 Atlantic Avenue
Boston, MA 02210
Fax: 617-289-9201
Attention: Dana C. Blakslee
(c) if to the Stockholder Representative, to:
Jeffrey Dunn
     Section 11.03 Interpretation.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 11.04 Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable: (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     Section 11.05 Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of this Agreement by facsimile shall be effective to the fullest extent permitted by Applicable Law.
     Section 11.06 Entire Agreement; No Third-Party Beneficiaries.  The Transaction Agreements and all exhibits and schedules hereto and thereto and the Confidentiality Agreement, taken together, (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (ii) except for, from and after the Effective Time, Section 3.01(c), Section 3.03(b), Section 3.04(d), Section 7.05 and Article X, are not intended to confer upon any Person other than the parties any rights or remedies. That certain Letter of Intent entered into between Parent and the Company as of January 9, 2008 is hereby terminated and shall be of no further force and effect as of the date hereof.
     Section 11.07 Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties agree that any suit, action or other proceeding arising out of or relating to this Agreement or any transactions contemplated hereby shall be brought in the courts of the State of Delaware or the federal courts of the United States of America located in such state, and irrevocably and unconditionally submits and consents to the exclusive jurisdiction of such courts for the purposes of any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby, and hereby waives the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding.
     Section 11.08 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and after the Effective Time, including the Stockholder Representative. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
[Signature Page Follows]

     IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

Wright Medical Technology, Inc.
By:	/s/ Gary D. Henley
Name:
Title:

LAB Acquisition Corp.
By:	/s/ Gary D. Henley
Name:
Title:

INBONE Technologies, Inc.
By:	/s/ Jeffrey Dunn
	Name:	Jeffrey Dunn
	Title:	Chief Executive Officer

     The Stockholder Representative hereby accepts his obligations in this Agreement:

By:	/s/ Jeffrey Dunn
	Name:	Jeffrey Dunn

Agreement and Plan of Merger and Reorganization
Signature Page

EXHIBIT A
Glossary
     “Affiliate” means, for any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.
     “Allocable Percentage” has the meaning set forth in Section 3.01(d).
     “Alternative Acquisition” has the meaning set forth in Section 6.02(a).
     “Alternative Acquisition Proposal” has the meaning set forth in Section 6.02(a).
     “Applicable Law” means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including common law), rules, regulations, ordinances or codes of any Governmental Entity, and (ii) orders, decisions, injunctions, rulings, directives, interpretations, judgments, awards and decrees of any Governmental Entity.
     “Appraisal Share Payments” has the meaning set forth in Section 3.01(e).
     “Appraisal Shares” has the meaning set forth in Section 3.01(e).
     “Basket” has the meaning set forth in Section 10.02.
     “Broker Fees” has the meaning set forth in Section 4.28.
     “Calcaneal Stem 510(k) Approval” has the meaning set forth in Section 3.06(b)(i).
     “Calcaneal Stem Claims” means any claims that may be brought by patients that were implanted with the Company’s calcaneal stem device prior to the Effective Time and prior to Calcaneal Stem 510(k) Approval, including, without limitation, claims that the Company failed to obtain appropriate prior written consent from such patients prior to performing such implants.
     “Calcaneal Stem Claims Escrow Amount” has the meaning set forth in Section 3.07(a).
     “Cash and Cash Equivalents” means all cash and cash equivalents of the Company, determined in accordance with GAAP, including any cash security deposits made on Company credit cards (and any accrued interest thereon).
     “Certificate” or “Certificates” mean the certificate or certificates that immediately prior to the Effective Time represent issued and outstanding shares of Company Stock.

     “Certificate of Merger” has the meaning set forth in Section 2.02.
     “Claim Objection” has the meaning set forth in Section 10.03(b).
     “Claim Notice” has the meaning set forth in Section 10.03(a).
     “Claimed Amount” has the meaning set forth in Section 10.03(a).
     “Claiming Party” has the meaning set forth in Section 10.03(a).
     “Closing” means the closing of the transactions contemplated by this Agreement.
     “Closing Date” means the date on which the Closing occurs.
     “Closing Balance Sheet” has the meaning set forth in Section 3.04(c).
     “Closing Merger Consideration” means (a) the sum of (i) Twenty-Four Million Three Hundred Twenty-Five Thousand Dollars ($24,325,000.00), as adjusted by Section 3.04(b), and (ii) the Closing Net Cash Amount, minus (b) the sum of (i) the amount of Transaction Expenses, if and to the extent such Transaction Expenses are not paid by the Company prior to the Effective Time, and (ii) the amount of any Transaction Bonuses, if and to the extent such Transaction Bonuses are not paid by the Company prior to the Effective Time.
     “Closing Net Cash Amount” means the difference between (a) the Cash and Cash Equivalents of the Company as of the Effective Time, minus (b) the sum of (i) the Indebtedness of the Company as of the Effective Time, determined in accordance with GAAP, plus (ii) the amount (if any) paid to the Company by the Parent for the Parent Polyethylene Insert Inventory pursuant to the Letter Agreement and any other amounts paid or advanced to the Company by the Parent or any of its Affiliates (if any) during the period from the date of this Agreement through the Effective Time.
     “Closing Working Capital Amount” means the amount of the Working Capital as of the Closing.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Common Stock” means the common stock, $0.001 par value per share, of the Company.
     “Company Ancillary Agreements” means the Company Disclosure Letter, the Escrow Agreement, the Certificate of Merger and all other agreements or certificates required by Section 8.03 to which the Company is a party or a signatory.
     “Company Board” means the Board of Directors of the Company.
     “Company By-laws” means the by-laws of the Company, as the same may be amended.

     “Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, as the same may be amended.
     “Company Closing Statement” has the meaning set forth in Section 3.04(a).
     “Company Disclosure Letter” means the letter, dated as of the date of this Agreement, delivered by the Company to Parent and Sub.
     “Company Equityholders” has the meaning set forth in Section 3.05(a).
     “Company Equityholder Claims” has the meaning set forth in Section 10.02.
     “Company Investment” has the meaning set forth in Section 4.02.
     “Company Line of Credit” means the line of credit. credit card or merchant account with Silicon Valley Bank pursuant to that certain agreement entered into under which the Company may borrow up to $40,000.00.
     “Company Material Adverse Effect” means any change, event, circumstance, condition or effect that is or is reasonably likely to be, individually or in the aggregate, materially adverse to the condition (financial or otherwise), capitalization, properties, products, assets (including intangible assets), Intellectual Property, liabilities, business, operations or results of operations of the Company and/or the Subsidiary, taken as a whole, except for any such circumstance, condition, change in or effect on the Company resulting from (i) any changes in general (domestic, foreign or global) economic, regulatory, political or business conditions, in each case, which do not disproportionately affect the Company taken as a whole, as compared to similarly-situated companies, or any act of terrorism, epidemic, natural disaster or war; (ii) any changes or events affecting the industry or industries in which the Company operates, in each case, which do not disproportionately affect the Company taken as a whole, as compared to similarly-situated companies; (iii) any matters resulting from this Agreement (including compliance with the terms of this Agreement) or the transactions contemplated by this Agreement or the announcement or pendency hereof, (iv) any violations or other matters arising from changes in law or GAAP or (v) any event, circumstance or condition set forth on the Company Disclosure Letter to this Agreement, to the extent that it is reasonably apparent from a reading of the disclosure, and not of the underlying documents, instruments or other referenced materials, that such event, circumstance or condition is or is reasonably likely to be, individually or in the aggregate, materially adverse to the condition (financial or otherwise), capitalization, properties, products, assets (including intangible assets), Intellectual Property, liabilities, business, operations or results of operations of the Company and/or the Subsidiary, taken as a whole.
     “Company Option” means any option to purchase Common Stock granted under any Company Option Plan and any Non-Plan Stock Option.
     “Company Option Plan” means the Company’s 2005 Stock Plan.

     “Company Plans” has the meaning set forth in Section 4.11(b).
     “Company Plan Related Agreements” has the meaning set forth in Section 4.11(b).
     “Company Preferred Stock” means the Company Stock other than the Common Stock.
     “Company Products” has the meaning set forth in Section 3.06(a).
     “Company Severance and Benefits Payments” means all severance, health insurance and other benefits amounts payable to the Persons and in the amounts or terms listed on Schedule A hereto.
     “Company Stock” means the Common Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series B Preferred Stock.
     “Company Stockholders” has the meaning set forth in Section 3.03(b).
     “Company Voting Debt” means any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.
     “Company Warrantholders” has the meaning set forth in Section 3.01(d).
     “Company Warrants” means the outstanding warrants to purchase Company Stock.
     “Confidentiality Agreement” means the Mutual Nondisclosure Agreement between the Company and Parent dated as of November 2, 2007.
     “Consent” means any consent, approval, license, Permit, Order or authorization.
     “Contingent Merger Consideration” has the meaning set forth in Section 3.06(b).
     “Contract” means any contract, lease, license, indenture, note, bond, mortgage, agreement, Permit, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement, whether written or oral.
     “Damages” means any and all claims and/or Liabilities, damages, penalties, judgments, assessments, losses, costs and expenses (including reasonable attorneys’ fees and expenses).
     “DGCL” means the Delaware General Corporation Law, as amended from time to time.
     “Dispute Notice” has the meaning set forth in Section 3.04(c)(ii).
     “Dollars” or “$” means United States dollars.
     “Earnout Payment(s)” has the meaning set forth in Section 3.06(b)(iii).

     “Earnout Period(s)” has the meaning set forth in Section 3.06(a).
     “Earnout Report” has the meaning set forth in Section 3.06(c).
     “End Date” has the meaning set forth in Section 9.01(b)(i).
     “Equity Instruments” has the meaning set forth in Section 3.03(b)(i).
     “Effective Time” shall have the meaning set forth in Section 2.02.
     “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 and the Occupational Safety and Health Act of 1970, each as amended, together with all other Applicable Laws (including rules, regulations, codes, common law, plans, injunctions, judgments, Orders, decrees, rulings and charges thereunder) of any Governmental Entity concerning pollution, protection of the environment or exposure of any person to Hazardous Substances, including laws relating to emissions, discharges, releases, or threatened releases of Hazardous Substances into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, clean-up, transport, or handling of Hazardous Substances, but excluding Applicable Laws issued pursuant to the Food, Drug and Cosmetics Act of 1976 as amended and similar Applicable Laws of any other jurisdiction relating to food, drugs and medical devices.
     “Environmental Permits” means any federal, state and local Permit, license, registration, Consent, Order, administrative consent order, certificate, approval or other authorization with respect to the Company necessary for the conduct of its business as currently conducted or previously conducted under any Environmental Law.
     “ERISA” means the Employment Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.
     “Escrow Account” has the meaning set forth in Section 3.07(a).
     “Escrow Agent” has the meaning set forth in Section 3.07(a).
     “Escrow Agreement” has the meaning set forth in Section 3.07(a).
     “Escrow Amount” has the meaning set forth in Section 3.07(a).
     “Exchange Fund” has the meaning set forth in Section 3.03(a).
     “FDA” has the meaning set forth in Section 4.29(a).

     “Final Escrow Release Date” has the meaning set forth in Section 3.07(c)(iii).
     “Financial Statements” has the meaning set forth in Section 4.06(a).
     “First Escrow Release Date” has the meaning set forth in Section 3.07(c)(i).
     “First Earnout Period” has the meaning set forth in Section 3.03(b).
     “GAAP” means, as to any Person, United States generally accepted accounting principles, applied on a basis consistent with the basis on which the most recent audited financial statements of such Person (or if such Person does not have any audited financial statements, the most recent unaudited year-end financial statements of such Person) were prepared prior to the date of this Agreement.
     “Governmental Entity” means any:
     (i) federal, state, local, municipal, or foreign government;
     (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, instrumentality or entity and any court or other tribunal);
     (iii) multi-national organization or body; or
     (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.
     “Hazardous Substance” means any material, substance, waste or emission determined by any Governmental Entity to hazardous, acutely hazardous, or toxic, a pollutant or contaminant, or which is considered a “hazardous substance”, “hazardous waste”, “toxic substance”, “toxic waste”, “pollutant”, “contaminant” or words of similar import under any Environmental Law, including petroleum hydrocarbons and asbestos.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indebtedness” means, without duplication, (i) all obligations for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations upon which interest charges are customarily paid, (iv) all obligations under conditional sale or other title retention agreements relating to purchased property, (v) all obligations issued or assumed as the deferred purchase price of property or services (excluding obligations to creditors for raw materials, inventory, services and supplies incurred in the ordinary and usual course of business), (vi) all capitalized lease obligations, (vii) all obligations of others secured by a Lien, other than Permitted Liens under clauses (i) or (ii) of the definition thereof, on property or assets of the Company, whether or not the obligations secured thereby have been assumed, (viii) all obligations under interest rate or currency hedging transactions (valued at the termination value thereof), (ix) all letters of credit and (x) all guarantees and arrangements having the economic effect of a guarantee of any indebtedness of any other Person. For the purpose of clarity, “Indebtedness” does not include accounts payable to vendors (either directly or through credit cards) incurred in the ordinary and usual course of business.
     “Indemnified Party” means (i) Parent, the Surviving Corporation and each Affiliate thereof after giving effect to the Merger and (ii) each of the respective directors, officers, employees and agents of any of the entities described in the immediately preceding clause (i) and each of the heirs, executors, successors and assigns of any of such directors, officers, employees and agents.
     “Independent Accountant” has the meaning set forth in Section 3.04(c)(ii).
     “Intellectual Property Agreements” has the meaning set forth in Section 4.17(a).
     “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), and (g) all other proprietary rights.
     “Interim Financial Statements” has the meaning set forth in Section 4.06(a).
     “IRS” means the Internal Revenue Service.
     “Key Employee” means those individuals listed on Schedule 8.03(j) and any other individual that is contemplated to enter into an employment or consulting agreement pursuant to this Agreement.
     “Knowledge” means, with respect to a particular fact or other matter, actual awareness of such fact or other matter after reasonable inquiry. The Company will be deemed to have “Knowledge” of a particular fact or other matter if any officer or director of the Company have Knowledge of such fact or other matter.
     “Leased Real Property” has the meaning set forth in Section 4.16(b).
     “Leases” has the meaning set forth in Section 4.16(b).

     “Letter Agreement” has the meaning set forth in Section 8.03(k).
     “Letter of Transmittal” has the meaning set forth in Section 3.03(b)(i).
     “Liabilities” means any and all debts, liabilities, obligations, responsibilities, actions, losses, damages, fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including any costs, expenses, interests, reasonable attorneys’ fees, disbursements and expense of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof.
     “Licensed Intellectual Property” means all Intellectual Property licensed by the Company from a third party.
     “Liens” means pledges, liens, charges, rights of others, subleases, easements, title defects, mortgages, licenses, encumbrances, security interests and other adverse claims or interests of any kind or nature whatsoever.
     “Material Contracts” means Contracts that are material to the business, properties, assets, financial condition, or results of operations of the Company, including, without limitation, any license, assignment or other agreement that purports to transfer or grant an interest in any Intellectual Property.
     “Merger” has the meaning set forth in the Recitals hereto.
     “Merger Consideration” means the sum of (a) the Closing Merger Consideration, plus (b) the Contingent Merger Consideration, if any.
     “Non-Plan Stock Option” means any outstanding stock options that have been granted outside of the Company Option Plan.
     “Objection Period” has the meaning set forth in Section 10.03(b).
     “Order” means, with respect to any Person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree, or verdict entered, issued, made, or rendered by any court, administrative agency, arbitrator or other Governmental Entity affecting such Person or any of its properties or businesses.
     “ordinary and usual course of business” means an action taken by a Person that is consistent with the past practices of such Person and is taken in the ordinary course of operations of such Person.
     “Owned Intellectual Property” means all Intellectual Property owned by the Company.
     “Parent” has the meaning set forth in the heading hereto.

     “Parent Ancillary Agreements” means the Escrow Agreement and each other agreement to be entered into with the Company by Parent or Sub pursuant hereto or as contemplated hereby.
     “Parent Board” means the Board of Directors of Parent.
     “Parent Closing Statement” has the meaning set forth in Section 3.04(c)(i).
     “Parent Material Adverse Effect” means any event, circumstance or change that, individually or when taken with all such other events, circumstances or changes, has or is reasonably likely to have a material adverse effect on the ability of Parent or Sub to perform its obligations under this Agreement or on the ability of Parent or Sub to consummate the Merger.
     “Parent Polyethylene Insert Inventory” has the meaning set forth in Section 8.03(k).
     “Paying Agent” means Continental Stock Transfer & Trust Company or such other Person selected by Parent prior to the Effective Time to act as paying agent for the payment of the Merger Consideration pursuant to Article III hereof as set forth in Section 3.03(a).
     “Permit” has the meaning set forth in Section 4.25.
     “Permitted Liens” means (i) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Financial Statements, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s or other like liens arising or incurred in the ordinary and usual course of business for amounts which are not delinquent and which will not individually or in the aggregate have a Company Material Adverse Effect, (iii) original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary and usual course of business for which adequate accruals have been established in accordance with GAAP in the Financial Statements, (iv) with respect to the Real Property, (A) easements, quasi-easement, licenses, covenants, rights-of-way and other similar restrictions or other matters which would be shown by a current title report or other similar report or listing, (B) zoning, building and other similar restrictions and (C) other Liens which do not materially impair the use of the Real Property as currently used by the Company, including, cash security deposits paid to landlords and lessors of such leased premises or leased property and (v) deposits or pledges made in the ordinary and usual course of business in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pension or other social security obligations.
     “Person” means any individual, firm, corporation (including any non-profit corporation), general or limited partnership, company, limited liability company, trust, joint venture, estate, association, organization, labor union, or other entity or Governmental Entity.
     “Post-510(k) Approval Sales Revenue” has the meaning set forth in Section 3.06(a).
     “Pre-510(k) Approval Sales Revenue” has the meaning set forth in Section 3.06(a).

     “Prior Period Annual Sales” has the meaning set forth in Section 3.06(a).
     “Proceedings” means any action, arbitration, audit, hearing, investigation, proceeding, litigation, or suit, in law or in equity (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.
     “Pro-Rated Pre-510(k) Approval Prior Period Annual Sales” has the meaning set forth in Section 3.06(a).
     “Pro-Rated Post-510(k) Approval Prior Period Annual Sales” has the meaning set forth in Section 3.06(a).
     “Registered Intellectual Property” has the meaning set forth in Section 4.17(a).
     “Remaining Escrow Funds” has the meaning set forth in Section 3.07(c).
     “Responsible Officer” means the Chief Executive Officer or Chief Financial Officer of the Company.
     “Sales Revenue” has the meaning set forth in Section 3.06(a).
     “Second Earnout Period” has the meaning set forth in Section 3.06(a).
     “Second Escrow Release Date” has the meaning set forth in Section 3.07(c)(ii).
     “Secretary of State of Delaware” has the meaning set forth in Section 2.02.
     “Series A Preferred Stock” means the Series A Preferred Stock, $0.001 par value per share, of the Company.
     “Series A-1 Preferred Stock” means the Series A-1 Preferred Stock, $0.001 par value per share, of the Company.
     “Series A-2 Preferred Stock” means the Series A-2 Preferred Stock, $0.001 par value per share, of the Company.
     “Series B Preferred Stock” means the Series B Preferred Stock, $0.001 par value per share, of the Company.
     “Set-off Right” means the right of the Parent to set-off against and deduct from the Contingent Merger Consideration (a) up to an aggregate amount of One Million Dollars ($1,000,000.00) of any Damages for which any Indemnified Party is entitled to indemnification pursuant to Company Equityholder Claims of which an Indemnified Party receives notice within one (1) year following the Effective Time (the “Company Equityholder Claim Set-off Right Amount”); and (b) up to an aggregate of One Million Five Hundred Thousand Dollars ($1,500,000.00) of (i)

any Damages for which any Indemnified Party is entitled to indemnification pursuant to Article X (including, without limitation, Company Equityholder Claims), and (ii) any other amount owed to the Parent or any other Indemnified Party pursuant to this Agreement or any other Transaction Agreement (the “General Set-off Right Amount”). Any exercise of the Set-off Right with respect to Company Equityholder Claims shall be applied first against the Company Equityholder Claim Set-off Right Amount, and the General Set-off Right Amount shall be used to satisfy Company Equityholder Claims only after the Company Equityholder Set-off Claim Amount has been exhausted. For purposes of clarity, nothing herein shall preclude an Indemnified Party from obtaining indemnity from the Escrow Account for Company Equityholder Claims.
     “Specified Contracts” has the meaning set forth in Section 4.18(a).
     “Specified Stockholders” has the meaning set forth in Section 3.05(c).
     “Spinoff” has the meaning set forth in Section 7.06.
     “Stockholder Representative” has the meaning set forth in Section 3.05(a).
     “Stockholder Representative Claim” has the meaning set forth in Section 3.05(e).
     “Stockholder Representative Expenses” has the meaning set forth in Section 3.05(e).
     “Stock Transfer Tax” means any state, local, foreign or provincial Tax which is attributable to the transfer of Company Stock.
     “Sub” has the meaning set forth in the heading hereto.
     “Sub Board” has the meaning set forth in Section 5.03.
     “Sub By-laws” means the by-laws of Sub, as the same may be amended.
     “Sub Charter” means the Certificate of Incorporation of Sub, as the same may be amended.
     “Subsidiary” has the meaning set forth in the preamble to Article IV.
     “Surviving Corporation” has the meaning set forth in Section 2.01.
     “Tax” or “Taxes” means any and all taxes, duties, charges, fees, levies and other assessments of any nature imposed by any Governmental Entity, including U.S. federal, state, county, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any liability for the payment of any amounts of the type described above in this definition as a result of any express or implied obligation to indemnify any other Person and including any liability for taxes of a predecessor or transferor.

     “Tax Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Taxes for such entity or subdivision, including any Governmental Entity that imposes, or is charged with collecting, social security or similar charges or premiums.
     “Tax Benefit” means, and shall be realized by a Person for purposes of this Agreement when such Person obtains an actual reduction in Tax liability; for purposes of clarity, increases in Tax attributes, such as loss carryovers and basis, shall not be deemed a Tax benefit until such Person obtains an actual reduction in Tax liability from the use of such attribute.
     “Tax Claim Notice” means any Claim Notice delivered by an Indemnified Party where the facts and circumstances giving rise to such claim for indemnification are pursuant to Section 10.02(vii).
     “Tax Escrow Amount” has the meaning set forth in Section 3.07(a).
     “Tax Return” means all federal, state, local, provincial and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes.
     “Third Party Claim” has the meaning set forth in Section 10.04.
     “Transaction Agreements” means this Agreement, the Company Ancillary Agreements and the Parent Ancillary Agreements.
     “Transaction Expenses” has the meaning set forth in Section 7.08.
     “Transaction Bonuses” means any amounts payable to officers, directors, employees, consultants or advisors of the Company or any other Person in connection with or as a result of the transactions contemplated by this Agreement, including, without limitation, the respective recipients and amounts set forth on Schedule 1.01; provided, however, that Transaction Bonuses shall not include Company Severance and Benefits Payments.
     “Warranty Obligations” has the meaning set forth in Section 4.30.
     “Working Capital” means, as of any applicable date, (a) the current assets of the Company and the Subsidiary, excluding Cash and Cash Equivalents, minus (b) the current liabilities of the Company and the Subsidiary, excluding: (i) any and all Indebtedness (to the extent such Indebtedness is classified as a current liability of the Company for financial reporting purposes), and (ii) all Transaction Expenses. Working Capital as herein defined, and all components thereof, shall be determined in accordance with GAAP and, to the extent consistent with GAAP, the Company’s past practices.
     “Written Consent” has the meaning set forth in Section 7.01.

     “Year-End Balance Sheet” has the meaning set forth in Section 4.06(a).
     “Year-End Financial Statements” has the meaning set forth in Section 4.06(a).

EXHIBIT B
LETTER OF TRANSMITTAL
to
Surrender and Exchange Shares of Capital Stock and Warrants of
INBONE Technologies, Inc. (the “Company”)
in connection with the Merger (the “Merger”) of
LAB Acquisition Corp. (the “Merger Sub”),
a Wholly-Owned Subsidiary of Wright Medical Technology, Inc. (the “Purchaser”),
with and into the Company
     THIS FORM SHOULD BE COMPLETED, SIGNED AND SENT TOGETHER WITH YOUR CERTIFICATE(S) FOR SHARES OF CAPITAL STOCK AND YOUR OPTIONS AND WARRANTS TO THE ADDRESS BELOW. DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN BELOW DOES NOT CONSTITUTE A VALID DELIVERY.
     Deliver by commercial carrier (such as DHL or FedEx), expedited delivery, delivery receipt requested to:

Duane Morris LLP

470 Atlantic Avenue

Suite 500

Boston, Massachusetts 02210

Attention: Dana C. Blakslee, Esq.
For Information Contact Dana C. Blakslee, Esq. at (857) 488-4243

     INBONE Technologies, Inc.
     2999 Regent St., Ste. 715
     Berkeley, CA 94705
     Wright Medical Technology, Inc
     5677 Airline Road
     Arlington, TN 38002
     Ladies and Gentlemen:
     Pursuant to the Merger through which the Company will survive and become a wholly-owned subsidiary of the Purchaser (the “Surviving Corporation”), the undersigned hereby surrenders to the Surviving Corporation all of the certificates representing Company Stock (the “Certificates”), and the Company Warrants owned by the undersigned as set forth on the Merger Consideration Schedule (or an Affidavit in lieu thereof, as provided in Section 6 of the attached Instructions). It is understood that this Letter of Transmittal is subject to (i) the terms and conditions of the Agreement and Plan of Merger and Reorganization, dated as of March 7, 2008 (as the same may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Purchaser, the Merger Sub, the Company and the Stockholder Representative, a copy of which has been previously delivered to the undersigned with the Information Statement of the Company relating to the Merger Agreement, and (ii) the accompanying Instructions. All capitalized terms used in this Letter of Transmittal that are not defined herein have the meanings assigned to them in the Merger Agreement.
     Upon the terms and subject to the conditions set forth in the Merger Agreement, each share of Company Stock and each Company Warrant will be converted in the Merger, into the right to receive that portion of the Merger Consideration allocated to such share of Company Stock or Company Warrant in accordance with Article III of the Merger Agreement (the “Merger Consideration”), without interest and subject to any required withholding taxes. The undersigned hereby irrevocably surrenders to the Surviving Corporation the Certificates and the Company Warrants for cancellation in exchange for the allocable portion of the Merger Consideration in respect of each share of Company Stock formerly represented by the Certificates and each Company Warrant, subject to the withheld portion of such Merger Consideration as described above.
     The undersigned hereby represents and warrants that (i) the undersigned is the registered holder of the Company Stock and the Company Warrants set forth in Section 4.03(a) and 4.03(c) of the Company Disclosure Letter to the Merger Agreement, with good and valid title thereto and with full right, power and authority to deliver, surrender, sell, assign and transfer such Company Stock, Company Options and Company Warrants as provided herein free and clear of all liens, restrictions (including voting and transfer restrictions), charges, encumbrances and adverse claims, (ii) this Letter of Transmittal is duly and validly executed by the undersigned and each of this Letter of Transmittal and the Merger Agreement constitutes the valid and binding agreement of the undersigned enforceable against the undersigned in accordance with its terms, (iii) the negotiation, execution, delivery and performance of and compliance with each of this Letter of Transmittal and the Merger Agreement and the transfer of the Company Stock and Company Warrants, will not result in any violation of, or conflict with, or constitute a default under, any law or agreement applicable to the undersigned (the foregoing being collectively referred to as the “Stakeholder Representations”).
     If this Letter of Transmittal or any accompanying certificates or documents are being executed on behalf of the undersigned by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, such person by such execution represents that it has the authority to bind legally the undersigned.
     The undersigned hereby acknowledges and agrees that (i) the surrender of the Certificates and Company Warrants pursuant to this Letter of Transmittal in exchange for the portion of the Merger Consideration in respect of each share of Company Stock formerly represented by the Certificates and each Company Warrant will not be deemed to have occurred unless and until the Merger shall have occurred and the Company or the Surviving Corporation has received the Certificates or Company Warrants and this Letter of Transmittal properly completed and duly executed, together with all accompanying evidence of authority in form and substance reasonably satisfactory to the Surviving Corporation (which may delegate such power in whole or in part to the Purchaser), (ii) delivery of such Certificates and Company Warrants will be effected and risk of loss and title to such Certificates and Company Warrants will pass only upon proper surrender thereof to the Surviving Corporation and (iii) all questions as to the validity, form and eligibility of this Letter of Transmittal, any other documentation delivered herewith or pursuant hereto, and any purported surrender of Certificates and Company Warrants hereunder will be determined in good faith by the Surviving Corporation (which may delegate such power in whole or in part to the Purchaser), which determination will be final and binding on all parties.
     The undersigned irrevocably appoints Jeffrey Dunn as Stockholder Representative (in such capacity, the “Stockholder Representative”) to act as the designated representative, agent and attorney-in-fact of the undersigned with full authority to make all decisions and determinations and to take all actions required or permitted under or relating to the Merger Agreement on behalf of the undersigned, all as more particularly set forth in Section 3.05 of the Merger Agreement. The undersigned expressly grants the Stockholder Representative full power and authority to execute any documents contemplated by the Merger Agreement to effectuate the transfer of the undersigned’s Company Stock, Company Options or Company Warrants to the Purchaser. Any such action, decision or determination so made or taken shall be deemed the action, decision or determination of the undersigned, and any notice, document, certificate or information required to be given to the undersigned shall be deemed so given if given to the Stockholder Representative.
     The undersigned hereby expressly acknowledges and agrees with the Purchaser and the Surviving Corporation that, by executing and delivering this Letter of Transmittal:

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(a)	the terms and conditions of the Merger Agreement, including without limitation, the Merger Consideration Schedule attached to the Merger Agreement as Schedule 3.01(d) and the indemnification obligations set forth in Article X of the Merger Agreement, shall be binding on the undersigned and its successors-in-interest to the same extent as if the undersigned were a party to the Merger Agreement;

(b)	if the undersigned is a holder of Company Warrants, all such Company Warrants automatically shall terminate and be of no further force or effect without further action by any party immediately upon the closing of the Merger (subject to the rights of the undersigned to receive a portion of the Merger Consideration in accordance with the Merger Agreement and this Letter of Transmittal); and

(c)	the following documents, instruments and agreements are hereby waived solely for purposes of completing the Merger and any other transactions described in or contemplated by the Merger Agreement, and upon closing of the Merger, shall terminate and be of no further force or effect without further action by any party:
•	The Company’s 2005 Stock Plan, as amended to date, and each and every stock option agreement issued pursuant thereto and outstanding as of the closing of the Merger.
     If the undersigned is a holder of Company Stock, by executing and delivering this Letter of Transmittal, the undersigned hereby irrevocably and unconditionally (i) consents in writing to and approves for all purposes the adoption of the Merger Agreement and the consummation of the Merger in accordance with the provisions thereof, including, without limitation, pursuant to Section 228 of the Delaware General Corporation Law, (ii) waives any and all rights to any notice that may be required in connection with the Merger, whether pursuant to the Company’s Amended and Restated Certificate of Incorporation, Bylaws, any agreement to which the Company and the undersigned are parties, or otherwise, and (iii) waives any dissenter’s rights, rights of appraisal or other similar rights the undersigned may have with respect to the Merger.
     By executing this Letter of Transmittal, the undersigned hereby agrees that it shall not use or disclose, except as authorized by the Purchaser or as otherwise required by law, any information, data or know-how relating to the Purchaser or any of its subsidiaries or their respective businesses that the undersigned may have or acquired during its ownership of equity securities of, or employment or consultancy with, the Purchaser or any of its subsidiaries; provided that the undersigned may use such information, data and know-how and disclose such information, data and know-how to its legal, tax and financial advisors for purposes of evaluating and making decisions with respect to the proposed Merger. All references herein to subsidiaries of the Purchaser shall automatically be deemed to include the Company (and, after the Merger, the Surviving Corporation) and each of its subsidiaries.
     By executing this Letter of Transmittal and subject in all events to the consummation of the Merger, the undersigned hereby releases the Purchaser, the Company, the Surviving Corporation and each of their respective subsidiaries and the respective officers, directors, stockholders, attorneys, representatives, agents and employees (each a “Releasee”) from and

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against any and all losses, demands, actions, causes of action, assessments, claims, obligations and liabilities of any nature, fixed or contingent, known or unknown, whether at law or in equity (collectively, “Claims”), that the undersigned has or may in the future have against the Releasees, or any of them, by reason of any event, occurrence, circumstances or matter of any nature occurring on or before the effective date of the Merger, including any claims for indemnification or contribution; provided, however, that the foregoing release shall not apply to any Claims the undersigned may have against the Purchaser, the Merger Sub or the Surviving Corporation pursuant to the Merger Agreement.
     The undersigned will, upon request, execute and deliver any additional documents deemed by the Purchaser to be necessary or desirable to complete the delivery, surrender, transfer and exchange of all of the Company Stock and Company Warrants for cancellation and conversion into the applicable portion of the Merger Consideration the undersigned is entitled to receive under the Merger Agreement. The undersigned hereby irrevocably appoints each of the Company, the Purchaser and the Stockholder Representative as agent of the undersigned to effect such cancellation and conversion.
     All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned. This Letter of Transmittal is irrevocable.
     The undersigned understands and agrees that this Letter of Transmittal will constitute an agreement among the undersigned, the Company, the Surviving Corporation and the Purchaser upon the terms and subject to the conditions of the Merger. The invalidity or unenforceability of any term or provision of this Letter of Transmittal shall not affect the validity or enforceability of any other term or provision of this Letter of Transmittal.
     If any of the covenants or promises of this Letter of Transmittal are determined by any court of law or equity or arbitrator, with jurisdiction over this matter, to be unreasonable or unenforceable, in whole or in part, as written, the undersigned hereby consents to an affirmatively requests that said court or arbitrator, to the extent legally permissible, reform the covenant or promise so as to be reasonable and enforceable and so as to reasonably achieve the protections sought. The undersigned understands and hereby acknowledges that in the event of a breach or threatened breach of any of the covenants and promises contained in this Letter of Transmittal, the Purchaser will suffer irreparable injury for which there is no adequate remedy at law and the Purchaser will therefore be entitled to obtain, without bond, injunctive relief enjoining said breach or threatened breach.
[SIGNATURE PAGE FOLLOWS]

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     Intending to be legally bound hereby, the undersigned has executed this Letter of Transmittal.
(Must be signed by registered holder(s) exactly as name(s) appear(s) on Certificate(s) or Company Warrant. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, each signatory hereby represents and warrants that he or she is duly authorized to sign. Please set forth full title. See Instruction 3.)

Signature:

Print Name:

Title/Capacity/ Co-Ownership:

Address:

Telephone No.:

SSN or Tax ID Number:

Payment is to be made by wire transfer to the following account:

Bank Name:

ABA Number:

Foreign Bank SWIFT Code:

Title of Bank Account:

Bank Account Number:

Bank Contact and Telephone Number:

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PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

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INSTRUCTIONS
Forming Part of the Terms and Conditions of the Merger
     Delivery of Letter of Transmittal, Certificates and Warrants. This Letter of Transmittal should accompany the delivery of Certificates for Company Stock and the Company Warrants. Certificates and the Company Warrants, the properly completed and duly executed Letter of Transmittal or copy thereof, and any other documents required by this Letter of Transmittal must be received by the Surviving Corporation care of the address set forth herein as soon as possible and, in any event, on or prior to five years after the Effective Time.
          The method of delivery of Certificates, Company Options, the Company Warrants and all other required documents is at the election and risk of the undersigned.
          Any surrender of Company Stock or Company Warrants is irrevocable. This Letter of Transmittal shall be void and of no effect, and all Certificates and Company Warrants shall be returned, if the Merger Agreement is terminated pursuant to its terms.
     Inadequate Space. If the space provided herein is inadequate, the number and type of Company Stock and Company Warrants and the election of Merger Consideration by the undersigned should be listed on a separate schedule attached hereto.
     Signatures on Letter of Transmittal. The signature(s) on this Letter of Transmittal must correspond with the name(s) as written on the face(s) of the Certificates or Company Warrants. If any of the Company Stock or Company Warrants tendered hereby are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.
     If any Company Stock are registered in different names on several Certificates and/or Company Warrants, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of Certificates and Company Warrants.
     If this Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Purchaser of their authority so to act must be submitted.
     Requests for Assistance or Additional Copies. Requests for assistance or additional copies of this Letter of Transmittal may be directed to Dana C. Blakslee, Esq. (857) 488-4243.
     Important Tax Information, Forms W-9 and W-8. Each surrendering U.S. holder of Certificate(s) or Company Warrants (or other payee) is required to provide the Purchaser with a correct Taxpayer Identification Number (“TIN”) and certain other information on the enclosed Form W-9. The Purchaser will withhold and remit to the Internal Revenue Service 28% of the payments that are made to a surrendering U.S. holder of Certificate(s) or Company Warrants (or other payee) who did not return a signed and completed W-9. If the surrendering holder of

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Certificate(s) or Company Warrants (or other payee) has not been issued a TIN and has applied for one or intends to apply for one in the near future, such holder (or other payee) should write “Applied For” in the space provided for the TIN in Part I of the Form W-9. If “Applied For” is written in Part I and the Purchaser is not provided with a TIN by the time of payment, the Purchaser will withhold on all payments thereafter to such holder (or other payee) until a TIN is provided to the Purchaser. If the Purchaser is not provided with the correct TIN, the holder (or other payee) may be subject to certain penalties imposed by the Internal Revenue Service.
     A non-U.S. holder that certifies its non-U.S. status by completing an appropriate IRS Form W-8 will not be subject to backup withholding and will not need to complete a Form W-9. Non-U.S. holders should consult their tax advisors regarding the appropriate Form W-8 and any other forms that may be required. The Purchaser will withhold and remit to the Internal Revenue Service 30% of the payments that are made to a surrendering non-U.S. holder of Certificate(s) or Company Warrants (or other payee) who did not return a signed and completed W-8.
     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained.
     Lost, Stolen or Destroyed Certificates or Warrants. If your Certificate(s) or Company Warrants have been lost, stolen or destroyed, or were never received, you will need to complete and sign an affidavit to that effect (“Affidavit”) and return it with your completed and signed Letter of Transmittal in lieu of such lost stolen or destroyed Certificate(s) or Company Warrants. Please contact Dana C. Blakslee, Esq. at 857-488-4243 for a copy of such Affidavit. This Letter of Transmittal cannot be processed until all Certificates representing Company Stock and all Company Warrants or a completed and signed Affidavit has been received.

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EXHIBIT C
ESCROW AGREEMENT
     THIS ESCROW AGREEMENT (this “Agreement”), is made and entered into as of this 2nd day of April, 2008, by and among Wright Medical Technology, Inc., a Delaware corporation (“Buyer”); Jeffrey Dunn as the Stockholder Representative; (the “Stockholder Representative”); and SUNTRUST BANK, a Georgia banking corporation, as escrow agent (the “Escrow Agent”). Buyer, the Stockholder Representative and the Escrow Agent are each hereinafter sometimes referred to herein as a “Party” and, collectively, as the “Parties.”
BACKGROUND
     A. Buyer, LAB Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (the “Sub”), INBONE Technologies, Inc., a Delaware corporation (the “Company”), and the Stockholder Representative entered into that certain Merger Agreement (the “Merger Agreement”), dated as of March 7, 2008, pursuant to which the Company shall merge with and into the Sub, with the Company as the surviving entity and a wholly-owned subsidiary of the Buyer. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement.
     B. Buyer and the Stockholder Representative have agreed to establish an escrow fund pursuant to Section 3.07 of the Merger Agreement providing for the delivery of the sum of Three Million Four Hundred Seventy-Five Thousand Dollars ($3,475,000.00) (the “Escrow Amount”) to the Escrow Agent on the date hereof.
     C. The Escrow Agent is willing to act as escrow agent under this Agreement.
AGREEMENT
     In consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:
     Appointment of Escrow Agent. Buyer and the Stockholder Representative hereby appoint and designate SunTrust Bank as the Escrow Agent, to receive, hold, invest and disburse the “Escrow Fund” (as hereinafter defined) in accordance with the terms of this Agreement. The Escrow Agent hereby accepts its appointment as the escrow agent and agrees to receive, hold, invest, and disburse the Escrow Fund in accordance with the terms hereof.

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     Escrow Fund.
          2.1 Escrow Fund. Simultaneously with the execution of this Agreement, Buyer has delivered to the Escrow Agent by wire transfer of immediately available funds the Escrow Amount (such sum, as adjusted from time to time pursuant to the terms hereof, being referred to herein as the “Escrow Fund”). The Escrow Agent shall invest the Escrow Fund as instructed by the Stockholder Representative, in writing from time to time, in (i) savings accounts with, repurchase agreements, or certificates of deposit issued by, federally chartered banks or trust companies, the assets of which are at least $100,000,000 in excess of their liabilities, (ii) United States Treasury Bills (or an investment portfolio or fund investing only in United States Treasury Bills), (iii) commercial paper rated in the highest grade by a nationally recognized credit rating agency, or (iv) the STI Classic Money Market Fund, with the income from such invested cash being held by the Escrow Agent as part of the Escrow Fund. In the absence of written instructions, the Escrow Fund shall be invested in the STI Classic Money Market Fund. The Escrow Agent shall have no liability for any loss or diminution in the Escrow Fund resulting from investments made in accordance with the provisions of this Agreement. Consistent with Proposed Treasury Regulation Section 1.468B-8, for tax reporting purposes, all interest or other income earned from the investment of the Escrow Fund or any portion thereof in any tax year shall be reported as allocated to Buyer until the distribution of the Escrow Fund (or portion thereof) is determined and thereafter to Buyer and the Company Equityholders in accordance with their respective interests in the Escrow Fund. Buyer shall provide to the Escrow Agent a completed Form W-9 or Form W-8. The Escrow Agent shall have no duty to prepare or file any tax report or return with respect to the Escrow Fund or any earnings thereon.
          2.2 Disbursement of the Escrow Fund. Subject to the terms of the Merger Agreement, the Escrow Fund shall be available to: (a) indemnify, hold harmless and reimburse any Indemnified Party from any Damages for which such Indemnified Party is entitled to indemnification pursuant to Article X of the Merger Agreement, and (b) pay any other amount owed to the Buyer or any other Indemnified Party pursuant to the Merger Agreement or any other Transaction Agreement. The foregoing obligations being secured by the Escrow Fund, and any written claim therefor, shall hereinafter be referred to, individually, as an “Escrow Claim” and collectively, as “Escrow Claims.” This Agreement shall not change or modify in any way the events or circumstances which give rise to Damages pursuant to the Merger Agreement, but shall solely provide each Indemnified Party with security therefor. In the event of an Escrow Claim by any Indemnified Party, the claiming party shall give written notice thereof to the Stockholder Representative and to the Escrow Agent stating the basis for the Escrow Claim and the amount thereof. The Escrow Agent shall disburse the amounts from time-to-time on deposit in the Escrow Fund as follows:
               Promptly following receipt, from time to time, of a written request for reimbursement of his expenses from the Stockholder Representative, together with related receipts or other evidence reasonably satisfactory to the Escrow Agent, the Escrow Agent shall distribute up to Fifty Thousand Dollars ($50,000), in the aggregate, to the Stockholders Representative; and

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               with respect to an Escrow Claim, the Escrow Agent only shall disburse to the appropriate Indemnified Party an amount equal to the amount of such Escrow Claim (or such other amount specified in the joint written consent or Final Decision): (i) promptly following receipt of the joint written consent or agreement of the Buyer and the Stockholder Representative to the payment of such Escrow Claim, specifying the amount thereof, (ii) if, within ten (10) days after receipt of an Escrow Claim by the Escrow Agent, the Escrow Agent does not receive written notice from the Stockholder Representative disputing the claiming party’s right to payment of the Escrow Claim from the Escrow Fund, and specifying the amount of the Escrow Claim that is in dispute, or (iii) promptly following receipt of a “Final Decision” (as defined below) with respect to such Escrow Claim, specifying the amount thereof. If, pursuant to Section 2.2(b)(ii) above, the Stockholder Representative disputes less than the entire Escrow Claim, then the Escrow Agent shall promptly disburse to the appropriate Indemnified Party the undisputed amount of the Escrow Claim; and
               promptly following receipt, at any time on or after the first anniversary of the date of this Agreement, of a written request from the Stockholder Representative for the First Escrow Release Funds specifying the amount thereof, the Escrow Agent shall distribute to Continental Stock Transfer & Trust Company (the “Paying Agent”) for further distribution to the Company Equityholders in the manner set forth in Section 3.07(d) of the Merger Agreement, the amount specified in such written request unless, within ten (10) days after receipt of such written request, the Escrow Agent receives written notice from the Buyer disputing the amount of the First Escrow Release Funds requested by the Buyer specifying what it believes the amount of the First Escrow Release Funds to be (a “Dispute Notice”). If, within such ten (10) day period, the Escrow Agent receives a Dispute Notice, the Escrow Agent shall (i) promptly distribute the undisputed amount of the First Escrow Release Funds requested by the Stockholder Representative (i.e. the amount specified in the Buyer’s Dispute Notice) to the Paying Agent for further distribution to the Company Equityholders in the manner set forth in Section 3.07(d) of the Merger Agreement; and (ii) retain the disputed amount of the First Escrow Release Funds requested by the Stockholder Representative (i.e. the difference between the amount requested by the Stockholder Representative and the amount specified by the Buyer in the Dispute Notice) in the Escrow Fund until the Escrow Agent receives (A) joint written instructions from the Buyer and the Stockholder Representative as to the administration of such disputed amount, in which event the Escrow Agent shall administer such disputed amount in accordance with such joint written instructions; or (B) a Final Decision as to the administration of such disputed amount, in which event the Escrow Agent shall administer such disputed amount in accordance with such Final Decision; and
               promptly following receipt, at any time on or after the third anniversary of the date of this Agreement, of a written request from the Stockholder Representative for the Second Escrow Release Funds specifying the amount thereof, the Escrow Agent shall distribute to the Paying Agent for further distribution to the Company Equityholders in the manner set forth in Section 3.07(d) of the Merger Agreement, the amount specified in such written request unless, within ten (10) days after receipt of such written request, the Escrow Agent receives a Dispute Notice from the Buyer disputing the amount of the Second Escrow Release Funds requested by the Buyer, specifying what it believes the amount of the Second Escrow Release Funds to be. If, within such ten (10) day period, the Escrow Agent receives a Dispute Notice, the Escrow Agent shall (i) promptly distribute the undisputed amount of the Second Escrow Release Funds

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requested by the Stockholder Representative (i.e. the amount specified in the Buyer’s Dispute Notice) to the Paying Agent for further distribution to the Company Equityholders in the manner set forth in Section 3.07(d) of the Merger Agreement; and (ii) retain the disputed amount of the Second Escrow Release Funds requested by the Stockholder Representative (i.e. the difference between the amount requested by the Stockholder Representative and the amount specified by the Buyer in the Dispute Notice) in the Escrow Fund until the Escrow Agent receives (A) joint written instructions from the Buyer and the Stockholder Representative as to the administration of such disputed amount, in which event the Escrow Agent shall administer such disputed amount in accordance with such joint written instructions; or (B) a Final Decision as to the administration of such disputed amount, in which event the Escrow Agent shall administer such disputed amount in accordance with such Final Decision; and
               on the fifth anniversary of the date of this Agreement, the Escrow Agent shall distribute to the Paying Agent for further distribution to the Company Equityholders in the manner set forth in Section 3.07(d) of the Merger Agreement, the entire amount remaining in the Escrow Fund, less the aggregate amount of all Escrow Claims asserted but unresolved as of such date.
Notwithstanding the foregoing, if any Escrow Claims have been asserted in writing furnished to the Escrow Agent by any Indemnified Party and remain unresolved on the fifth anniversary of the date of this Agreement, the escrow shall continue until the resolution of such Escrow Claims, and during such continuance, the Escrow Agent shall continue to hold the Escrow Fund the amount of the outstanding and unresolved Escrow Claims. All disbursements from the Escrow Fund shall be made by wire transfer of cash in immediately available funds to the person entitled thereto in accordance with wiring instructions furnished by such persons in writing to the Escrow Agent. The Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to wiring or transfer instructions provided to the Escrow Agent by any party to this Agreement.
“Final Decision” means a settlement agreement or the entry of a judgment by a court of competent jurisdiction with respect to an Escrow Claim, or if the Escrow Claim is with respect to a payment on account of an adjustment to the Closing Merger Consideration pursuant to Section 3.04 of the Merger Agreement, a final decision of the Independent Accountant in accordance with Section 3.04(c)(ii) of the Merger Agreement. The Escrow Agent shall be entitled to rely conclusively on evidence of a Final Decision and shall have no independent duty to verify that such Final Decision conforms to the requirements of the Merger Agreement.
               Termination of Escrow Fund. The escrow provided for hereunder shall terminate upon the final disbursement of the entire Escrow Fund pursuant to Section 2.2.

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               (e) Escrow Claims. The Escrow Agent shall have no duty or responsibility with respect to determining whether any Escrow Claim is properly asserted under the terms of the Merger Agreement, the amount thereof, whether such Escrow Claim was claimed pursuant to a Tax Claim Notice or Calcaneal Stem Claim or whether the assertion of any such Escrow Claim or the amount thereof conforms to the requirements of the Merger Agreement. The Escrow Agent shall be entitled to rely, conclusively and without inquiry, on any Escrow Claim provided to the Escrow Agent in accordance with the terms of this Agreement.
     Escrow Agent.
          Duties. In performing its duties under this Agreement or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall have no liability except for the Escrow Agent’s willful misconduct or gross negligence. The Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Fund in accordance with the terms of this Agreement. The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. The Escrow Agent shall be entitled to rely upon and shall be protected in acting upon any request, instructions, statement or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Agreement. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. The Escrow Agent shall not be obligated to take any legal action or to commence any proceeding in connection with the Escrow Fund, any account in which the Escrow Fund is deposited, or this Agreement, or to appear in, prosecute or defend any such legal action or proceedings. The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of the Escrow Agent’s duties hereunder, and shall incur no liability and shall be fully protected from any liability whatsoever in acting in accordance with the advice, opinion or instruction of such counsel. Buyer and the Stockholder Representative jointly and severally agree promptly to pay, upon demand, the reasonable fees and expenses of any such counsel pursuant to the terms of Section 3.6 of this Agreement. The Escrow Agent shall not be required to take notice of and shall have no obligations or responsibilities in connection with the Merger Agreement, the transaction contemplated thereby or any other agreement between any other parties to the Merger Agreement or such transaction, other than this Agreement.
     Indemnification.
          From and at all times after the date of this Agreement, Buyer and the Stockholder Representative, jointly and severally, shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent (collectively, the “Agent Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Agent Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a

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result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising directly or indirectly from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not any such Agent Indemnified Party is a party to any such action, proceeding, suit or is the target of any such inquiry or investigation; provided, however, that no Agent Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to the extent such liability results from the proven gross negligence or willful misconduct of such Agent Indemnified Party. If any such action or claim shall be brought or asserted against any Agent Indemnified Party, such Agent Indemnified Party shall promptly notify Buyer and the Stockholder Representative in writing, and Buyer and the Stockholder Representative shall assume the defense thereof, including the employment of counsel and the payment of all expenses. Such Agent Indemnified Party shall, in its sole discretion, have the right to employ separate counsel in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Agent Indemnified Party unless (i) Buyer and the Stockholder Representative agree to pay such fees and expenses, or (ii) Buyer or the Stockholder Representative shall fail to assume the defense of such action or proceeding or shall fail, in the reasonable discretion of such Agent Indemnified Party, to employ counsel reasonably satisfactory to the Agent Indemnified Party in any such action or proceeding, or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both the Agent Indemnified Party and Buyer or the Stockholder Representative, and the Agent Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to Buyer or the Stockholder Representative. All such fees and expenses payable by Buyer or the Stockholder Representative pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. All of the foregoing losses, damages, costs and expenses of the Agent Indemnified Parties shall be payable by Buyer and the Stockholder Representative, jointly and severally, upon demand by such Agent Indemnified Party. The obligations of Buyer and the Stockholder Representative under this Section 3.2 shall survive any termination of this Agreement and any resignation or removal of the Escrow Agent.
               The Parties agree that neither the payment by Buyer or the Stockholder Representative of any claim by the Escrow Agent for indemnification hereunder nor the disbursement of any amounts to the Escrow Agent from the Escrow Fund in respect of a claim by the Escrow Agent for indemnification shall impair, limit, modify, or affect, as between Buyer and the Stockholder Representative, the respective rights and obligations of each of the Stockholder Representative, on the one hand, and Buyer, on the other hand, under this Agreement. The Stockholder Representative and Buyer agree among themselves that any obligation for indemnification under this Section 3.2 (or for fees and expenses of the Escrow Agent described in the penultimate sentence of Section 3.1 of this Agreement) shall be borne by the party or parties responsible for causing the loss, damage, liability, cost or expense against which the Escrow Agent is entitled to indemnification.

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          Disputes. If, at any time, there shall exist any dispute between Buyer or the Stockholder Representative with respect to the holding or disposition of any portion of the Escrow Fund or any other obligations of the Escrow Agent hereunder, or if at any time the Escrow Agent is unable to determine, to the Escrow Agent’s sole satisfaction, the proper disposition of any portion of the Escrow Fund or the Escrow Agent’s proper actions with respect to its obligations hereunder, or if Buyer and the Stockholder Representative have not, within 30 days of the furnishing by the Escrow Agent of a notice of resignation pursuant to Section 3.4 below, appointed a successor escrow agent to act hereunder, then the Escrow Agent may, in its sole discretion, take either or both of the following actions:
               suspend the performance of any of its obligations under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent or until a successor escrow agent shall have been appointed (as the case may be); or
               petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction, for instructions with respect to such dispute or uncertainty, or deposit with any court of competent jurisdiction all disputed property held by the Escrow Agent pursuant to this Agreement for holding and disposition in accordance with the instructions of such court and Escrow Agent shall thereupon be discharged from all further obligations as Escrow Agent under this Agreement.
     The Escrow Agent shall have no liability to Buyer or the Stockholder Representative or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Fund or any delay in or with respect to any other action required or requested of the Escrow Agent.
          Resignation of Escrow Agent. The Escrow Agent may resign from the performance of its duties hereunder at any time by giving thirty (30) days’ prior written notice to Buyer and the Stockholder Representative or may be removed, with or without cause, by Buyer and the Stockholder Representative, acting jointly, at any time by the giving of ten (10) days’ prior written notice to the Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor escrow agent as provided herein. Upon any such notice of resignation or removal, Buyer and the Stockholder Representative, acting jointly, shall appoint a successor escrow agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $100,000,000, unless otherwise agreed by Buyer and the Stockholder Representative. In the event Buyer and the Stockholder Representative shall fail to appoint a successor Escrow Agent within 60 days after the resignation or removal of the Escrow Agent, as contemplated hereby, the Escrow Agent may deposit the Escrow Fund into the registry of a court of competent jurisdiction and shall thereupon be discharged from all further duties as Escrow Agent under this Agreement. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor escrow agent, such successor escrow agent shall thereupon succeed to and become vested with all the

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rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Escrow Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent’s resignation or removal, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement.
          Receipt. By its execution and delivery of this Agreement, the Escrow Agent acknowledges receipt of the Escrow Amount.
          Fees. Escrow Agent, from time to time, shall deduct from the Escrow Fund such amounts as are required to compensate the Escrow Agent for its services hereunder in accordance with Exhibit A attached hereto and to reimburse the Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys’ fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. All of the compensation and reimbursement obligations set forth in this Section 3.6, to the extent funds in the Escrow Fund are insufficient therefor, shall be payable upon demand by the Escrow Agent and shall be a joint and several obligation of Buyer and the Stockholder Representative, and, solely as between Buyer and the Stockholder Representative, shall be paid one-half by Buyer and one-half by the Stockholder Representative, subject to Section 3.2(b). The obligations of Buyer and the Stockholder Representative under this Section 3.6 shall survive any termination of this Agreement and any resignation or removal of the Escrow Agent.
     Miscellaneous.
          Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) on the same business day if receipt of facsimile transmission is confirmed, or one business day after the business day of facsimile transmission, if delivered by facsimile transmission, and shall be addressed to the intended recipient as set forth below:
     To Buyer:

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Wright Medical Technology, Inc
5677 Airline Road
Arlington, TN 38002
Fax: (901) 867-4398
Attention: Gary D. Henley, President and CEO
with a copy to:
Wright Medical Technology, Inc
5677 Airline Road
Arlington, TN 38002
Fax: (901) 867-4398
Attention: Jason P. Hood, Vice President and General Counsel
and a copy to:
Duane Morris LLP
470 Atlantic Avenue
Boston, MA 02210
Fax: 617-289-9201
Attention: Dana C. Blakslee

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     To the Stockholder Representative:
Jeffrey Dunn
     To Escrow Agent:
SunTrust Bank
Institutional Asset Services
25 Park Place, 24th Floor
Atlanta, Georgia 30303
Attention: Olga G. Warren
Telephone: 404-588-7262
Facsimile: 404-588-7335
     or to such other representative or at such other address of a Party as such Party hereto may furnish to the other Parties in writing.
          Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty under this Agreement shall fall upon a Saturday, Sunday or any date on which banks in Georgia are closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.
          Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Parties hereto and their respective successors and assigns; provided, however, that no assignment of this Agreement or any rights or obligations hereunder shall be effective without the express written consent of each of the Parties hereto.

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          Headings. The headings of the Sections of this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.
          Waiver. Any Party may, at its option, waive in writing any or all of the conditions herein contained to which its obligations hereunder are subject. No waiver of any provision of this Agreement, however, shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

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          Construction. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any Party hereto irrespective of which Party caused such provisions to be drafted. Each of the Parties acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.
          No Limitation. The Parties (other than the Escrow Agent) agree that the rights and remedies of any Party under this Agreement shall not operate to limit any other rights and remedies otherwise available to any party under the Merger Agreement.
          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
          Severability. It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
          Governing Law and Choice of Forum. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF GEORGIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF GEORGIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF GEORGIA TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF GEORGIA WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.
          Purchase of Securities. The Escrow Agent and any stockholder, director, officer, agent or employee of the Escrow Agent may buy, sell, and deal in any of the securities of Buyer and become pecuniarily interested in any transaction in which Buyer may be interested, and contract and lend money to Buyer and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for Buyer or for any other entity.

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[The remainder of this page is intentionally left blank.]

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          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

BUYER:

WRIGHT MEDICAL TECHNOLOGY, INC.

By:	/s/ Jason P. Hood

Name: Jason P. Hood

Title: General Counsel and Secretary

Federal Tax Identification Number:

STOCKHOLDER REPRESENTATIVE:

/s/ Jeffrey Dunn

Jeffrey Dunn

Social Security Number:

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SUNTRUST BANK

By:	/s/ Olga G. Warren

Name: Olga G. Warren

Title: Group Vice President
Sun Trust\Escrow Agreement (Standard Form)

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Exhibit A
SunTrust Bank, as Escrow Agent
ESCROW AGENT FEES
     The annual fee of $2,500.00 for administering this Escrow Agreement is payable in advance at the time of closing and, thereafter, will be invoiced each year to the appropriate Party(ies) on the anniversary date of the closing of the Escrow Agreement. A one-time $500.00 legal review fee is payable in advance at the time of closing.
     Out of pocket expenses such as, but not limited to postage, courier, overnight mail, insurance, money wire transfer, long distance telephone charges, facsimile, stationery, travel, legal or accounting, etc., will be billed at cost.
     These fees do not include extraordinary services which will be priced according to time and scope of duties. The fees shall be deemed earned in full upon receipt by the Escrow Agent, and no portion shall be refundable for any reason, including without limitation, termination of the Escrow Agreement.
     It is acknowledged that the schedule of fees shown above are acceptable for the services mutually agreed upon and the undersigned authorizes SunTrust Bank to perform said services.
     Note: This fee schedule is based on the assumption that the escrowed funds will be invested in SunTrust’s cash sweep account, the STI Classic Money Market Fund.

EXHIBIT D
Stockholder Consent
WRITTEN CONSENT AND JOINDER OF THE
STOCKHOLDERS OF
INBONE TECHNOLOGIES, INC.
(a Delaware corporation)
     THIS WRITTEN CONSENT AND JOINDER is entered into by the undersigned holders of Common Stock (the “Common Stock Holders”), Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series B Preferred Stock, (the “Preferred Stockholders” and collectively, with the Common Stockholders, the “Stockholders”) of INBONE Technologies, Inc., a Delaware corporation (the “Company”) and is being delivered pursuant to the Agreement and Plan of Merger dated as of March 7, 2008 (the “Merger Agreement”) by and among the Company, Wright Medical Technology, Inc., a Delaware corporation (“Acquiror”), LAB Acquisition Corp. a Delaware corporation (“Merger Sub”), and Jeffrey Dunn, as the Stockholder Representative.
RECITALS:
     A. The Company’s Board of Directors has unanimously adopted and approved, and recommended the approval, adoption and ratification by each of the Stockholders, of the following: (i) the Merger Agreement, pursuant to which Merger Sub shall merge with and into the Company, and the Company shall be the surviving company and continue as a wholly owned subsidiary of Acquiror (the “Merger”); (ii) the Merger, and (iii) the other resolutions set forth in this Written Consent and Joinder.
     B. In addition, the Company’s Board of Directors has approved the submission to the Stockholders of, and has recommended that the Stockholders agree to the appointment of Jeffrey Dunn as the Stockholder Representative under the Merger Agreement.
     C. The Merger Agreement requires that $3,475,000 (the “Escrow Fund”) be deposited and held in an escrow account and administered pursuant to an Escrow Agreement, by and among Acquiror, SunTrust Bank and Jeffrey Dunn, as the Stockholder Representatives, for and on behalf of the stockholders of the Company, to secure the indemnification obligations set forth in Article X of the Merger Agreement (the “Escrow Agreement"). The Merger Agreement also grants to Acquiror a Set-off Right which is defined as the right of the Acquiror to set-off against and deduct from the Contingent Merger Consideration: (a) the full amount of any Damages for which any Indemnified Party is entitled to indemnification pursuant to Section 10.02(vi) of the Merger Agreement, and (b) up to an aggregate of $1,500,000.00 of (i) any Damages for which any Indemnified Party is entitled to indemnification pursuant to Article X, and (ii) any other amount owed to the Parent or any other Indemnified Party pursuant to this Agreement or any other Transaction Agreement.

     D. In addition, Article IV(B)(4)(b) of the Company’s Amended and Restated Certificate of Incorporation provides for the automatic conversion of all shares of the Company’s Preferred Stock into shares of Common Stock upon the affirmative vote of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class and not separate series and on an as-converted basis and the Board of Directors has unanimously recommended that each of the Stockholders shall convert their Preferred Stock into shares of Common Stock in connection with the Merger.
     E. Each Stockholder desires to become a party to the Merger Agreement and be bound by the terms thereof, including, without limitation, the indemnification provisions of Section 10.01 of the Merger Agreement, and the provisions regarding the appointment of the Stockholder Representatives to act on behalf of such Stockholder pursuant to the authority granted in the Merger Agreement.
     F. All capitalized terms not otherwise defined in this Written Consent and Joinder shall have the meanings assigned thereto in the Merger Agreement.
1. WRITTEN CONSENT AND JOINDER TO MERGER AND MERGER AGREEMENT
     RESOLVED, that the Merger Agreement in the form attached hereto as Exhibit A (as the same may be amended, supplemented or modified from time to time in accordance with its terms) be and is hereby approved and adopted;
     RESOLVED FURTHER, that the Company be and hereby is authorized to consummate the Merger as contemplated by the Merger Agreement;
     RESOLVED FURTHER, that the Merger, the Merger Agreement, including all exhibits and schedules thereto, including without limitation the Escrow Agreement attached to the Merger Agreement as Exhibit C, any agreement or other certificates or documents contemplated by the Merger Agreement, and the transactions contemplated thereby are adopted, approved and ratified; and
     RESOLVED FURTHER, that the Company’s stockholders waive any notice with respect to the Merger to which such stockholders may be entitled pursuant to the Company’s Amended and Restated Certificate of Incorporation, or any agreements among the Company and any or all of such stockholders; and
2. CONVERSION OF PREFERRED STOCK
     RESOLVED, that, effective and contingent upon the Effective Time of the Merger, all outstanding shares of Company Preferred Stock shall be converted, immediately prior to the Effective Time, into shares of Common Stock in accordance with the terms of the Restated Certificate of Incorporation.
3. ACKNOWLEDGEMENT OF INDEMNIFICATION OBLIGATIONS
     Each Stockholder understands, agrees to and acknowledges the following:

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     (i) at the Effective Time, Acquiror shall deposit an amount in cash equal to the sum of the Escrow Fund and the Stockholder Representative Amount with the Escrow Agent designated in the Merger Agreement, pursuant to and subject to the terms and conditions of the Merger Agreement and Escrow Agreement;
     (ii) from and after the Effective Time, for the periods set forth in the Merger Agreement and subject to the limitations set forth in the Merger Agreement, such Stockholder is obligated, pursuant to Article X of the Merger Agreement, to indemnify and hold harmless Acquiror and the other Indemnified Parties (as defined in the Merger Agreement) in respect of the matters and in the manner described therein and to indemnify the Stockholder Representative pursuant to Section 3.05(a) of the Merger Agreement;
     (iii) from and after the execution and delivery to the Company of this Written Consent and Joinder by such Stockholder, such Stockholder shall be deemed to have joined the Merger Agreement as a party thereto solely for the purpose of this Section 4 of this Written Consent and Joinder; and
     (iv) such Stockholder, in connection with the matters set forth in this Section 4 of this Written Consent and Joinder, shall be subject to Section 9.04 (Extension; Waiver), Section 10.7 (Waiver of Jury Trial), Section 11.04 (Severability) and Section 11.07 (Governing Law; Jurisdiction) (including the jurisdiction and service of process obligations contained therein) of the Merger Agreement to the same extent as if such Stockholder were a party thereto.
4. APPOINTMENT OF STOCKHOLDERS REPRESENTATIVE
     Each Stockholder agrees that, following the Closing, Jeffrey Dunn is irrevocably appointed as the “Stockholder Representative” to act on behalf of such Stockholder in accordance with and pursuant to the Merger Agreement, including (all as more completely provided in the Merger Agreement) to give and receive notices and communications and settle disputes regarding either the Escrow Fund or the amounts of consideration to be paid to the Stockholders pursuant to the Escrow Agreement, to authorize delivery to Acquiror of cash from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing; and that Acquiror shall be entitled to deal exclusively with the person serving as the Stockholder Representative on all matters relating to the Merger Agreement and the Escrow Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by the Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Stockholder by the Stockholder Representative, as fully binding upon such Stockholder.

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5. WAIVER OF APPRAISAL RIGHTS
     In addition, each Stockholder expressly waives, with respect to each share of Common Stock or Preferred Stock held thereby, such Stockholder’s right to elect a demand for appraisal thereof under section 262 of the Delaware General Corporation Law.
6. Waiver of Notice Requirements
     Each Stockholder agrees that any and all notice requirements applicable to the Merger, the Merger Agreement and any of the transactions contemplated therein contained in the Company’s Amended and Restated Certificate of Incorporation or any contract between the Company and the undersigned stockholders are hereby waived.
7. Additional Agreements and Acknowledgements
     a. Each Stockholder acknowledges receipt of a copy (including the exhibits thereto) of the March 15, 2008 Information Statement, describing the proposals set forth herein.
     b. Each Stockholder confirms that such Stockholder has had the opportunity to ask representatives of the Company questions with regard to agreements and consents in this Written Consent and Joinder, and that all such questions have been answered fully and to the satisfaction of such Stockholder. Each Stockholder also confirms that such Stockholder has had a reasonable time and opportunity to consult with such Stockholder’s financial, legal, tax and other advisors, if desired, before signing this Written Consent and Joinder.
     c. Each Stockholder represents and warrants that such Stockholder has all necessary power and authority to execute and deliver this Written Consent and Joinder, to carry out such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby.
     d. This Written Consent and Joinder shall be construed exclusively in accordance with, and governed in all respects exclusively by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).
     e. This Written Consent and Joinder shall be irrevocable, and shall be binding upon and inure to the benefit of each of the parties hereto and its successors and assigns (if any); provided, however, that no Stockholder may assign this Written Consent and Joinder or any rights or obligations hereunder (by operation of law or otherwise) to any Person without Parent’s prior written consent.
     f. Parent, the Company, the Surviving Corporation and each of the other Indemnitees are intended third party beneficiaries of this Written Consent and Joinder.
     g. Each Stockholder acknowledges that this Written Consent and Joinder is intended to be a material inducement for Parent and Merger Sub to, and Parent and Merger Sub will be relying on such Stockholder’s execution and delivery to the Company of this Written Consent and Joinder, and such Stockholder’s agreement to be bound by the terms hereof, in determining whether to, proceed to consummate the Merger.

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     h. If any provision of this Written Consent and Joinder is held to be unenforceable for any reason, such provision and all other related provisions shall be modified rather than voided if possible, in order to achieve the intent of the parties to the Merger Agreement to the extent possible. In any event, all other unrelated provisions of this Written Consent and Joinder shall be deemed valid and enforceable to the full extent.
     i. This Written Consent and Joinder may be executed in any number of counterparts (including facsimile counterparts), each of which shall constitute an original and all of which together shall constitute one and the same instrument.
[Remainder of page intentionally left blank.]

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          IN WITNESS WHEREOF, by executing this Written Consent and Joinder, each undersigned Stockholder is giving written consent with respect to all shares of the Company’s capital stock held by such Stockholder. This Written Consent and Joinder shall be filed in the minute book of the Company and shall be effective for all purposes as of the date set forth above.
     IMPORTANT: In signing this written consent please sign exactly as your name(s) is (are) shown on the share certificate to which this written consent applies. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in the partnership’s name. EACH JOINT TENANT MUST SIGN.
     Date:                     , 2008

(Print Name of Stockholder)	(Print name and title if signing on behalf of an entity)

(Signature)	(Print Address)

(Print Address)

(Print Telephone Number)

(SSN or Taxpayer ID Number)

     Shares beneficially owned on the date hereof:
                          shares of Company Common Stock
                          shares of Company Series A Preferred Stock
                          shares of Company Series A-1 Preferred Stock
                          shares of Company Series A-2 Preferred Stock
                          shares of Company Series B Preferred Stock
     PLEASE SIGN AND RETURN A COPY OF THIS WRITTEN CONSENT BY FACSIMILE IMMEDIATELY TO JEFF CHENG OF GUNDERSON DETTMER STOUGH VILLENEUVE FRANKLIN & HACHIGIAN, LLP, COUNSEL TO THE COMPANY USING THE ENCLOSED FAX COVER SHEET (FAX: 650-321-2800).

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Exhibit A
Agreement and Plan of Merger
(See accompanying agreement)

EXHIBIT E
Legal Opinion of Company Counsel
April 2, 2008
Wright Medical Technology, Inc.
LAB Acquisition Corp.
5677 Airline Road
Arlington, TN 38002
Ladies and Gentlemen:
          We have acted as counsel for INBONE Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger, dated as of March 7, 2008 (the “Merger Agreement”) by and among the Company, Wright Medical Technology, Inc., a Delaware corporation (“Parent”), LAB Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Jeffrey Dunn, as the Stockholder Representative. This opinion is being rendered to you pursuant to Section 8.03(i) of the Merger Agreement. Capitalized terms not otherwise defined in this opinion have the meaning given them in the Merger Agreement. Unless otherwise stated, for purposes of this opinion, other than Exhibit A to the Merger Agreement and the Company Disclosure Letter, the term “Merger Agreement” does not include any exhibits, schedules or other attachments thereto.
          In connection with the opinions expressed herein, we have made such examination of matters of law and of fact as we considered appropriate or advisable for purposes hereof. As to matters of fact material to the opinions expressed herein, we have relied upon the representations and warranties as to factual matters contained in and made by the Company pursuant to the Merger Agreement, a certificate of certain officers of the Company (the “Officers’ Certificate”) and other certificates and statements of government officials. We have also examined originals or copies of such corporate documents or records of the Company as we have considered appropriate for the opinions expressed herein. We have assumed for the purposes of this opinion that the signatures on documents and instruments examined by us are authentic, that each document is what it purports to be, and that all documents submitted to us as copies or facsimiles conform with the originals, which facts we have not independently verified. We have not conducted a docket search in any jurisdiction with respect to litigation that may be pending against the Company or any of its officers or directors or undertaken any further inquiry other than as stated herein. In addition, we have reviewed the following agreements entered into in connection with the aforesaid transaction:
(i)	the Merger Agreement;

(ii)	the Certificate of Merger to be filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”); and

(iii)	the Company’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”) and the Company’s Bylaws, as amended (collectively, the “Governing Documents”).
          The documents described in (i) and (ii) above are collectively referred to as the “Transaction Documents.”
          In rendering this opinion we have also assumed that (A) the Transaction Documents have been duly and validly executed and delivered by you and the parties thereto (other than the Company); (B) you and each party to the Transaction Documents (other than the Company) had the power, legal competence and capacity to enter into and perform all of such party’s obligations thereunder, (C) the representations and warranties made in the Merger Agreement by you and the other parties thereto (other than the Company) are true and correct; (D) there are no facts or circumstances relating to you or the other parties to the Transaction Documents (other than the Company) that may prevent the parties from enforcing any of the rights to which our opinion relates; and (E) there are no extrinsic agreements or understandings among the parties to the Transaction Documents that would modify or interpret the terms of the Transaction Documents or the respective rights or obligations of the parties thereunder.
          In rendering the opinion as to the good standing of the Company and Subsidiary set forth in paragraph 1 below, we have relied exclusively on certificates of public officials.
          We express no opinion as to matters governed by any laws other than the laws, rules and regulations of the State of California, the federal law of the United States and the Delaware General Corporation Law which in our experience are normally applicable to transactions of the type contemplated by the Merger Agreement (“Applicable Laws”), without our having made any special investigation as to the applicability of any specific law, rule or regulation, and which are not the subject of a specific opinion herein referring expressly to a particular law or laws. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof.

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          Where statements in this opinion are qualified by the term “material,” “materially” or “Material Adverse Effect,” those statements involve judgments and opinions as to the materiality or lack of materiality of any matter to the Company or its business, assets, condition (financial or otherwise) or results of operations that are entirely those of the Company and its officers, after having been advised by us as to the legal effect and consequences of such matters.
          We note that the parties to the Merger Agreement have designated the laws of the State of Delaware as the laws governing the Merger Agreement. Our opinion in paragraph 3 below as to the validity, binding effect and enforceability of the Merger Agreement is premised upon the result that would be obtained if a California court were to apply the internal laws of the State of California to the interpretation and enforcement of the Merger Agreement (notwithstanding the designation therein of the laws of the State of Delaware).
          In connection with our opinions in paragraph 5 and paragraph 6 below, the term “Governmental Entity” shall mean any court, governmental or regulatory body, administrative agency or commission organized under Applicable Law.
     In connection with our opinion expressed in paragraph 6 below, we have relied solely upon the Officers’ Certificate, which we have not independently verified.
          In connection with our opinion in paragraph 7 below, we have examined the Governing Documents, the stock record books and journals of the Company in our possession, the Company’s stock certificate books and the Company’s minute books in our possession. The Company has represented to us that these records are complete and accurate and constitute all of the Company’s documents with respect to the issuance of shares of its capital stock, options, warrants or other rights to purchase shares of its capital stock. We have also relied on the Company’s representations to us as to the nature of the consideration received for such shares. We have also relied on the Company’s representation to us that the information expressed in paragraph 7 below with respect to the shares of capital stock, options, warrants or other rights is true and complete. The Company acquired InBone, Inc. (“OldCo”) in April 2007 (and after the acquisition changed its name to “InBone, Inc.”) through the issuance of Common Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock. We did not serve as legal counsel or transfer agent to OldCo and our opinion in paragraph 7 below is made on the basis that we have not verified the outstanding capitalization of OldCo at the time of the acquisition. In addition, although we have no knowledge that the information provided by the Company as to shares of capital stock, options, warrants or other rights reflected in paragraph 7 is incorrect, based on the examination referred to above and subject to the preceding sentence, we are not in a position to verify its accuracy or completeness, other than to say that our records are not inconsistent with such information.
          As used in this opinion, the expression “we are not aware” or the phrase “to our knowledge” means as to matters of fact that, based on the actual knowledge of current attorneys

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within this firm that have handled matters for the Company and after an examination of documents referred to herein and after inquiries of certain officers of the Company in the Officer Certificate, we find no reason to believe that the opinions expressed are factually incorrect, but beyond that we have made no factual investigation for the purposes of rendering this opinion. Specifically, but without limitation, we have made no inquiries of securities holders or employees (other than obtaining representations from certain officers of the Company in the Officer Certifiacte) of the Company. No inference as to our knowledge of the existence or absence of any facts should be drawn from the fact of our representation of the Company or the rendering of the opinions below. Moreover, we have not, for purposes of our opinion in paragraph 6 below, searched computerized or electronic databases or the docket of any court, governmental agency or regulatory body or other filing office in any jurisdiction.
          Our opinion in paragraph 3 below does not opine as to the execution, delivery or enforceability of any agreement or contract listed on Exhibit A of the Merger Agreement or the Company Disclosure Letter.
          Based upon our examination of and reliance upon the foregoing and subject to the limitations, exceptions, qualifications and assumptions set forth below and except as set forth in the Company Disclosure Schedule, we are of the opinion that as of the date hereof:
     The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business as a foreign corporation under the laws of the State of California. The Company has all requisite corporate power and authority necessary to own, operate and lease its properties and to carry on its business, to our knowledge, as now being conducted. The Subsidiary is a corporation validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority necessary to own, operate and lease its properties and, to our knowledge, to carry on its business as now being conducted.
     The Company has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under the Merger Agreement and to consummate the Merger and the other transactions contemplated thereby. The execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved and authorized by the Board of Directors and the stockholders of the Company, and no other corporate proceedings on the part of the Company are necessary for the execution, delivery and performance by the Company of the Merger Agreement and the performance by the Company of its obligations thereunder.
     Each of the Transaction Documents has been duly and validly executed and delivered by the Company and constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

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     The execution, delivery, and performance of the Transaction Documents will not, as of the Closing, result in (i) a violation of the Company’s Governing Documents or (ii) a material violation of any Applicable Laws.
     No consent, approval, order, notice, permit, authorization from, or registration, declaration or filing with, any Governmental Entity is required to be made or obtained for the execution and delivery by the Company of the Merger Agreement or the consummation by the Company of the transactions contemplated thereby that are to be consummated as of, or immediately prior to, the Effective Time, except (a) for filing of the Certificate of Merger in accordance with the Delaware General Corporation Law and (b) such other immaterial consents, approvals, orders, authorizations, registrations, declarations and filings with a Governmental Entity, if any, that if not made or obtained by the Company would not prohibit consummation of the Merger.
     To our knowledge, there is no action, suit, proceeding, inquiry, claim, charge, arbitration or investigation pending against the Company before any Governmental Entity, nor to our knowledge, has any such action, suit, proceeding, inquiry, claim, charge, arbitration or investigation been threatened. To our knowledge, there is no judgment, decree, injunction, rule or order of any Governmental Entity outstanding against the Company that prohibits, restrains, or enjoins, or that seeks to materially alter or delay, the Merger or any of the transactions contemplated by the Merger Agreement.
     Immediately prior to the Effective Time and assuming the conversion of all outstanding shares of the Company’s Preferred Stock into Common Stock, the authorized capital stock of the Company consists of 18,250,000 shares of Common Stock, par value $0.001 per share, 14,705,770 of which are issued and outstanding, and 10,000,000 shares of Preferred Stock, par value $0.001 per share, none of which are issued and outstanding. All of such issued and outstanding shares of Company Common Stock are duly authorized and validly issued and, to our knowledge, fully paid and nonassessable. To our knowledge, except as described above or as set forth in Section 2.2 of the Merger Agreement or the Company Disclosure Schedule, there are no other presently outstanding preemptive rights, options, warrants, conversion privileges or rights to purchase from the Company any of the authorized but unissued stock of the Company.
     Upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the Merger will become effective in accordance with the Delaware General Corporation Law.

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          Our opinions expressed above are specifically subject to the following limitations, exceptions, qualifications and assumptions:
               We express no opinion as to the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including, without limitation, the effect of statutory or other law regarding fraudulent conveyances and preferential transfers.
               We express no opinion as to the Company’s compliance or noncompliance with applicable federal or state antifraud or antitrust statutes, laws, rules and regulations, including, without limitation, the HSR Act, or the accuracy and completeness of the information provided by the Company to the stockholders of the Company in connection with the Merger.
               Limitations imposed by state law, federal law or general equitable principles upon the specific performance of any of the remedies, covenants or other provisions of any applicable agreement and upon the availability of injunctive relief or other equitable remedies, regardless of whether enforcement of any such agreement is considered a proceeding in equity or at law.
               The effect of court decisions, invoking statutes or principles of equity, which have held that certain covenants and provisions of agreements are unenforceable where enforcement of such covenants or provisions under the circumstances would violate the enforcing party’s implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material.
               The effect of Section 1670.5 of the California Civil Code or any other California law, Delaware law, federal law or equitable principle which provides that a court may refuse to enforce, or may limit the application of, a contract or any clause thereof which the court finds to have been unconscionable at the time it was made or contrary to public policy.
               The unenforceability under certain circumstances of provisions expressly or by implication waiving broadly or vaguely stated rights, unknown future rights, or defenses to obligations or rights granted by law, when such waivers are against public policy or prohibited by law.
               The unenforceability under certain circumstances of provisions to the effect that rights or remedies are not exclusive, that rights or remedies may be exercised without notice, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, that election of a particular remedy or remedies does not preclude recourse to one or more remedies, or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.
               The unenforceability under certain circumstances of provisions indemnifying a party against, or requiring contributions towards, that party’s liability for its own wrongful or negligent acts, or where indemnification or contribution is contrary to public policy or applicable securities laws.

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               We express no opinion as to the enforceability of any provision in the Transaction Documents that purport to establish evidentiary standards or to make determinations conclusive, that purport to select a forum or manner for adjudication or resolution of disputes, or that purport to waive any party’s rights to adjudicate a claim or dispute through a jury trial.
               We express no opinion as to the enforceability of any provisions concerning any voting agreement or obligation to vote with respect to the Company’s capital stock.
               Any provisions of the Transaction Documents requiring that waivers must be in writing may not be binding or enforceable if a non-executory oral agreement has been created modifying any such provision or an implied agreement by trade practice or course of conduct has given rise to a waiver.
               We express no opinion as to whether the members of the Company’s Board of Directors have complied with their fiduciary duties in connection with the authorization and performance of the Transaction Documents.
               We have assumed that the Merger Agreement, and the transactions contemplated thereby, were fair and reasonable to the Company at the time of their authorization by the Company’s Board of Directors and stockholders within the meaning of Section 144 of the Delaware General Corporation Law.
               We express no opinion as to the effect of judicial decisions, that may permit the introduction of extrinsic evidence to modify the terms or the interpretation of the Transaction Documents.
               We have assumed and express no opinion with respect to the accuracy and completeness of representations and warranties of the Company set forth in the Merger Agreement.
               We express no opinion as to the tax or accounting consequences of the Merger or the other transactions contemplated by the Transaction Documents under applicable Federal, state and local income tax laws and regulations

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          This opinion is rendered as of the date first written above solely for your benefit in connection with the Merger Agreement and may not be delivered to, quoted or relied upon by any person other than you, or for any other purpose, without our prior written consent. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

Very truly yours, GUNDERSON DETTMER STOUGH VILLENEUVE FRANKLIN & HACHIGIAN, LLP

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